Execution Version

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of July 19, 2022
______________________________________________________________________________

DXP ENTERPRISES, INC.,
DXP HOLDINGS, INC.,
APO PUMPS & COMPRESSORS, LLC,
TOTAL EQUIPMENT COMPANY,
CARTER & VERPLANCK, LLC and
CISCO AIR SYSTEMS, INC.,
as U.S. Borrowers

DXP CANADA ENTERPRISES LTD.,
INDUSTRIAL PARAMEDIC SERVICES LTD.,
HSE INTEGRATED LTD., and
NATIONAL PROCESS EQUIPMENT INC.,
as Canadian Borrowers

THE OTHER PERSONS PARTY HERETO FROM TIME TO TIME,
as Guarantors
______________________________________________________________________________

BANK OF AMERICA, N.A.,
as Agent

and

CERTAIN FINANCIAL INSTITUTIONS,
as Lenders
______________________________________________________________________________

BANK OF AMERICA, N.A.,
as Sole Lead Arranger and Sole Bookrunner
______________________________________________________________________________

BANK OF MONTREAL, CHICAGO BRANCH,

as Documentation Agent

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14.16 Patriot Act Notice	157
14.17 Canadian Anti-Money Laundering Legislation	157
14.18 Acknowledgement Regarding Any Supported QFCs	157
14.19 NO ORAL AGREEMENT	158
14.20 Existing Loan Agreement	158
14.21 Electronic Execution; Electronic Records; Counterparts	159

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LIST OF EXHIBITS AND SCHEDULES
Exhibit A    Form of Assignment
Exhibit B-1    U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit B-2    U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit B-3    U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit B-4    U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For     U.S. Federal Income Tax Purposes)
Exhibit C    Form of Swingline Loan Notice

Schedule 1.1(a)    U.S. Revolver Commitments of Lenders
Schedule 1.1(b)    Canadian Revolver Commitments of Lenders
Schedule 1.1(c)    Closing Date Immaterial Domestic Subsidiaries
Schedule 1.1(d)    U.S. Issuing Bank’s Subline
Schedule 1.1(e)    Canadian Issuing Bank’s Subline
Schedule 1.1(f)    Closing Date Guarantors
Schedule 1.1(g)    Existing Letters of Credit
Schedule 7.3    Pledged Equity Interests and Pledged Debt
Schedule 7.4.1    Commercial Tort Claims
Schedule 8.6    Deposit Accounts
Schedule 8.6(a)    Wells Fargo Cash Management
Schedule 8.7.1(a)    U.S. Collateral Locations
Schedule 8.7.1(b)    Canadian Collateral Locations
Schedule 9.1.4    Material Debt and Liabilities
Schedule 9.1.17    Capital Structure
Schedule 9.1.18    Names, Locations of Business and Offices and Capital Structure
Schedule 9.1.20    Intellectual Property
Schedule 9.1.23(a)    Filing Offices
Schedule 10.1.18    Post-Closing Undertakings
Schedule 10.2.1(i)    Closing Date Borrowed Money
Schedule 10.2.2(d)    Existing Liens
Schedule 10.2.4    Investments

v

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LOAN AND SECURITY AGREEMENT
THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of July 19, 2022 (this “Agreement”), among DXP ENTERPRISES, INC., a Texas corporation (the “Company”), DXP HOLDINGS, INC., a Texas corporation (“DXP Holdings”), APO PUMPS & COMPRESSORS, LLC, a Delaware limited liability company (“APO”), TOTAL EQUIPMENT COMPANY, a Pennsylvania corporation (“Total”), CARTER & VERPLANCK, LLC, a Florida limited liability company (“Carter”), CISCO AIR SYSTEMS, INC., a California corporation (“Cisco”, together with the Company, DXP Holdings, APO, Total and Carter, collectively, the “U.S. Borrowers” and each a “U.S. Borrower”), DXP CANADA ENTERPRISES LTD., a corporation organized under the laws of British Columbia, Canada, (“DXP Canada”), INDUSTRIAL PARAMEDIC SERVICES LTD., a corporation amalgamated under the laws of Alberta, Canada (“IPS”), HSE INTEGRATED LTD., a corporation amalgamated under the laws of Alberta, Canada (“HSE”) and NATIONAL PROCESS EQUIPMENT INC., a corporation incorporated under the laws of Alberta, Canada (“NAT”, together with DXP Canada, HSE and IPS, collectively, the “Canadian Borrowers” and each a “Canadian Borrower” and together with the U.S. Borrowers and any other Persons party to this Agreement from time to time as Borrowers pursuant to Section 10.1.13, the “Borrowers” and each a “Borrower”), the other Persons party to this Agreement from time to time as Guarantors (as defined herein), the financial institutions party to this Agreement from time to time as Lenders, BANK OF AMERICA, N.A., a national banking association, as Agent for the Lenders and collateral agent for the Secured Parties.
R E C I T A L S:
The Borrowers, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent are parties to that certain Loan and Security Agreement, dated as of August 29, 2017 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement”).
The Borrowers, Agent and Lenders have agreed, subject to the terms of this Agreement, to amend and restate the Existing Loan Agreement in its entirety to read as set forth herein, and it has been agreed by the parties hereto that the loans and other Obligations outstanding under the Existing Loan Agreement (the “Existing Obligations”) shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained herein. All Existing Obligations are and shall continue to be (and all Obligations incurred pursuant hereto shall be) secured by, among other things, the Collateral (as defined herein), and shall be guaranteed pursuant to the Guaranties.
It is the intent of the parties hereto that the execution and delivery of this Agreement, which is made for the purposes described in the foregoing Recitals, shall not effectuate a novation of any of the obligations and indebtedness under the Existing Loan Agreement or any of the other Loan Documents under the Existing Loan Agreement, or a release or discharge of any of the Existing Obligations, but rather a substitution of certain of the terms governing the payment and performance of such obligations and indebtedness.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties hereto hereby agree to amend and restate the Existing Loan Agreement, and the Existing Loan Agreement is hereby amended and restated in its entirety, the Lenders agree to provide the credit facility on the terms and conditions set forth in this Agreement, and the parties hereto agree as follows:
SECTION 1.DEFINITIONS; RULES OF CONSTRUCTION
1.1Definitions. As used herein, the following terms have the meanings set forth below:
“ABL Priority Collateral”: as defined in the Intercreditor Agreement.
“Account”: as defined in the UCC or the PPSA, as applicable, including all rights to payment for goods sold or leased, or for services rendered.
“Account Debtor”: a Person obligated under an Account, Chattel Paper or General Intangible.

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“Acquisition”: a transaction or series of transactions resulting in the (a) acquisition of a business, division, line of business or all or substantially all assets of a Person; (b) record or beneficial ownership of more than 50% of the Equity Interests of a Person; or (c) merger, consolidation, amalgamation or combination of a Borrower or a Subsidiary with another Person.
“Additional Issuing Bank”: any financial institution that is a Lender acceptable to Agent in consultation with Borrower Agent to issue one or more Letters of Credit hereunder, provided that such financial institution consents to becoming an Additional Issuing Bank and provided, further that such financial institution shall become a party to this Agreement in the capacity as a Canadian Issuing Bank or U.S. Issuing Bank, as the case may be, by executing a joinder agreement in form and substance reasonably satisfactory to Agent and signed by Borrower Agent, the Additional Issuing Bank and Agent.
“Adjustment”: as defined in Section 3.6.
“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate”: with respect to a specified Person, any branch of such Person or any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
“Affiliate Transaction”: as defined in Section 10.2.9.
“Agent”: Bank of America and Bank of America (Canada), as applicable, in its capacity as collateral agent and administrative agent for itself and the other Secured Parties, together with any successor agent appointed pursuant to Section 12.8.
“Agent Indemnitees”: Agent and its officers, directors, employees, Affiliates, agents and attorneys.
“Agent Professionals”: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by any Agent.
“Agreement”: this Loan and Security Agreement.
“Agreement Currency”: as defined in Section 1.5.
“Allocable Amount”: as defined in Section 5.11.3(b).
“Allocated U.S. Availability”: as defined in Section 2.1.9.
“Allocated U.S. Availability Reduction”: as defined in Section 2.1.9.
“Anti-Corruption Laws”: all laws and published rules and regulations of any jurisdiction applicable to the Borrowers or their Subsidiaries from time to time which concern or relate to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officers Act (Canada) and, if applicable, the U.K. Bribery Act.
“Anti-Terrorism Law”: any anti-terrorism, anti-money laundering, anti-terrorist financing, economic or trade sanctions and “know your client” laws or published policies, regulations or rules, including the Patriot Act, the Proceeds of Crime Act and the Criminal Code (Canada).

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“Applicable Law”: any and all laws and published rules, regulations and governmental guidelines applicable to any Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, ordinances, judgments, orders and decrees of Governmental Authorities.
“Applicable Lenders”: (a) with respect to Canadian Borrower, the Canadian Lenders and (b) with respect to the U.S. Borrowers, the U.S. Lenders.
“Applicable Margin”: with respect to any Type of Loan and any other Obligations specified below, the respective margin set forth below, based on the Borrowers’ average daily Total Availability (calculated as the arithmetic means of daily Total Availability) expressed as a percentage of the Commitments determined as of the most recent determination date:

Level	Average Daily Total Availability	CDOR Loans and Term SOFR Loans and Letter of Credit Fees	Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans
I	> 50%	1.25%	0.25%
II	≥ 30% but < 50%	1.50%	0.50%
III	< 30%	1.75%	0.75%

As of the Closing Date, the Applicable Margin shall be determined as if Level I were applicable. Thereafter, the Applicable Margin shall be subject to increase or decrease by Agent on the first day of the calendar month following each Fiscal Quarter end. If Agent is unable to calculate average daily Total Availability for a Fiscal Quarter due to Borrowers’ failure to deliver any Borrowing Base Report when required hereunder, then, at the option of Agent or the Required Lenders, the Applicable Margin shall be determined as if Level III were applicable until its receipt of such Borrowing Base Report.
“Approved Fund”: any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities and that is administered or managed by a Lender, an entity that administers or manages a Lender or an Affiliate of either.
“Asset Disposition”: a non-ordinary course sale, lease (as lessor), license, consignment, transfer or other disposition of Property by any Obligor or any Subsidiary, including, without limitation, (a) any disposition in connection with a sale-leaseback transaction or synthetic lease and (b) disposal of any property, business, or asset pursuant to a Division.
“Assignment”: an assignment and acceptance agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise reasonably satisfactory to Agent.
“Availability Reallocation Date”: as defined in Section 2.1.9.
“Availability Reserve”: the Canadian Availability Reserve or the U.S. Availability Reserve, as the context requires.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law , regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,

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Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America”: Bank of America, N.A., a national banking association, and its successors and permitted assigns, and including its global branches and affiliates.
“Bank of America (Canada)”: Bank of America, N.A. (acting through its Canada branch) and its successors and assigns.
“Bank of America Indemnitees”: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.
“Bank Product”: any of the following products, services or facilities extended to any Obligor by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card, purchase cards and merchant card services; and (d) leases and other banking products or services, other than Letters of Credit.
“Bankruptcy Code”: Title 11 of the United States Code.
“Base Rate”: Canadian Base Rate and/or U.S. Base Rate, as the context requires.
“Base Rate Loan”: Canadian Base Rate Loan and/or U.S. Base Rate Loan, as the context requires.
“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party: an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“BIA”: Bankruptcy and Insolvency Act (Canada) (or any successor statute), as amended from time to time and includes all regulations thereunder.
“Board of Governors”: the Board of Governors of the Federal Reserve System.
“Borrowed Money”: with respect to any Person, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Person or (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments; (b) Capital Leases; (c) reimbursement obligations with respect to drawn letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.
“Borrower” and “Borrowers”: as defined in the preamble to this Agreement; provided, that any Borrower that ceases to be a Wholly-Owned Subsidiary of the Company shall no longer be a Borrower and, for the avoidance of doubt, shall be excluded from the Borrowing Base.
“Borrower Agent”: as defined in Section 4.4.
“Borrower Group”: (a) the Canadian Borrowers or (b) the U.S. Borrowers, as the context requires.
“Borrower Group Commitment”: with respect to the commitment of (a) a Canadian Lender, its Canadian Revolver Commitment and (b) a U.S. Lender, its U.S. Revolver Commitment. The term “Borrower Group Commitments” means (i) the Borrower Group Commitment of all Canadian Lenders or (ii) the Borrower Group Commitment of all U.S. Lenders, as the context requires. To the extent any

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Lender has more than one Borrower Group Commitment, each such Commitment shall be considered as a separate Commitment for purposes of this definition.
“Borrower Materials”: Borrowing Base Reports, Compliance Certificates, Payment Conditions Certificates and other information, reports, financial statements (other than projections and any other forward-looking statements) and other materials delivered by Borrowers hereunder, as well as other Reports and information provided by Agent to Lenders.
“Borrowing”: a group of Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.
“Borrowing Base”: (a) the Canadian Borrowing Base and/or (b) the U.S. Borrowing Base, as the context requires. The Borrowing Base shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Agent, and Reserves established from time to time in accordance with the terms of this Agreement. In connection with any Acquisition, the Borrowers may submit a Borrowing Base Certificate reflecting a calculation of the Borrowing Base that includes Eligible Accounts and Eligible Inventory acquired in connection with such Acquisition (the “Acquired Eligible Accounts” and the “Acquired Eligible Inventory”, respectively) and, from and after the Acquisition Date (as defined below), the Borrowing Base hereunder shall be calculated giving effect thereto; provided that prior to the completion of a field examination and inventory appraisal with respect to such Acquired Eligible Accounts and Acquired Eligible Inventory, from the date such Acquisition is consummated (the “Acquisition Date”) until the date that is 90 days after the Acquisition Date, the aggregate amount of Acquired Eligible Accounts and Acquired Eligible Inventory included in the Borrowing Base prior to the completion of a field examination and inventory appraisal with respect thereto, shall not exceed $10,000,000. From the 91st day following the Acquisition Date (or such later date as the Agent may agree) with respect to any applicable Acquired Eligible Accounts and Acquired Eligible Inventory, the Borrowing Base shall be calculated without reference to such Acquired Eligible Accounts and the Acquired Eligible Inventory until a field examination and inventory appraisal has been completed with respect to such assets; it being understood and agreed that (x) no Default or Event of Default shall result from any failure to complete and deliver such inventory appraisal and field examination on or prior to the dates indicated above and (y) the performance of such inventory appraisal and field examination on the Acquired Eligible Accounts and Acquired Eligible Inventory shall not count toward the limitations on the number of inventory appraisals and field examinations contained in Section 10.1.1(b).
“Borrowing Base Report”: a report of the Borrowing Base by the Borrowers, in form reasonably satisfactory to Agent.
“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and New York, and if such day relates to a Canadian Revolver Loan or a Canadian Letter of Credit, the term shall also exclude any day on which banks in Toronto, Ontario, Canada are not open for the transaction of banking business.
“Canadian Accounts Formula Amount”: the Dollar Equivalent amount equal to 85% of the Value of Canadian Eligible Accounts.
“Canadian Availability”: the Canadian Borrowing Base minus Canadian Revolver Usage.
“Canadian Availability Reserves”: the sum (without duplication) of (a) the Canadian Inventory Reserve; (b) the Canadian Rent and Charges Reserve; (c) the Canadian Bank Product Reserve; (d) the Canadian Priority Payables Reserve; (e) the Canadian Dilution Reserve; (f) the aggregate amount of liabilities secured by Liens upon the ABL Priority Collateral of the Canadian Borrowers that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom) and (g) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time with respect to the Collateral or the Canadian Borrowing Base, in the case of clauses (a)-(d), without duplication of any reductions or eligibility exclusions applicable to Canadian Eligible Accounts, Canadian Eligible Inventory or any other reserves.

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“Canadian Bank Product Reserve”: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations of the Canadian Domiciled Obligors.
“Canadian Base Rate”: for any day, the greater of (a) the per annum rate of interest designated by Bank of America (acting through its Canada branch) from time to time as its base rate for commercial loans made by it in U.S. Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; (b) the Federal Funds Rate for such day, plus 0.50% per annum; or (c) Term SOFR for a one-month interest period as of such day, plus 1.00%; provided, that in no event shall the Canadian Base Rate be less than zero. Any change in such rate shall take effect at the opening of business on the applicable Business Day.
“Canadian Base Rate Loan”: a Canadian Revolver Loan funded in U.S. Dollars and bearing interest calculated by reference to the Canadian Base Rate.
“Canadian Borrower” and “Canadian Borrowers”: as defined in the preamble to this Agreement.
“Canadian Borrowing Base”: on any date of determination, an amount equal to the lesser of (a) the Canadian Revolver Commitments; and (b) the sum of the Canadian Accounts Formula Amount, plus the Canadian Inventory Formula Amount, plus 100% of the US Dollar Equivalent of Canadian Eligible Cash, plus Allocated U.S. Availability, minus the Canadian Availability Reserve.
“Canadian Cash Collateral Account”: a demand deposit, money market or other account established by Agent at Bank of America (Canada) or at such other financial institution as Agent may select in its discretion, exercised in good faith, which account shall be subject to a Lien in favor of Agent securing the Canadian Facility Obligations.
“Canadian Defined Benefit Pension Plan”: a Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).
“Canadian Dilution Reserve”: the aggregate amount of reserves, as established by Agent from time to time in its Permitted Discretion, in an amount equal to the Value of the Canadian Eligible Accounts multiplied by 1.0% for each percentage point (or portion thereof) that the Canadian Domiciled Obligors’ Dilution Percent exceeds 5.0%.
“Canadian Dollars” or “Cdn$”: the lawful currency of Canada.
“Canadian Domiciled Obligor”: Canadian Borrower and each Canadian Subsidiary now or hereafter party hereto as an Obligor, and “Canadian Domiciled Obligors” means all such Persons, collectively.
“Canadian Dominion Account”: each deposit account established by a Canadian Borrower at Bank of America (Canada) or another bank acceptable to Agent, over which Agent has exclusive or springing control pursuant to a Deposit Account Control Agreement; provided that such deposit account is a collection account and not also an operating or disbursement account.
“Canadian Eligible Account”: an Account owing to a Canadian Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in U.S. Dollars or Canadian Dollars and is deemed by Agent, in its Permitted Discretion, to be a Canadian Eligible Account. Without limiting the foregoing, no Account shall be an Canadian Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date (or, in the case of the supply chain services business, unpaid for more than 60 days after the original due date , or more than 120 days after the original invoice date); (b) 50% or more of the Accounts owing by the Account Debtor are either (1) not Canadian Eligible Accounts under the foregoing clause (a) or (2) not U.S. Eligible Accounts of such Account Debtor under clause (a) of the definition thereof; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 20% (or such higher percentage as Agent may establish for such Account Debtor from time to time in its discretion) of the aggregate

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Canadian Eligible Accounts and the aggregate U.S. Eligible Accounts of such Account Debtor (provided that only the amount in excess of 20% (or in excess of such higher percentage (if any)) with respect to such Account Debtor shall be deemed ineligible); (d) it does not conform in any material respect with the representations set forth in Section 9.1.6; (e) subject to rights of setoff, or is otherwise reasonably determined by the Agent to be subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance; provided that the portion of such Account that is not subject to offset, counter-claim or other such defense shall not be excluded from Eligible Account); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent (other than Accounts approved by Agent in its discretion, exercised in good faith, owing to a Canadian Borrower pursuant to an order granting critical vendor status to a Canadian Borrower), or, to the knowledge of the Borrowers, is subject to any Sanction or on any specially designated nationals list maintained by OFAC; or a Canadian Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process (unless such Account is guaranteed or supported by a guarantor or support provider reasonably acceptable to Agent, on such terms as a reasonably acceptable to Agent); provided that for greater certainty, the Agent confirms that Export Development Canada is an acceptable guarantor of Canadian Eligible Accounts; (g) the goods are not sent to an address in or the services are not rendered in the United States or Canada or, in each case, are not billed to an address in the United States or Canada (unless otherwise agreed by Agent); (h) it is owing by a Governmental Authority, unless the Account Debtor is (i) the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act, (ii) the government of Canada or a province or territory thereof, and the Account has been assigned to Agent in compliance with the Financial Administration Act (or similar Applicable Law of such province or territory) or (iii) any state or local, provincial or territorial subdivision of the United States or Canada, or any department, agency or instrumentality thereof, and the Account has been assigned to the Agent in compliance with all Applicable Laws; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (other than Liens permitted by clauses (g) or (h) of Section 10.2.2 and inchoate Liens permitted by Section 10.2.2 that are at all times junior to Agent’s Liens); (j) the goods giving rise to it have not been delivered to the Account Debtor (except in connection with a bill-and-hold instruction by the applicable Account Debtor to hold such goods in form and substance reasonably acceptable to Agent), or the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale (other than with respect to progress payments); (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended beyond the periods specified in clause (a) above or the Account Debtor has made a partial payment other than a progress payment (solely with respect to the invoice relating to such Account); (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold (other than as permitted by clause (j) above), sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or (p) it has not been billed or is not evidenced by an invoice. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days (or 120 days in the case of the supply chain services business) old will be excluded.
“Canadian Eligible Cash”: cash and Cash Equivalents of a Canadian Borrower held in a blocked account maintained with Agent or another financial institution acceptable to Agent, and in which Agent, for the benefit of the Canadian Facility Secured Parties, has a first priority perfected security interest, which provides for, inter alia (i) the sole dominion and control of Agent over such blocked account, and (ii) Agent to be required to consent to and execute withdrawals and transfers from such blocked account after any request by the applicable Canadian Borrower only so long as after giving effect to such withdrawal or transfer, so long as (1) no Canadian Overadvance exists and Canadian Revolver Usage does not exceed the Canadian Borrowing Base at such time, (2) after giving effect to such withdrawal or transfer, no Default is continuing or would result therefrom and (3) such Canadian Borrower delivers a written request therefor to Agent at least three (3) Business Days prior thereto, certifying to the satisfaction of condition in clauses (1) and (2).

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“Canadian Eligible Inventory”: Inventory owned by a Canadian Borrower that Agent, in its Permitted Discretion deems to be Canadian Eligible Inventory. Without limiting the foregoing, no Inventory shall be Canadian Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute repossessed goods; (e) meets all applicable standards imposed by any Governmental Authority, has not been acquired from a Person subject to any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants, representations and warranties contained in Sections 8.4.3 and 9.1.21; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than Liens permitted by clauses (g) or (h) of Section 10.2.2 and inchoate Liens permitted by Section 10.2.2 that are at all times junior to Agent’s Liens); (h) is within the continental United States or Canada, is not in transit except between locations of Borrowers and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Canadian Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; (l) is reflected in the details of a current perpetual inventory report; and (m) is located at any location at which the aggregate book value of Inventory at any such location (as reflected in the current perpetual inventory report) is greater than Dollar Equivalent of $50,000 (unless otherwise determined by Agent it its Permitted Discretion).
“Canadian Employee Plan”: any employee benefit plan, policy, program, agreement or arrangement, including retirement, pension, profit sharing, employment, bonus or other incentive compensation, retention, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, accident, sick leave, vacation, loans, salary continuation, hospitalization, dental, health, disability, life insurance, educational assistance or other fringe benefit or perquisite plan, policy, agreement which is or was sponsored, maintained or contributed to by, or required to be contributed to by, a Canadian Domiciled Obligor, or with respect to which a Canadian Domiciled Obligor has, or could reasonably be expected to have, any obligation or liability, contingent or otherwise with any employee or former employee, but excluding the Canada Pension Plan, Quebec Pension Plan and any provincial or federal program providing health benefits, employment insurance or workers’ compensation benefits.
“Canadian Facility Collateral”: Collateral that now or hereafter secures (or is intended to secure) any of the Canadian Facility Obligations, including Property of the Canadian Facility Guarantors pledged to secure the Canadian Facility Obligations under their guarantee of the Canadian Facility Obligations.
“Canadian Facility Guarantor”: each U.S. Facility Guarantor, each Canadian Subsidiary (other than an Excluded Subsidiary), including, without limitation, any Canadian Subsidiary that is a general partner of any such Canadian Subsidiary organized as a limited partnership, and each other Subsidiary (other than an Excluded Subsidiary) that guarantees payment and performance of any Canadian Facility Obligations.
“Canadian Facility Obligations”: all Obligations of the Canadian Domiciled Obligors (but excluding, for the avoidance of doubt, the U.S. Facility Obligations).
“Canadian Facility Obligors”: the Canadian Borrowers and the Canadian Facility Guarantors.
“Canadian Facility Secured Parties”: Agent, Canadian Issuing Bank, Canadian Lenders and Secured Bank Product Providers of Bank Products to Canadian Domiciled Obligors.
“Canadian Inventory Formula Amount”: the Dollar Equivalent amount equal to the lesser of (a) 65% of the Value of Canadian Eligible Inventory; and (b) 85% of the NOLV Percentage of the value of Canadian Eligible Inventory, plus the Dollar Equivalent amount equal to the least of (x) 20% of the cost of Inventory owned by a Canadian Borrower that is work-in-process or slow-moving but otherwise

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would be Canadian Eligible Inventory, (y) 85% of the NOLV Percentage of the value of Inventory owned by a Canadian Borrower that is work-in-process or slow-moving but otherwise would be Canadian Eligible Inventory and (z) $7,500,000.
“Canadian Inventory Reserve”: reserves established by Agent in its Permitted Discretion to reflect factors that may negatively impact the Value of Inventory owned by a Canadian Borrower, including change in salability, obsolescence, theft, imbalance, change in composition or mix, and vendor chargebacks.
“Canadian Issuing Bank”: (a) Bank of America (Canada), any Affiliate thereof that agrees to issue Canadian Letters of Credit, (b) any Additional Issuing Bank, in each case, in its capacity as issuer of Canadian Letters of Credit hereunder, (c) any replacement issuer appointed pursuant to Section 2.3.4, or (d) collectively, all of the foregoing. For the avoidance of doubt, references to “Issuing Bank” in Section 13.1 and Section 14.1 shall include Canadian Issuing Banks within the meaning specified in clause (d) of the foregoing sentence. Except as provided in the immediately preceding sentence, any reference to “Canadian Issuing Bank” herein shall be to the applicable Canadian Issuing Bank, as appropriate.
“Canadian Issuing Bank Indemnitees”: Canadian Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.
“Canadian Issuing Bank’s Subline”: on any date of determination, as to any Canadian Issuing Bank, the amount set forth under the caption “Canadian Issuing Bank’s Subline” opposite such Canadian Issuing Bank’s name on Schedule 1.1(e) hereto, or, as the case may be, opposite such caption in executing a joinder agreement by Borrower Agent, the Additional Issuing Bank and Agent pursuant to which a financial institution becomes a party to this Agreement in the capacity as a Canadian Issuing Bank.
“Canadian LC Application”: an application by Borrower Agent to the Canadian Issuing Bank for issuance of a Canadian Letter of Credit, in form and substance reasonably satisfactory to the Canadian Issuing Bank. In the event of any conflict between the terms of any Canadian LC Application and this Agreement, the terms of this Agreement shall govern.
“Canadian LC Conditions”: the following conditions necessary for issuance of a Canadian Letter of Credit: (a) each of the conditions set forth in Section 6.2 has been satisfied; (b) after giving effect to such issuance, total Canadian LC Obligations do not exceed the Canadian Letter of Credit Subline, Canadian LC Obligations with respect to each Canadian Issuing Bank do not exceed such Canadian Issuing Bank’s Subline, no Canadian Overadvance exists and Canadian Revolver Usage does not exceed the Canadian Borrowing Base; (c) the Canadian Letter of Credit and payments thereunder are denominated in Canadian Dollars, U.S. Dollars or other currency satisfactory to Agent and the applicable Canadian Issuing Bank; and (d) the form of the proposed Canadian Letter of Credit is reasonably satisfactory to Agent and the Canadian Issuing Bank. Additionally, no Canadian Issuing Bank shall have any obligation to issue a Letter of Credit if (i) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain such Canadian Issuing Bank from issuing such Letter of Credit, or any law applicable to such Canadian Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Canadian Issuing Bank shall prohibit or request that such Canadian Issuing Bank refrain from the issuance of letters of credit generally or such Canadian Letter of Credit in particular or (ii) the issuance of such Canadian Letter of Credit would violate one or more policies of such Canadian Issuing Bank applicable to letters of credit generally.
“Canadian LC Documents”: all documents, instruments and agreements (including Canadian LC Requests and Canadian LC Applications) delivered by a Canadian Borrower or any other Person to a Canadian Issuing Bank or Agent in connection with any Canadian Letter of Credit.
“Canadian LC Obligations”: the Dollar Equivalent of the sum (without duplication) of (a) the aggregate amount of any unreimbursed drawings under Canadian Letters of Credit; and (b) the Stated Amount of all outstanding Canadian Letters of Credit.

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“Canadian LC Request”: a request for issuance of a Canadian Letter of Credit, to be provided by a Canadian Borrower or Borrower Agent on behalf of a Canadian Borrower to a Canadian Issuing Bank, in form reasonably satisfactory to Agent and such Canadian Issuing Bank.
“Canadian Lenders”: Each Lender that has provided a Canadian Revolver Commitment or, if the Canadian Revolver Commitments have been terminated, that has a Canadian Revolver Loan or a participation in any Canadian LC Obligation.
“Canadian Letter of Credit”: any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance or similar instrument issued by a Canadian Issuing Bank for the account of a Canadian Domiciled Obligor.
“Canadian Letter of Credit Subline”: on any date of determination, $5,000,000.
“Canadian Multi-Employer Plan”: each multi-employer plan, within the meaning of the Regulations under the Income Tax Act (Canada).
“Canadian Overadvance”: as defined in Section 2.1.5.
“Canadian Overadvance Loan”: a Loan made to Canadian Borrowers when a Canadian Overadvance exists or is caused by the funding thereof.
“Canadian Overnight Rate”: for any day, the rate of interest charged by the Bank of Canada on one-day loans to financial institutions for such day.
“Canadian Pension Plan”: a “registered pension plan,” as defined in the Income Tax Act (Canada) and any other pension plan maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Canadian Subsidiary in respect of its Canadian employees or former employees, excluding, for greater certainty, a Canadian Multi-Employer Plan.
“Canadian Prime Rate”: for any day, the greatest of (a) the per annum rate of interest designated by Bank of America, N.A. (acting through its Canada branch) from time to time as its prime rate for commercial loans made by it in Canada in Canadian Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate and (b) CDOR Rate for a one month interest period as of such day, plus 1.00%; provided, that in no event shall the Canadian Prime Rate be less than zero. Any change in such rate shall take effect at the opening of business on the applicable Business Day.
“Canadian Prime Rate Loan”: a Canadian Revolver Loan funded in Canadian Dollars and bearing interest calculated by reference to the Canadian Prime Rate.
“Canadian Priority Payables Reserve”: on any date of determination, a reserve in such amount as Agent may determine in its Permitted Discretion which reflects amounts secured by any Liens, choate or inchoate arising under Applicable Law, which rank or are capable of ranking in priority to or pari passu with Agent’s and/or the Secured Parties’ Liens, including, without limitation, any such amounts due and not paid for wages, severance pay or vacation pay (including amounts protected by the Wage Earner Protection Program Act (Canada)), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), sales tax, goods and services tax, value added tax, harmonized tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar applicable provincial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes, all amounts currently or past due and not contributed, remitted or paid to any Canadian Pension Plan or under the Canada Pension Plan or the PBA, and any amounts representing any unfunded liability, solvency deficiency or wind up deficiency with respect to any Canadian Pension Plan.

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“Canadian Protective Advances”: as defined in Section 2.1.6.
“Canadian Reimbursement Date”: as defined in Section 2.3.2.
“Canadian Rent and Charges Reserve”: the Dollar Equivalent of the aggregate of (a) all past due rent and other amounts owing by a Canadian Facility Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to two months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.
“Canadian Revolver Commitment”: for any Canadian Lender, its obligation to make Canadian Revolver Loans and to issue Canadian Letters of Credit, in the case of Canadian Issuing Bank, or participate in Canadian LC Obligations, in the case of the other Canadian Lenders, to the Canadian Borrowers up to the maximum principal amount shown on Schedule 1.1(b), as hereafter modified pursuant to Section 2.1.4, Section 2.1.7 or Section 2.1.8 or an Assignment to which it is a party. “Canadian Revolver Commitments” means the aggregate amount of such commitments of all Canadian Lenders.
“Canadian Revolver Commitment Termination Date”: the earliest to occur of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor), (b) the date on which the Canadian Borrowers terminate the Canadian Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the Canadian Revolver Commitments are terminated pursuant to Section 11.2.
“Canadian Revolver Loan”: a Loan made by Canadian Lenders to Canadian Borrower pursuant to Section 2.1.1(b), which Loan shall, if denominated in Canadian Dollars, be either a CDOR Loan or a Canadian Prime Rate Loan and, if denominated in U.S. Dollars, shall be either a Canadian Base Rate Loan or a Term SOFR Loan, in each case as selected by Canadian Borrower or Borrower Agent, and including any Canadian Swingline Loan, Canadian Overadvance Loan or Canadian Protective Advance.
“Canadian Revolver Usage”: the Dollar Equivalent of an amount equal to (a) the aggregate principal amount of outstanding Canadian Revolver Loans; plus (b) the aggregate Stated Amount of outstanding Canadian Letters of Credit (except to the extent Cash Collateralized by the Canadian Borrowers) and, without duplication, the aggregate amount of all unreimbursed drawings under Canadian Letters of Credit.
“Canadian Security Agreement”: this Agreement, each general security agreement, any confirmation of security and any related documents among any Canadian Domiciled Obligor and Agent.
“Canadian Subsidiary”: each Subsidiary incorporated or organized under the laws of Canada or any province or territory of Canada.
“Canadian Swingline Lender”: Bank of America (Canada) or an Affiliate of Bank of America (Canada) that agrees to extend Canadian Swingline Loans, in its capacity as lender of Canadian Swingline Loans hereunder.
“Canadian Swingline Loan”: any Borrowing of Swingline Loans by a Canadian Borrower funded with Canadian Swingline Lender’s funds pursuant to Section 4.1.3, until such Borrowing is settled among Canadian Lenders or repaid by Canadian Borrower.
“Canadian Swingline Sublimit”: on any date of determination, an amount equal to $5,000,000.
“Canadian Unused Line Fee Rate”: a per annum rate equal to (i) 0.375%, if Canadian Revolver Usage was less than 30% of the Canadian Revolver Commitments during the preceding calendar quarter (including the most recently ended calendar quarter under the Existing Loan Agreement), or (ii) 0.250%, if Canadian Revolver Usage was equal to 30% or more than 30% of the Canadian Revolver Commitments during such quarter.

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“Capital Expenditures”: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, repairs, replacements, expansions, substitutions or additions thereto with a useful life of more than one year.
“Capital Lease”: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash Collateral”: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.
“Cash Collateral Account”: the Canadian Cash Collateral Account and/or the U.S. Cash Collateral Account, as the context requires.
“Cash Collateralize”: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 102% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), in an amount equal to Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.
“Cash Equivalents”: (a) direct obligations of the United States or Canada or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one (1) year from the date of acquisition thereof; (b) deposits maturing within one (1) year from the date of acquisition thereof with, including certificates of deposit issued by, any Lender or any office located in the United States or Canada of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively or, in the case of any Foreign Subsidiary, a bank organized in a jurisdiction in which the Foreign Subsidiary conducts operations having assets in excess of $500,000,000; (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) hereof, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (d) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) hereof; and (f) deposits in money market funds investing exclusively in Investments described in clauses (a) through (e) hereof.
“Cash Management Services”: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
“CCAA”: Companies’ Creditors Arrangement Act (Canada), (or any successor statute), as amended from time to time, and includes all regulations thereunder.
“CDOR Loan”: a Canadian Revolver Loan funded in Canadian Dollars and bearing interest calculated by reference to the CDOR Rate.
“CDOR Rate”: on any day the annual rate of interest which is the rate determined as being the average of the quotations of all financial institutions listed in respect of the rate for Canadian Dollar bankers' acceptances for the relevant period displayed and identified as such on the "Reuters Screen CDOR Page" (as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time) as of 10:00 a.m. Toronto, Ontario local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Agent after 10:00 a.m. Toronto, Ontario local time to reflect any error in a posted rate of interest or in the posted average annual rate of interest with notice of such adjustment in reasonable detail evidencing the basis for such determination being concurrently provided to the Borrower). If such rates are not available on the

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Reuters Screen CDOR Page on any particular day, then the CDOR Rate on that day shall be the rates applicable to Canadian Dollar bankers' acceptances for the relevant period quoted for customers in Canada by the Agent as of 10:00 a.m. Toronto, Ontario local time on such day; or if such day is not a Business Day, then on the immediately preceding Business Day, provided further that at no time shall the "CDOR Rate" be less than 0.
“CERCLA”: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
“CFC”: a “controlled foreign corporation” within the meaning of section 957 of the Code.
“CFC Holdco”: any direct or indirect U.S. Subsidiary that has no material assets other than the Equity Interests in and, if any, indebtedness of, (a) one or more Subsidiaries that are not U.S. Subsidiaries or (b) other CFC Holdcos.
“Change in Law”: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.
“Change of Control”: the occurrence of one or more of the following events:
(a)any sale, lease, transfer, conveyance or other disposition (in one transaction or a series of related transactions) of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement) unless immediately following such sale, lease, transfer, conveyance or other disposition in compliance with this Agreement such properties or assets are owned, directly or indirectly, by (i) the Company or a Subsidiary of the Company or (ii) a Person controlled by the Company or a Subsidiary of the Company;
(b)the approval by the holders of Equity Interests of the Company of any plan or proposal for the liquidation or dissolution of the Company;
(c)the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the Equity Interests of the Company by any Person or Group that, as a result of such acquisition, either
(i)beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, more than 50% of the Company’s then outstanding Voting Stock, or
(ii)otherwise has the ability to elect, directly or indirectly, a majority of the members of the board of directors of the Company, including, without limitation, by the acquisition of revocable proxies for the election of directors;
(d)during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to the board of directors or whose nomination for election by the shareholders (or members, as applicable) of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office;

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(e)a “change in control”, “change of control offer” or any comparable term under, and as defined in, the Term Loan Credit Agreement; or
(f)(i) the Company ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in any Guarantor, or (ii) the sale or transfer of all or substantially all assets of an Obligor, except to another Obligor; except that, in the case of either of the preceding clauses (i) or (ii), if the transaction giving rise to such occurrence was not prohibited by a Loan Document.
“Claims”: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), (b) any action taken or omitted to be taken in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
“Closing Date”: as defined in Section 6.1.
“CME”: CME Group Benchmark Administration Limited.
“Code”: the United States Internal Revenue Code of 1986.
“Collateral”: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations (it being understood that Collateral shall not include any Excluded Property).
“Collateral Reporting Trigger Period”: the period (a) commencing on the day that an Event of Default occurs or Total Availability is less than the greater of (i) $10,625,000 and (ii) 12.5% of the Line Cap then in effect; and (b) continuing until the day (i) Total Availability has been greater than the greater of (A) $10,625,000 and (B) 12.5% of the Line Cap then in effect and (ii) no Default has occurred and is continuing, in the case of each of the clauses (b)(i)(A), (b)(i)(B) and (b)(ii), for a period of 30 consecutive calendar days.
“Commitment”: for any Lender, the aggregate amount of such Lender’s Borrower Group Commitment. “Commitments” means the aggregate amount of all Borrower Group Commitments, which amount shall on the Closing Date be equal to $135,000,000 (which represents the sum of (a) $10,000,000 in respect of the Canadian Revolver Commitments and (b) $125,000,000 in respect of the U.S. Revolver Commitments).
“Commitment Reallocation”: as defined in Section 2.1.8(a).
“Commitment Reallocation Consent”: as defined in Section 2.1.8(b).
“Commitment Reallocation Date”: as defined in Section 2.1.8(a).
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Communication”: this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

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“Company”: as defined in the introductory paragraph hereto.
“Compliance Certificate”: a certificate, in form reasonably satisfactory to Agent, by which Borrowers (a) calculate the Fixed Charge Coverage Ratio for the applicable date (regardless of whether compliance with the Fixed Charge Coverage Ratio for the applicable date is tested for such period) and, if a Covenant Trigger Period is in effect, certify as to compliance with Section 10.3, and (b) lists any office or place of business that was opened or was closed during the period covered by the certificate.
“Conforming Changes”: with respect to use, administration of or conventions associated with SOFR, Term SOFR or any proposed Successor Rate, as applicable, any conforming changes to the definitions of Base Rate, SOFR, Term SOFR and Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of Business Day and U.S. Government Securities Business Day, timing of borrowing requests or prepayment, conversion or continuation notices, and length of lookback periods) as may be appropriate, in Agent's discretion, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Agent determines is reasonably necessary in connection with the administration of any Loan Document).
“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.
“Consolidated”: when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated Cash Interest Expense”: Consolidated Interest Expense excluding any amount described in clause (a) of the definition thereof and any amount not payable in cash (including any interest payable-in-kind).
“Consolidated Interest Expense”: for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Company and the Consolidated Subsidiaries for such period, whether paid or accrued, including to the extent included in interest expense under GAAP: (a) amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Agreements; (b) any interest expense on Debt of another Person that is guaranteed by the Company or any Consolidated Subsidiary or secured by a Lien on assets of the Company or any Consolidated Subsidiary (whether or not such guarantee or Lien is called upon); (c) capitalized interest and (d) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under synthetic leases allocable to interest expense whether or not the same constitutes interest expense under GAAP.
“Consolidated Net Income”: for any period of determination, the aggregate of the net income (or loss) of the Company and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Company or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Company and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Company or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Applicable Law applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) any non-

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cash gains or losses during such period, including any under ASC 718 or ASC 815 and (d) any non-cash gains or losses attributable to writeups or writedowns of assets.
“Consolidated Secured Debt”: as of any date of determination, Consolidated Total Debt which is secured by a Lien on Property of an Obligor.
“Consolidated Subsidiaries”: each Subsidiary of the Company (whether now existing or hereafter created or acquired) the financial statements of which shall be consolidated with the financial statements of the Company in accordance with GAAP.
“Consolidated Total Debt”: as of any date of determination, (a) the aggregate stated balance sheet amount of all Borrowed Money of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, minus (b) the aggregate amount of Unrestricted Cash (not to exceed $150,000,000) included in the consolidated balance sheet of the Company and its Subsidiaries as of such date.
“Contingent Obligation”: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
“Control”: with respect to a specified form of Investment Property of a Canadian Domiciled Obligor, “control” as defined in sections 23 through 26 of the STA as applicable to such form of Investment Property.
“Covenant Trigger Period”: the period (a) commencing on the day that Total Availability is less than the greater of (i) $8,500,000 and (ii) 10.0% of the Line Cap then in effect; and (b) continuing until the day (i) Total Availability has been greater than the greater of (A) $8,500,000 and (B) 10.0% of the Line Cap then in effect and (ii) no Default has occurred and is continuing, in the case of each of the clauses (b)(i)(A), (b)(i)(B) and (b)(ii), for a period of 90 consecutive calendar days.
“Covered Entity”: any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party”: as defined in Section 14.18.
“Credit Party”: as defined in Section 12.16.
“CWA”: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
“Daily Simple SOFR”: with respect to any applicable determination date, the secured overnight financing rate published on the FRBNY website (or any successor source satisfactory to Agent).
“Debt”: for any Person, the sum of the following (without duplication): (a) all obligations of such Person for Borrowed Money, reimbursement obligations of such Person in respect of issued and

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outstanding letters of credit and Hedging Agreements entered into by such Person; (b) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (c) all obligations of such Person under synthetic leases; (d) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person and, if not so assumed, to the extent of the lesser of (i) the amount of such Debt and (ii) the fair market value of such Property; (e) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (g) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (h) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by Applicable Law but only to the extent of such liability; (i) Disqualified Capital Stock issued by such Person; and (j) all Contingent Obligations of such Person.
“Debtor Relief Laws”: the Bankruptcy Code, the BIA, the Winding-Up and Restructuring Act (Canada), the CCAA and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws (including under corporate statutes or any law of any jurisdiction permitting a debtor to obtain a stay or compromise of the claims of its creditors against it) of the United States, Canada, states, provinces or territories thereof or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Deed of Movable Hypothec”: any deed of hypothec granted pursuant to the Civil Code of Quebec by a Canadian Domiciled Obligor.
“Default”: any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate”: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.0% plus the interest rate otherwise applicable thereto, and with respect to the fee payable pursuant to Section 3.2.2 herein as provided in the last sentence thereof.
“Default Right”: has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender”: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or Canada or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate, disavow, disaffirm or otherwise to reject such Lender’s agreements.
“Deposit Account”: (a) any “deposit account” as such term is defined in Article 9 of the UCC and in any event shall include all accounts and sub-accounts relating to any of the foregoing and (b) with respect to any such Deposit Account located outside of the U.S., any bank account with a deposit function.

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“Deposit Account Control Agreement”: control agreement reasonably satisfactory to Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Agent’s Lien on such account.
“Designated Jurisdiction”: a country or territory that is the subject of a Sanction.
“Dilution Percent”: the percent, determined for the U.S. Borrowers’ or the Canadian Borrowers’ (as applicable) most recently completely 12-month period, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts owing to the U.S. Borrowers or the Canadian Borrowers (as applicable), divided by (b) gross sales of the U.S. Borrowers or the Canadian Borrowers (as applicable).
“Discharge of Term Obligations”: as defined in the Intercreditor Agreement.
“Disqualified Capital Stock”: any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the later of (a) the Maturity Date and (b) the latest maturity of the Term Loans at the date of issuance of such Equity Interest.
“Disqualified Institution”: (a) any banks, financial institutions and institutional investors and competitors of the Company and Subsidiaries identified by the Company to the Lead Arranger by name in writing on or prior to June 9, 2022, (b) any competitors of the Company or any of its Subsidiaries identified by the Borrower Agent to the Lead Arranger by name in writing on or prior to June 9, 2022, or to Agent and Lenders on or from time to time after the Closing Date and (c) any affiliates of the foregoing that are (i) identified by name by the Borrower Agent to Agent and Lenders from time to time in writing or (ii) readily identifiable solely on the basis of similarity of their names; provided that (A) “Disqualified Institutions” under clause (b) or (c) shall not include any bona fide diversified debt fund or a diversified investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course; (B) Agent shall not have any responsibility for monitoring compliance with any provisions of this Agreement with respect to Disqualified Institutions and (z) updates to the Disqualified Institution schedule shall not retroactively invalidate or otherwise affect any (1) assignments or participations made to, (2) any trades entered into with or (3) information provided to any Person before it was designated as a Disqualified Institution. It is acknowledged and agreed by the Borrowers that the identity of Disqualified Institutions will be made available to the Lenders.
“Distribution”: any payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
“Dividing Person”: as defined in the definition of “Division.”
“Division”: the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor”: any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.  A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

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“Document”: as defined in the UCC (and/or, to the extent the PPSA applies, a “document of title” as defined in the PPSA) or any other Applicable Law, as applicable.
“Dollar Equivalent”: on any date, with respect to any amount denominated in U.S. Dollars, such amount in U.S. Dollars, and with respect to any stated amount in a currency other than U.S. Dollars, the amount of U.S. Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Spot Rate to obtain the stated amount of the other currency.
“Dominion Account”: with respect to (a) the Canadian Borrowers, each Canadian Dominion Account and (b) the U.S. Borrowers, each U.S. Dominion Account.
“Drawing Document”: any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.
“EBITDA”: for any period of determination, the sum of (without duplication), the following determined on a consolidated basis:
(g)Consolidated Net Income during such period; plus
(h)to the extent deducted from Consolidated Net Income in such period: (i) income tax expense, (ii) franchise tax expense, (iii) Consolidated Interest Expense, (iv) amortization and depreciation during such period, (v) all non-cash charges and adjustments, (vi) non-recurring cash expenses related to the Transactions, and (vii) solely for the purposes of calculating the Fixed Charge Coverage Ratio, one time integration costs, facility consolidation and closing costs, severance costs and expenses and compensation costs in connection with any Permitted Acquisition in an aggregate amount not to exceed the lesser of (A) 10% of EBITDA for the most recently completed four Fiscal Quarter period and (B) $5,000,000 for the most recently completed four Fiscal Quarter period.
provided, that if the Company or any Consolidated Subsidiary shall acquire (including in connection with any Permitted Acquisition) or dispose of any Property during such period (other than (A) pursuant to clauses (a), (b), (d) and (e) of Section 10.2.8 and (B) acquisitions and dispositions of Equipment in the Ordinary Course of Business), then EBITDA shall be calculated, with such calculation in form and substance reasonably satisfactory to Agent, after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.
“EEA Financial Institution”: (a) any credit institution or investment firm established in an EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy”: as defined in Section 14.21.
“Electronic Record” and “Electronic Signature”: shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Accounts”: the Canadian Eligible Accounts and/or U.S. Eligible Accounts, as the context requires.

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“Eligible Assignee”: a Person that is (a) a Lender (except for any Defaulting Lender), Affiliate of a Lender (except for any Affiliate of a Defaulting Lender) or Approved Fund (except for any Approved Fund managed by any Defaulting Lender or by any Affiliate of a Defaulting Lender); (b) if such Person is to hold Canadian Facility Obligations, a Qualified Lender, (c) any other assignee approved by Agent and, so long as no Event of Default has occurred and is continuing, Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within ten Business Days after notice of the proposed assignment is given to Borrower Agent); and (d) during an Event of Default, any Person acceptable to Agent in its discretion; provided, that no Disqualified Institution shall be an Eligible Assignee.
“Eligible Inventory”: the Canadian Eligible Inventory and/or U.S. Eligible Inventory, as the context requires.
“Enforcement Action”: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, action in an Obligor’s Insolvency Proceeding or otherwise).
“Environmental Laws”: any and all Applicable Laws (including orders-in-council, programs, permits and guidance promulgated by Governmental Authorities thereunder) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including Environmental Protection Act (Canada), CERCLA, RCRA and CWA.
“Environmental Notice”: a notice (whether written or, to any Borrower’s knowledge, oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
“Environmental Permit”: any permit, registration, license, notice, approval, consent, exemption, variance, spill or response plan, or other authorization required under or issued pursuant to applicable Environmental Laws.
“Equity Interest”: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company or unlimited liability company; or (d) other Person having any other form of equity security or ownership interest.
“ERISA”: the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate”: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event”: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal by an Obligor or ERISA Affiliate from a Multiemployer Plan; (d) filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a distress termination under Section 4041(c) of ERISA, or the institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that any Pension Plan is considered in at-risk status and subject to at-risk requirements in the Pension Funding Rules or a Multiemployer Plan is in endangered or critical status and subject to the requirements for Plans in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable

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requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default”: as defined in Section 11.1.
“Excepted Liens”: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being Properly Contested; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being Properly Contested; (c) landlord’s liens, maritime liens, liens granted under storage contracts, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case arising in the Ordinary Course of Business or incident to the operation and maintenance of Properties each of which is in respect of obligations that are not delinquent or which are being Properly Contested; (d) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors and no such deposit account is intended by any Borrower or any Subsidiaries to provide collateral to the depository institution; (e) easements, zoning restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of any Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines or distribution lines, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by any Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (f) Liens on cash or securities pledged to secure performance of tenders, stay, customs, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature, in each case incurred in the Ordinary Course of Business, (g) Liens arising out of any conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced unless any such action to enforce is effectively stayed or enjoined and (i) Liens (if any) identified on Schedule 10.2.2(d)1, together with any renewals, extensions and replacements thereof (provided that (i) the Property covered thereby is not increased and (ii) the amount secured or benefited thereby is not increased); provided, further that Liens described in clauses (a) through (d), (f), (h) and (i) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced (unless any such action to enforce has been effectively stayed or enjoined) and no intention to subordinate the first priority Lien granted in favor of Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.
“Exchange Act”: Securities Exchange Act of 1934 and any successor statute thereto, in each case as amended from time to time.
“Excluded Account”: as defined in Section 8.6(a).
“Excluded Canadian Property”: with respect to any Canadian Facility Obligor:
(i)(i) any lease, license or other agreement to which a Canadian Domiciled Obligor is a party or any of its rights or interests thereunder to the extent and for so long as the grant of a Lien thereon by such Obligor shall constitute or result in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract or agreement, and (ii) any Property subject to a purchase
1 NTD: subject to review of schedule.

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money security interest to the extent and for so long as the terms of the agreement governing such security interest prohibit or make void or unenforceable the grant of a Lien thereon by such Obligor, in each case except to the extent any of the foregoing is rendered ineffective, or is otherwise unenforceable, pursuant to Section 41(7) of the PPSA or any other Applicable Law;
(j)any Property to the extent and for so long as the grant of a Lien thereon by any Canadian Facility Obligor is prohibited or made void or unenforceable pursuant to Applicable Law;
(k)any leasehold interests in Real Estate or any other rights or interests to any leased Real Estate;
(l)any rights or interests in any owned Real Estate;
(m)any Equity Interests or Equity Interest Equivalents of any Person that is not a Wholly-Owned Subsidiary of the Company to the extent a lien on such Equity Interests is prohibited by such Person’s Organic Documents;
(n)any Vehicles owned by an Obligor;
(o)deposit accounts solely for the purpose of payroll and withholding tax and other fiduciary deposit accounts;
(p)Equity Interests in captive insurance Subsidiaries;
(q)intent to use trademark applications; and
(r)other Property to the extent Agent determines that the cost of obtaining perfecting a lien or security interest therein is excessive in relation to the benefit afforded to the Lenders thereby;
provided that, in any event, the proceeds received by any Canadian Domiciled Obligor from the sale, transfer or other disposition of any Excluded Canadian Property shall only constitute Excluded Canadian Property if such proceeds meet any of the requirements set forth in clauses (a) through (j) above.
“Excluded Property”: the Excluded Canadian Property and/or Excluded U.S. Property, as the context requires.
“Excluded Subsidiaries”: each of the following:
(s)Immaterial Subsidiaries;
(t)any Subsidiary that is prohibited by Applicable Law or regulation or contractual obligation from providing a guaranty (provided that such contractual obligation exists on the Closing Date or at the time such Subsidiary becomes a Subsidiary of a U.S. Borrower or Canadian Borrower, as applicable, and was not incurred in contemplation thereof) or that would require Governmental Approvals in order to provide such guaranty (unless such Governmental Approvals have been obtained);
(u)with respect to the U.S. Facility Obligations only, (i) any CFC Holdco and (ii) for as long as owned, directly or indirectly, by a CFC, CRS Technologies, Inc., a Michigan corporation (it being understood and agreed that no non-U.S. Subsidiary will be permitted to form or acquire U.S. Subsidiaries after the Closing Date);
(v)captive insurance Subsidiaries;
(w)any U.S. Subsidiary or Canadian Subsidiary, as applicable, acquired by the Borrowers that, at the time of the relevant acquisition, is an obligor in respect of assumed Debt permitted by the Loan Documents to the extent (and for so long as) the documentation governing the applicable

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assumed Debt prohibits such Subsidiary from providing a guaranty; provided that the relevant restriction was not entered into in contemplation of the relevant acquisition;
(x)any Subsidiary that is neither a U.S. Subsidiary nor a Canadian Subsidiary; or
(y)any Subsidiary to the extent that the burden or cost of providing a guaranty outweighs the benefit afforded thereby as reasonably determined in writing by Agent and the Borrower Agent.
“Excluded Swap Obligation”: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b)  U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower Agent under Section 13.4) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately prior to such assignment or to such Lender immediately prior to its change in Lending Office, (c) Canadian federal withholding Taxes (i) imposed on a payment or deemed payment to a Lender by reason of the Borrower not dealing at arm’s length (as defined for the purposes of the Income Tax Act (Canada) (the “Tax Act”)) with such Lender at the time of making such payment or deemed payment or (ii) imposed on a payment or deemed payment to a Lender by reason of such Lender being a “specified shareholder” of the Borrower (within the meaning of subsection 18(5) of the Tax Act) at the time of payment or deemed payment, or by reason of such Lender not dealing at arm’s length (as defined for the purposes of the Tax Act) with a “specified shareholder” of the Borrower at the time of payment or deemed payment, (d) Taxes attributable to such Recipient’s failure to comply with Section 5.10 and (e) any U.S. federal withholding Taxes imposed under FATCA.
“Excluded U.S. Property”: with respect to any U.S. Facility Obligor:
(z)(i) any lease, license or other agreement to which a U.S. Domiciled Obligor is a party or any of its rights or interests thereunder to the extent and for so long as the grant of a Lien thereon by such Obligor shall constitute or result in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract or agreement, and (ii) any Property subject to a purchase money security interest to the extent and for so long as the terms of the agreement governing such security interest prohibit or make void or unenforceable the grant of a Lien thereon by such Obligor, in each case except to the extent any of the foregoing is rendered ineffective, or is otherwise unenforceable, pursuant to Section 9-406, 9-407, 9-408, or 9-409 of the UCC or any other Applicable Law;
(aa)any property to the extent and for so long as the grant of a Lien thereon by any U.S. Domiciled Obligor is prohibited or made void or unenforceable pursuant to Applicable Law;
(ab)any leasehold interests in Real Estate or any other rights or interests to any leased Real Estate;

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(ac)any rights or interests in any owned Real Estate;
(ad)any Equity Interests or Equity Interest Equivalents of any Person that is not a Wholly-Owned Subsidiary of the Company to the extent a lien on such Equity Interests is prohibited by such Person’s Organic Documents;
(ae)any Voting Stock of any Foreign Subsidiary of such U.S. Facility Obligor other than up to 65% of the voting power of all Voting Stock outstanding of any First Tier Foreign Subsidiary of such U.S. Facility Obligor;
(af)any Vehicles owned by an Obligor with a book value of less than $2,500,000 in the aggregate for all such Vehicles;
(ag)deposit accounts solely for the purpose of payroll and withholding tax and other fiduciary deposit accounts;
(ah)Equity Interests in captive insurance Subsidiaries;
(ai)intent to use trademark applications; and
(aj)other Property to the extent Agent determines that the cost of obtaining perfecting a lien or security interest therein is excessive in relation to the benefit afforded to the Lenders thereby;
provided that, in any event, the proceeds received by any U.S. Domiciled Obligor from the sale, transfer or other disposition of any Excluded U.S. Property shall only constitute Excluded U.S. Property if such proceeds meet any of the requirements set forth in clauses (a) through (k) above.
“Executive Order”: Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.
“Existing Letter of Credit”: each letter of credit set forth on Schedule 1.1(g).
“Existing Loan Agreement”: as defined in the recitals.
“Extraordinary Expenses”: all costs, expenses or advances that Agent may incur while an Event of Default is continuing, or during the pendency of an Insolvency Proceeding of an Obligor, including those incurred by Agent during such period relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of Taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and reasonable and documented standby fees, legal fees and expenses, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
“FATCA”: Sections 1471 through 1474 of the Code (including any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such

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Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“FCA”: as defined in Section 3.6.2.
“Federal Funds Rate”: for any day, the per annum rate calculated by FRBNY based on such day's federal funds transactions by depository institutions (as determined in such manner as FRBNY shall set forth on its public website from time to time) and published on the next Business Day by FRBNY as the federal funds effective rate; provided, that in no event shall the Federal Funds Rate be less than zero.
“Financial Administration Act”: Financial Administration Act (Canada) and all regulations and schedules thereunder.
“Financial Reporting Trigger Period”: the period (a) commencing on the day Total Availability is less than the greater of (i) $10,625,000 and (ii) 12.5% of the Line Cap then in effect; and (b) continuing until the day Total Availability has been greater than the greater of (i) $10,625,000 and (ii) 12.5% of the Line Cap then in effect, in the case of each of the clauses (b)(i) and (b)(ii), for a period of 45 consecutive calendar days.
“First Tier Foreign Subsidiary”: any Foreign Subsidiary that is a CFC and the Equity Interests of which are owned directly by any US Facility Obligor.
“Fiscal Quarter”: each period of three months, commencing on the first day of a Fiscal Year.
“Fiscal Year”: the fiscal year of the Company and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.
“Fixed Charge Coverage Ratio”: the ratio, determined on a consolidated basis for the Company and its Consolidated Subsidiaries for the most recently completed four-Fiscal Quarter or, during the Financial Reporting Trigger Period, for the most recently completed 12-month period, of (a) EBITDA minus Capital Expenditures (excluding (i) those financed or funded with Borrowed Money (other than Loans), (ii) the portion thereof funded with the Net Proceeds from Asset Dispositions of Equipment or Real Estate which Borrowers are permitted to reinvest pursuant to the Term Loan Credit Agreement and (iii) the portion thereof funded with the Net Proceeds of casualty insurance or condemnation awards in respect of any Equipment and Real Estate which Borrowers are not required to use to prepay the Loans pursuant to the Term Loan Credit Agreement or with the proceeds of casualty insurance or condemnation awards in respect of any other Property) minus cash taxes paid (net of cash tax refunds received during such period), to (b) Fixed Charges.
“Fixed Charges”: the sum of Consolidated Cash Interest Expense, scheduled principal payments made on Borrowed Money, and Distributions (other than Upstream Payments) paid in cash.
“Floating Rate Loan”: a Base Rate Loan or a Canadian Prime Rate Loan.
“Flood Disaster Protection Act”: the federal Flood Disaster Protection Act of 1973.
“Flood Laws”: (a) the National Flood Insurance Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and (d) all other applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders relating to flood matters, in each case, as now or hereafter in effect or any successor statute thereto.
“FLSA”: the Fair Labor Standards Act of 1938.

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“Foreign Lender”: (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Foreign Plan”: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States or Canada (or any province or territory thereof); or (b) mandated by a government other than the United States or Canada (or any province of territory thereof) for employees of any Obligor or Subsidiary, including, in each such case, any plan or arrangement administered or maintained by a Governmental Authority.
“Foreign Subsidiary”: any Subsidiary other than a U.S. Subsidiary.
“Fronting Exposure”: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.
“FRBNY”: the Federal Reserve Bank of New York.
“FSCO”: The Financial Services Commission of Ontario or like body in Canada or in any other province or territory or jurisdiction of Canada with whom a Canadian Pension Plan or Canadian Multi-Employer Plan is required to be registered in accordance with Applicable Law and any other Governmental Authority succeeding to the functions thereof.
“Full Payment”: with respect to any Obligations (other than Secured Bank Product Obligations), (a) the full cash payment thereof (other than inchoate or contingent obligations for which no claim has been asserted), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature (other than inchoate or contingent obligations for which no claim has been asserted), Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral) or other arrangements acceptable to the applicable Issuing Bank. No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans have expired or been terminated.
“GAAP”: generally accepted accounting principles in effect in the United States from time to time.
“General Intangibles”: as defined in the UCC (and/or, to the extent the PPSA applies, an “intangible” as defined in the PPSA) or any other Applicable Law, as applicable.
“Governmental Approvals”: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
“Governmental Authority”: the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state or local, provincial or territorial, municipal, foreign or other governmental department, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies, such as the European Union or the European Central Bank).
“Guarantors”: Canadian Facility Guarantors and U.S. Facility Guarantors; the Guarantors as of the Closing Date are those entities indicated as such on Schedule 1.1(f) .
“Guaranty”: the guaranty of each U.S. Domiciled Obligor set forth in Section 5.11 and the guaranty of each Canadian Domiciled Obligor set forth in Section 5.12.
“Hazardous Material”: any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct,

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substance or waste defined as or included in the definition or meaning of “hazardous substance, “ “hazardous material, “ “hazardous waste, “ “solid waste, “ “toxic waste, “ “extremely hazardous substance,” “toxic substance, “ “contaminant, “ “pollutant, “ or words of similar meaning or import found in any applicable Environmental Law; (b) hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes, to the extent any of the foregoing are present in quantities or concentrations prohibited under applicable Environmental Laws.
“Hedging Agreement”: a “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.
“Hedging Termination Value”: in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined by the counterparties to such Hedging Agreements.
“Immaterial Subsidiary”: any Subsidiary (other than any Borrower or any Subsidiary that holds any Equity Interest in any Borrower) that (i) had no more than 5% of the Consolidated total assets and generated no more than 5% of the Consolidated revenues of the Company and its Subsidiaries as reflected in the most recent financial statements delivered pursuant to Section 10.1.2(a), 10.1.2(b) or 10.1.2(c) prior to such date and (ii) has been designated as an “Immaterial Subsidiary” by the Company in the manner provided below; provided that, if at any time, the total assets or total revenues of the Immaterial Subsidiaries, taken as a whole, as of the last day of the Company’s most recently ended Fiscal Quarter shall be greater than 10% of the Consolidated total assets or 10% the Consolidated total revenues of the Company and its Subsidiaries on such date, then the Company shall take such actions necessary, including causing an Immaterial Subsidiary to become an Obligor and grant security interests pursuant to Section 10.1.13, to ensure that the total assets and the total revenues of the remaining Immaterial Subsidiaries, taken as a whole, would not constitute greater than 10% of the Consolidated total assets or 10% of the Consolidated total revenues of the Company and its Subsidiaries at such time. The Company may from time to time designate any Subsidiary (including a newly-created or newly-acquired Subsidiary) as an Immaterial Subsidiary by delivering to Agent an officer’s certificate making such designation and confirming that (x) such Subsidiary meets the requirements set forth in this definition and (y) immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing. All of the Immaterial Subsidiaries as of the Closing Date are listed on Schedule 1.1(c) and designated thereon as Immaterial Subsidiaries. Notwithstanding the foregoing or anything in any Loan Document to the contrary, no Subsidiary that guarantees the Term Loans shall constitute an Immaterial Subsidiary.
“Increase Effective Date”: as defined in Section 2.1.7.
“Incremental Debt”: at any time, all Incremental Notes and Incremental Term Loans.
“Incremental Debt Cap”: as determined with respect to any Incremental Debt to be incurred, an amount equal to the sum of (a) $52,500,000 and (b) (i) if such Incremental Debt is (or is intended to be) secured, an additional amount if, after giving effect to the incurrence of such Incremental Debt, any acquisition consummated in connection therewith and Consolidated Secured Debt and Consolidated Total Debt, as applicable, on the date of determination, the Secured Leverage Ratio (as defined by the Term Loan Credit Agreement) is equal to or less than 3.75 to 1.00 on a pro forma basis and (ii) if such Incremental Debt consists of Incremental Notes and is unsecured, an additional amount if, after giving effect to the incurrence of such Incremental Debt and any acquisition consummated in connection therewith, the Total Leverage Ratio (as defined by the Term Loan Credit Agreement) is equal to or less than 4.00 to 1.00 on a pro forma basis.
“Incremental Notes”: as defined in Section 10.2.1(n).

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“Incremental Term Loan”: as defined in the Term Loan Credit Agreement.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment on account of any Obligation pursuant to the Loan Documents; and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees”: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.
“Industrial Design License”: any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any Industrial Design, now or hereafter owned by any Obligor or that any Obligor otherwise has the right to license, is in existence, or granting to any Obligor any right to make, use or sell any Industrial Design, now or hereafter owned by any third party, is in existence, and all rights of any Obligor under any such agreement.
“Industrial Designs”: all of the following now owned or hereafter acquired by any Obligor: (a) all industrial design registrations, design patents and other design rights that the Obligor now or hereafter owns or uses, and all renewals and extensions thereof, and (b) all registrations and recordings thereof and all applications that have been or shall be made or filed in the Canadian Intellectual Property Office or any similar office or agency in Canada or any other country or political subdivision thereof and all records thereof and all reissues, extensions or renewals thereof.
“Insolvency Proceeding”: any case or proceeding commenced by or against a Person under any state, provincial or territorial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other Debtor Relief Laws or debt adjustment law; (b) the appointment of a receiver, interim receiver, trustee, liquidator, administrator, conservator, monitor, manager, receiver and manager or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
“Intellectual Property”: all intellectual and similar Property of a Person, including inventions, designs, Industrial Designs, Industrial Design Licenses, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
“Intellectual Property Claim”: any claim or assertion (whether in writing, by suit or otherwise) that an Obligor’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.
“Intercreditor Agreement”: that certain Amended and Restated Intercreditor Agreement, dated as of December 23, 2020, between the Term Loan Agent/Collateral Trustee and Agent.
“Interest Period”: as defined in Section 3.1.4.
“Interest Period Loan”: a Term SOFR Loan or a CDOR Loan.
“Inventory”: as defined in the UCC or the PPSA, as applicable, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).
“Investment”: with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding Accounts arising in the ordinary course of business and commission, travel and similar advances to officers and employees made in the ordinary course of

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business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If any Obligor or any Subsidiary of an Obligor sells or otherwise disposes of less than all of the Equity Interests of any direct or indirect Subsidiary of an Obligor such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of an Obligor, Obligors will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the applicable Obligor’s Investments in such Subsidiary that were not disposed of or sold.
“Investment Property Control Agreement”: (a) with respect to any Uncertificated Securities included in the Collateral, an agreement between the issuer of such Uncertificated Securities and another Person whereby such issuer agrees to comply with instructions that are originated by such Person in respect of such Uncertificated Securities, without the further consent of any Canadian Domiciled Obligor, as applicable, and (b) with respect to any Security Entitlements in respect of Financial Assets included in the Collateral, an agreement between the Securities Intermediary in respect of such Security Entitlements and another Person pursuant to which such Securities Intermediary agrees to comply with any Entitlement Orders with respect to such Security Entitlements that are originated by such Person, without the further consent of the Canadian Domiciled Obligor, as applicable.
“IP Assignment”: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Agent, as security for its Obligations.
“IRS”: the United States Internal Revenue Service.
“Issuing Bank”: a Canadian Issuing Bank and/or a U.S. Issuing Bank, as the context requires.
“Issuing Bank Indemnitees”: Canadian Issuing Bank Indemnitees and/or U.S. Issuing Bank Indemnitees, as the context requires.
“Judgment Currency”: as defined in Section 1.5.
“LC Conditions”: Canadian LC Conditions and/or U.S. LC Conditions, as the context requires.
“LC Documents”: any of the Canadian LC Documents and/or the U.S. LC Documents, as the context requires.
“LC Obligations”: the Canadian LC Obligations and/or the U.S. LC Obligations, as the context requires.
“Lead Arranger”: Bank of America, or any of its affiliates in such capacity.
“Lender Indemnitees”: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents and attorneys.
“Lenders”: lenders party to this Agreement, including the U.S. Swingline Lender, the Canadian Swingline Lender and any Person who hereafter becomes a “Lender” pursuant to an Assignment (other than any such Person that ceases to be a party hereto pursuant to an Assignment) or pursuant to Section 2.1.7 or Section 2.1.8, including any Lending Office of the foregoing.
“Lending Office”: the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender or Issuing Bank by notice to Agent and Borrower Agent.
“Letter of Credit”: any Canadian Letter of Credit and/or U.S. Letter of Credit, as the context requires; and “Letters of Credit”: Canadian Letters of Credit and/or U.S. Letters of Credit, as the context requires, in each case, including each Existing Letter of Credit.

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“License”: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
“Licensor”: any Person from whom an Obligor obtains the right to use any Intellectual Property.
“Lien”: a Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, mortgage, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.
“Lien Waiver”: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
“Line Cap”: as of any time or date of determination, the lesser of the (i) the sum of the Canadian Borrowing Base then in effect plus the U.S. Borrowing Base then in effect and (ii) the aggregate amount of Commitments of all Lenders then in effect.
“Loan”: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.
“Loan Documents”: this Agreement, the Other Agreements and the Security Documents.
“Loan Year”: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.
“Local Time”: with respect to (a) U.S. Revolver Loans, Central time in the United States and (b) Canadian Revolver Loans, prevailing time in Toronto, Ontario, Canada.
“Margin Stock”: as defined in Regulation U of the Board of Governors.
“Material Adverse Effect”: a material adverse change in, or a material adverse effect on (a) the business, Properties or condition (financial or otherwise) of the Borrowers and their Subsidiaries, taken as a whole; (b) the rights and remedies of Agent or any Lender under the Loan Documents, or of the ability of any Obligor to perform its obligations under any Loan Document to which it is a party; or (c) the validity or enforceability against any Obligor of any Loan Document to which it is a party; provided, however, that none of the following, either alone or in combination, shall constitute, or be considered in determining whether there has been, a Material Adverse Effect: (i) any change (A) that generally affects the industries and markets in which any of the Obligors conducts business, or (B) in conditions (including prevailing interest rates, elimination of the London interbank offered rate as a basis for establishing interest rates, and commodity prices) on the United States, Canada, foreign or global economy or capital or financial markets generally, in each case, to the extent that such change does not materially disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to similarly situated companies in the industry in which the Obligors and their Subsidiaries conduct business, or (ii) any change in Applicable Law or GAAP, or the enforcement or interpretation thereof.

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“Material Contract”: any agreement or arrangement to which a Borrower or any Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Material Debt.
“Material Debt”: Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Obligors and their Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of any Obligor or any Subsidiary in respect of any Hedging Agreement at any time shall be the Hedging Termination Value.
“Maturity Date”: July 19, 2027.
“Moody’s”: Moody’s Investors Service, Inc., and its successors.
“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Proceeds”: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by an Obligor or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal, accounting and investment banking fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; (d) all income taxes payable by such Obligor or Subsidiary as a result of any gain recognized in connection therewith (and, in the case of a Subsidiary that is treated as a disregarded entity or partnership for U.S. federal income tax purposes, income taxes payable by such Subsidiary’s direct or indirect owners as a direct result of such gain recognized), and (e) reserves for indemnities, adjustments to sale prices, and (without duplication of items set forth in clause (d) above) taxes reasonably estimated by Borrowers to be payable as a result thereof, until such reserves are no longer needed.
“NOLV Percentage”: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses reasonably estimated to be incurred in connection with such liquidation in accordance with this Agreement, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser reasonably satisfactory to Agent.
“Notice of Borrowing”: a request by Borrower Agent of a Borrowing of Loans, in form satisfactory to Agent.
“Notice of Conversion/Continuation”: a request by Borrower Agent of a conversion or continuation of any Loans as CDOR Loan or Term SOFR Loans, as the case may be, in form reasonably satisfactory to Agent.
“Obligations”: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.
“Obligor”: each Borrower, Guarantor and any other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations.

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“Obligor Group”: a group consisting of Canadian Facility Obligors or U.S. Facility Obligors, as the context requires.
“Obligor Group Obligations”: with respect to (a) Canadian Borrower and the other Canadian Facility Obligors, the Canadian Facility Obligations, and (b) the U.S. Borrowers and the other U.S. Facility Obligors, the U.S. Facility Obligations.
“OFAC”: Office of Foreign Assets Control of the U.S. Treasury Department.
“Ordinary Course of Business”: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent in all material respects with Applicable Law and past practices.
“Organic Documents”: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, continuation or amalgamation, limited liability company agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, memorandum or articles of association, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
“OSHA”: the Occupational Safety and Hazard Act of 1970.
“Other Agreement”: each LC Document, engagement letter, fee letter, the Intercreditor Agreement, Borrower Materials, Lien Waiver, promissory note, Canadian Intercompany Note or U.S. Intercompany Note now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.
“Other Connection Taxes”: Taxes imposed on a Recipient as a result of a present or former connection between the Recipient and the jurisdiction imposing such Tax (other than connections arising from the Recipient having executed, delivered, become a party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).
“Other Taxes”: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4).
“Overadvance”: a Canadian Overadvance and/or U.S. Overadvance, as the context requires.
“Overadvance Loan”: a Canadian Overadvance Loan and/or U.S. Overadvance Loan, as the context requires.
“Participant”: as defined in Section 13.2.1.
“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
“Payment Conditions”: with respect to any applicable payment or transaction, each of the following conditions:
(ak)as of the date of any such payment or transaction, and after giving effect thereto, no Event of Default arising under Section 11.1(a), 11.1(c) (solely with respect to Section 10.3 if the covenant set forth in such Section is then in effect) and 11.(h) shall exist, and either
(al)(A)    Total Availability at any time during the immediately preceding 30 consecutive day period on a pro forma basis shall have been not less than,

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(iii)in the case of a Permitted Acquisition, the greater of (X) $14,875,000 and (Y) 17.5% of the Line Cap then in effect, and
(iv)in the case of a Debt payment, the greater of (X) $19,125,000 and (Y) 22.5% of the Line Cap then in effect, or
(A)both
(v)as of the date of any such payment or transaction, and after giving effect thereto, on a pro forma basis (including with respect to periods prior to the Closing Date), the Fixed Charge Coverage Ratio (i) for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter or (ii) during the Financial Reporting Trigger Period, for the 12-month period ending on the last day of the most recent month, prior to the date of such payment or transaction for which Agent has received financial statements in accordance with Section 10.1.2(a), 10.1.2(b) or 10.1.2(c), as applicable, shall be at least 1.00 to 1, and
(i)Total Availability at any time during the immediately preceding 30 consecutive day period on a pro forma basis shall have been not less than,
(1)in the case of a Permitted Acquisition, the greater of (X) $10,625,000 and (Y) 12.5% of the Line Cap then in effect; and
(2)in the case of a Debt payment, the greater of (X) $14,875,000 and (Y) 17.5% of the Line Cap then in effect; and
(a)receipt by Agent of a certificate of a Senior Officer of Borrower Agent certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby (each, a “Payment Conditions Certificate”)
“Payment Item”: each check, draft or other item of payment payable to any Obligor, including those constituting proceeds of any Collateral.
“PBA”: the Pension Benefits Act (Ontario) or any other Canadian federal or provincial or territorial pension benefit standards legislation pursuant to which any Canadian Pension Plan or Canadian Multi-Employer Plan is required to be registered.
“PBGC”: the Pension Benefit Guaranty Corporation.
“Pension Funding Rules”: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA.
“Pension Plan”: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by an Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
“Permitted Acquisition”: an Acquisition by any Obligor or any of its Subsidiaries, provided that (a) the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be engaged in substantially the same lines of business as one or more of the businesses of Obligors and their Subsidiaries or in a business or businesses reasonably related thereto; (b) [reserved]; (c) so long as after giving effect to such Acquisition on a pro forma basis, the Payment Conditions have been satisfied; (d) if such acquired Person has outstanding Debt at the time of such Acquisition, such Debt is permitted pursuant to Section 10.2.1; (e) any such newly created or acquired Subsidiary shall comply with the requirements of Section 10.1.13, (f) if such Acquisition is (i) an Acquisition of assets located primarily in

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the United States, the Acquisition is structured so that a U.S. Borrower or a U.S. Facility Guarantor (including a Person that becomes a U.S. Borrower or a U.S. Facility Guarantor concurrently therewith) shall acquire such assets, or (ii) an Acquisition of assets located primarily in Canada, the Acquisition is structured so that the Canadian Borrower or a Canadian Facility Guarantor (including a Person that becomes a Canadian Guarantor concurrently therewith) shall acquire such assets; (g) if such Acquisition is an Acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a Wholly-Owned Subsidiary of an Obligor; and (h) with respect to any Acquisition for which the consideration with respect to such Acquisition equals or exceeds $25,000,000, the Borrowers shall have delivered to Agent and each Lender, at least five Business Days prior to the date on which such Acquisition is to be consummated, a certificate of a Senior Officer, in form and substance reasonably satisfactory to Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such Acquisition.
“Permitted Contingent Obligations”: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment and other assets permitted hereunder; (f) arising under the Loan Documents and/or the Term Loan Documents; (g) arising with respect to customary provisions of any contract, customer agreement, purchase order, document or other agreement incurred in the Ordinary Course of Business; (h) arising by operation of law; or (i) in an aggregate amount of $10,000,000 or less at any time.
“Permitted Discretion”: a determination made in the exercise of good faith and reasonable credit judgment (from the perspective of a secured, asset-based lender) in accordance with the customary business practice of Agent.
“Permitted Junior Debt Conditions”: of an applicable Debt are that such Debt (a) is not scheduled to mature prior to the date that is 91 days after the latest maturity of the Loans and the Term Loans and (b) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case prior to the latest maturity of the Loans and the Term Loans at the time such Debt is incurred.
“Permitted Lien”: as defined in Section 10.2.2.
“Permitted Prior Liens”: Permitted Liens identified under any of (a) clauses (a), (b), (c), (d) and (f) of the definition of “Excepted Liens” and (b) any of clauses (c), (d) and (e) of Section 10.2.2.
“Permitted Purchase Money Debt”: Purchase Money Debt of Obligors and their Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $35,000,000 at any time.
“Person”: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.
“Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.
“Platform”: as defined in Section 14.3.3.
“PPSA”: the Personal Property Security Act (Alberta), (or any successor statute) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non-perfection and opposability of Agent’s security interest in and Lien on any Canadian Facility Collateral of

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any Canadian Domiciled Obligor are governed by the personal property security laws of any jurisdiction other than Alberta, PPSA shall mean those personal property security laws (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and priority and for the definitions related to such provisions, as from time to time in effect.
“Pro Rata”: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Borrower Group Commitment to a Borrower Group by the aggregate outstanding Borrower Group Commitments of all Lenders to such Borrower Group; or (b) following termination of such Borrower Group Commitments, by dividing the amount of such Lender’s Loans to, and LC Obligations owing to such Lender by, members of such Borrower Group by the aggregate outstanding Loans by all Lenders to, and LC Obligations to all Lenders owing by, members of such Borrower Group or, if all Loans and LC Obligations of members of such Borrower Group have been paid in full and/or Cash Collateralized, by dividing the remaining Obligations owing by members of such Borrower Group to such Lender and its Affiliates by the aggregate remaining Obligations owing by such Borrower Group to all Lenders and their respective Affiliates.
“Proceeds of Crime Act”: the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (or any successor statute), as amended from time to time, and includes all regulations thereunder.
“Process Agent”: as defined in Section 14.14.3.
“Properly Contested”: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith and, if necessary, by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment would not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
“Property”: any interest in any kind of property or asset, whether real (immovable), personal (movable) or mixed, or tangible (corporeal) or intangible (incorporeal).
“Protective Advances”: Canadian Protective Advances and/or U.S. Protective Advances, as the context requires.
“Purchase Money Debt”: (a) Debt (other than the Obligations), including Capital Leases, for payment of any of the purchase price of fixed assets or the repairs, additions and improvements thereto or expansion thereof; (b) Debt (other than the Obligations), including Capital Leases, incurred within 20 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof or the repairs, additions and improvements thereto or expansion thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
“Purchase Money Lien”: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.
“QFC”: as assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support”: as defined in Section 14.18.
“Qualified ECP”: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

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“Qualified Lender”: a financial institution that is listed on Schedule I, II, or III of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), that financial institution deals at arm’s length with Canadian Borrower for purposes of the Income Tax Act (Canada).
“RCRA”: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
“Real Estate”: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
“Recipient”: Agent, any Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.
“Refinancing Conditions”: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced (other than an increase in an aggregate principal amount resulting solely from the amount of any fees, premiums or expenses incurred in connection therewith and, without duplication, accrued and unpaid interest thereon and any capitalized or payment in kind interest); (b) it has a final maturity no sooner than and a weighted average life no less than the Debt being extended, renewed or refinanced; (c) if the Debt being extended, renewed or refinanced is subordinated, it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced or otherwise on terms and conditions acceptable to Agent; (d) the representations, covenants and defaults applicable to it are no less favorable (taken as a whole in any material respect) to Obligors, than those applicable to the Debt being extended, renewed or refinanced, unless otherwise approved by Agent; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to its incurrence, no Event of Default exists; provided, that the conditions in clauses (e) and (f) above shall not apply to Refinancing Debt of Debt permitted under Section 10.2.1(g) or (n).
“Refinancing Debt”: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(g), (i), (k) or (n).
“Release”: any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing in quantities or concentrations prohibited under Environmental Laws. “Released” has a correlative meaning.
“Relevant Governmental Body”: the Board of Governors of the Federal Reserve System or FRBNY, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or FRBNY, or any successor thereto.
“Report”: as defined in Section 12.2.3.
“Reportable Event”: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.
“Required Borrower Group Lenders”: (a) if there are two or fewer Lenders holding (i) Borrower Group Commitments to a Borrower Group or (ii) following termination of such Borrower Group Commitments, the aggregate outstanding Loans and LC Obligations owing by such Borrower Group or, if all Loans and LC Obligations have been satisfied by Full Payment thereof, the aggregate remaining Obligations of such Borrower Group, in each case, all such Lenders or (b) if there are more than two Lenders to a Borrower Group holding Borrower Group Commitments to (or, following termination of such Borrower Group Commitments, Loans, LC Obligations or other Obligations of) such Borrower Group, at least two (2) Lenders holding more than 50% of (i) the aggregate outstanding Borrower Group Commitments to such Borrower Group; or (ii) following termination of such Borrower Group Commitments, the aggregate outstanding Loans and LC Obligations owing by such Borrower Group or, if all Loans and LC Obligations have been satisfied by Full Payment thereof, the aggregate remaining Obligations of such Borrower Group; provided, that for the purpose of determining the number of Lenders hereunder, a Lender and its Affiliates that are also Lenders shall be treated as one Person;

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provided, further, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Lender that funded the applicable Loan or issued the applicable Letter of Credit.
“Required Lenders”: (a) if there are two or fewer Lenders, all such Lenders or (b) if there are more than two Lenders, at least two (2) Lenders holding more than 50% of (i) the aggregate outstanding Commitments; or (ii) following termination of the Commitments, the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full, the aggregate remaining Obligations; provided, however, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Secured Party that funded the applicable Loan or issued the applicable Letter of Credit; provided, further that for purposes of determining the number of Lenders hereunder, a Lender and its Affiliates that are also Lenders shall be treated as one Person.
“Rescindable Amount”: as defined in Section 5.1.2.
“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restrictive Agreement”: an agreement (other than a Loan Document and a Term Loan Document) that conditions or restricts the right of any Obligor or Subsidiary to incur or repay Borrowed Money owed to an Obligor or constituting Obligations, to grant, convey, create or impose Liens on any assets to secure the Obligations or obligations owed to an Obligor, to declare or make Distributions to an Obligor, to modify, extend or renew any agreement evidencing Borrowed Money owed to an Obligor or constituting Obligations, or to repay any intercompany Debt or requires the consent of other Persons in connection with any of the foregoing.
“Revolver Commitment Increase”: as defined in Section 2.1.7.
“Revolver Usage”: Canadian Revolver Usage or U.S. Revolver Usage, as the context requires.
“Royalties”: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.
“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Designated Jurisdiction or (c) any Person owned or controlled by any such Person.
“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Secured Bank Product Obligations”: Debt, obligations and other liabilities with respect to Bank Products owing by an Obligor to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.
“Secured Bank Product Provider”: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance reasonably satisfactory to Agent, within 10 days following the

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later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.
“Secured Leverage Ratio”: the ratio as of the last day of any four-Fiscal Quarter of (i) Consolidated Secured Debt as of such day to (ii) EBITDA for the four-Fiscal Quarter period ending on such date.
“Secured Parties”: Canadian Facility Secured Parties and/or U.S. Facility Secured Parties, as the context requires.
“Securities Account Control Agreement”: a control agreement reasonably satisfactory to Agent executed by an institution maintaining a Securities Account for an Obligor, to perfect Agent’s Lien or otherwise grant control to Agent on such account.
“Securities Accounts”: all present and future “securities accounts” (as defined in Article 8 of the UCC, PPSA or STA, as applicable), including all monies, “uncertificated securities,” “securities entitlements” and other “financial assets” (as defined in Article 8 of the UCC, PPSA or STA, as applicable) contained therein.
“Security Documents”: this Agreement, IP Assignments, Deposit Account Control Agreements, Securities Account Control Agreements, any other Canadian Security Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
“Seller Financing”: unsecured Debt incurred by one or more Obligors as full or partial consideration for a Permitted Acquisition, which shall be subordinated to the Obligations on terms and pursuant to documentation reasonably satisfactory to the Agent.
“Senior Officer”: the chairman of the board, president, chief executive officer, chief financial officer, controller, treasurer or any senior vice president of a Borrower or, if the context requires, any other Obligor.
“Settlement Report”: a report summarizing Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.
“SOFR”: the secured overnight financing rate as administered by FRBNY (or a successor administrator).
“SOFR Adjustment”: (a) with respect to Daily Simple SOFR, 0.26161%, and (b) with respect to Term SOFR, 0.11448% for a one month Interest Period, 0.26161% for a three month Interest Period and 0.42826% for a six month Interest Period.
“Solvent”: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code and is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada); and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or

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through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
“Specified Obligor”: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).
“Spot Rate”: the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.
“STA”: the Securities Transfer Act, 2006 (Alberta), including the regulations thereto, provided that, to the extent that perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on Collateral that is Investment Property is governed by the laws in effect in any province or territory of Canada other than Alberta in which there is in force legislation substantially the same as the Securities Transfer Act, 2006 (Alberta) (an “Other STA Province”), then “STA” shall mean such other legislation as in effect from time to time in such Other STA Province for purposes of the provisions hereof referring to or incorporating by reference provisions of the STA; and to the extent that such perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the laws of a jurisdiction other than Alberta or an Other STA Province, then references herein to the STA shall be disregarded except for the terms “Certificated Security” and “Uncertificated Security”, which shall have the meanings herein as defined in the Securities Transfer Act, 2006 (Alberta) regardless of whether the STA is in force in the applicable jurisdiction.
“Standard Letter of Credit Practice”: for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under (i) the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) or (ii) the Uniform Customs and Practice for Documentary Credits 2007 Revision (International Chamber of Commerce Publication No. 600); each of (i) and (ii) above, as adopted by the International Chamber of Commerce and including any subsequent revisions thereof as of the date such Letter of Credit is issued, as chosen in the applicable Letter of Credit.
“Stated Amount”: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.
“Subsidiary”: any entity more than 50% of whose voting securities or Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which a Borrower directly or indirectly owns more than 50% of the voting securities or Equity Interests). Notwithstanding the foregoing, solely for purposes of Section 9 and Section 11.1, Immaterial Subsidiaries shall not be considered “Subsidiaries” and the provisions contained in such Articles shall not apply to any Immaterial Subsidiary.
“Successor Rate”: as defined in Section 3.6.2.
“Supported QFC”: as defined in Section 14.18.
“Swap Obligations”: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Sweep Trigger Period”: the period (a) commencing on the day that an Event of Default occurs, or Total Availability is less than the greater of (i) $8,500,000 and (ii) 10% of the Line Cap then in effect; and (b) continuing until the day (i) Total Availability has been greater than the greater of (A) $8,500,000 and (B) 10% of the Line Cap then in effect and (ii) no Event of Default has occurred and is continuing, in

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the case of each of the clauses (b)(i)(A), (b)(i)(B) and (b)(ii), for a period of 90 consecutive calendar days.
“Swingline Lender”: Canadian Swingline Lender and/or U.S. Swingline Lender, as the context requires.
“Swingline Loan”: Canadian Swingline Loans and/or U.S. Swingline Loans, as the context requires.
“Swingline Loan Notice”: as defined in Section 4.1.3(j).
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Agent”: Goldman Sachs Bank USA, and its successors and assigns.
“Term Loan Credit Agreement”: the Term Loan and Security Agreement, dated as of December 23, 2020, among the Company, as borrower, the other persons party thereto from time to time, as guarantors, the financial institutions party thereto from time to time as lenders, and the Term Loan Agent, as agent for such lenders.
“Term Loan Documents”: “Loan Documents” under (and as defined) in the Term Loan Credit Agreement.
“Term Loans”: “Loans” under (and as defined) in the Term Loan Credit Agreement.
“Term Loan Obligations”: “Obligations” under (and as defined) in the Term Loan Credit Agreement.
“Term Loan Security Documents”: “Security Documents” under (and as defined) in the Term Loan Credit Agreement
“Term Loan Secured Bank Product Obligations”: “Secured Bank Product Obligations” under (and as defined) in the Term Loan Credit Agreement.
“Term Priority Collateral”: as defined in the Intercreditor Agreement.
“Term SOFR”: (a) for any Interest Period relating to a Term SOFR Loan, a per annum rate equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such Interest Period, with a term equivalent to such Interest Period (or if such rate is not published prior to 11:00 a.m. on the determination date, the applicable Term SOFR Screen Rate on the U.S. Government Securities Business Day immediately preceding such date), plus the applicable SOFR Adjustment for such Interest Period; and (b) for any interest calculation relating to a Base Rate Loan on any day, a per annum rate equal to the Term SOFR Screen Rate with a term of one month commencing that day; provided, that in no event shall Term SOFR be less than zero.

“Term SOFR Loan”: a Loan that bears interest based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate”: the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time).
“Termination Event”: (a) the voluntary full or partial wind up of a Canadian Pension Plan that is a registered pension plan by a Canadian Facility Obligor; (b) the institution of proceedings by any

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Governmental Authority to terminate in whole or in part or have a trustee appointed to administer such a plan; or (c) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of trustee to administer, any such plan.
“TL Priority Collateral Account”: as defined in the Intercreditor Agreement.
“Total Leverage Ratio”: the ratio as of the last day of any four-Fiscal Quarter of (i) Consolidated Total Debt as of such day to (ii) EBITDA for the four-Fiscal Quarter period ending on such date.
“Total Availability”: on any date of determination, an amount equal to the sum of the Canadian Availability and the U.S. Availability.
“Total Revolver Usage”: on any date of determination, the sum of the Canadian Revolver Usage and the U.S. Revolver Usage on such date of determination.
“Transactions”: with respect to the Obligors, the execution, delivery and performance by the Obligors of this Agreement and each other Loan Document, the amendment and restatement of the Existing Loan Agreement and the borrowing of Loans by the Borrowers, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, the guarantee of the Obligations and the grant of Liens by the Obligors on Collateral pursuant to the Loan Documents.
“Transferee”: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
“Type”: any type of a Loan (i.e., U.S. Base Rate Loan, Term SOFR Loan, CDOR Loan, Canadian Base Rate Loan, or Canadian Prime Rate Loan) and which shall be either an Interest Period Loan or a Floating Rate Loan.
“UCC”: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“ULC”: any unlimited liability company or unlimited liability corporation existing under the laws of any province or territory of Canada and any successor to any such unlimited liability company or unlimited liability corporation.
“ULC Pledged Shares”: any Pledged Equity Interests which constitute Equity Interests of a ULC.
“Unrestricted Cash”: the aggregate amount of cash and Cash Equivalents held in accounts on the consolidated balance sheet of Obligors to the extent that the use of such cash for application to payment of the Obligations or other Debt is not prohibited by law or any contract or other agreement and such cash and Cash Equivalents are free and clear of all Liens (other than Liens in favor of Agent and Term Loan Agent).
“Upstream Payment”: Distribution by a Subsidiary made ratably with respect to its Equity Interests and Distributions by an Obligor to another Obligor or made with respect to Debt held by a holder of Equity Interests (other than holders of Equity Interests in the Company); it being understood and

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agreed that nothing in this definition shall permit or be deemed to permit any Distribution by an Obligor with respect to Debt held by a holder of Equity Interest that is not an Obligor.
“U.S.”: the United States of America.
“U.S. Accounts Formula Amount”: the Dollar Equivalent amount equal to 85% of the Value of U.S. Eligible Accounts.
“U.S. Availability”: the U.S. Borrowing Base minus U.S. Revolver Usage.
“U.S. Availability Block”: as defined in Section 2.1.9.
“U.S. Availability Block Reduction”: as defined in Section 2.1.9.
“U.S. Availability Reallocation”: as defined in Section 2.1.9.
“U.S. Availability Reserves”: the sum (without duplication) of (a) the U.S. Inventory Reserve; (b) the U.S. Rent and Charges Reserve; (c) the U.S. Bank Product Reserve; (d) the aggregate amount of liabilities secured by Liens upon the ABL Priority Collateral of the U.S. Borrowers that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom), (e) U.S. Availability Block, (f) the U.S. Dilution Reserve and (g) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time in accordance with the terms of this Agreement with respect to the Collateral or the U.S. Borrowing Base, in the case of clauses (a)-(d) without duplication of any reductions or eligibility exclusions applicable to U.S. Eligible Accounts, U.S. Eligible Inventory or any other reserves.
“U.S. Bank Product Reserve”: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations of the U.S. Facility Obligors.
“U.S. Base Rate”: for any day, a per annum rate equal to the greater of (a) the U.S. Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) Term SOFR for a one-month interest period as of such day, plus 1.0%; provided that in no event shall “U.S. Base Rate” be less than zero.
“U.S. Base Rate Loan”: a Loan bearing interest calculated by reference to the U.S. Base Rate.
“U.S. Borrower” and “U.S. Borrowers”: as defined in the preamble to this Agreement.
“U.S. Borrowing Base”: on any date of determination, an amount equal to the lesser of (a) the U.S. Revolver Commitments minus U.S. Availability Block; and (b) the sum of the U.S. Accounts Formula Amount, plus the U.S. Inventory Formula Amount plus 100% of the US Dollar Equivalent of U.S. Eligible Cash, minus U.S. Availability Reserves.
“U.S. Cash Collateral Account”: a demand deposit, money market or other account established by Agent at Bank of America or at such other financial institution as Agent may select in its discretion, exercised in good faith, which account shall be subject to a Lien in favor of Agent securing the U.S. Facility Obligations.
“U.S. Dilution Reserve”: the aggregate amount of reserves, as established by Agent from time to time in its discretion, exercised in good faith, in an amount equal to the Value of the U.S. Eligible Accounts multiplied by 1.0% for each percentage point (or portion thereof) that the U.S. Borrowers’ Dilution Percent exceeds 5.0%.
“U.S. Dollars” or “$”: lawful money of the U.S.

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“U.S. Domiciled Obligor”: each U.S. Borrower and each U.S. Subsidiary now or hereafter party hereto as an Obligor, and “U.S. Domiciled Obligors” means all such Persons, collectively.
“U.S. Dominion Account”: each deposit account established by the U.S. Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has exclusive or springing control pursuant to a Deposit Account Control Agreement; provided that such deposit account is a collection account and not also an operating or disbursement account.
“U.S. Eligible Account”: an Account owing to a U.S. Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in U.S. Dollars or Canadian Dollars and is deemed by Agent, in its Permitted Discretion, to be an U.S. Eligible Account. Without limiting the foregoing, no Account shall be an U.S. Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date (or, in the case of the supply chain services business, unpaid for more than 60 days after the original due date, or more than 120 days after the original invoice date); (b) 50% or more of the Accounts owing by the Account Debtor are either (1) not U.S. Eligible Accounts under the foregoing clause (a) or (2) not Canadian Eligible Accounts of such Account Debtor under clause (a) of the definition thereof; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 20% (or such higher percentage as Agent may establish for such Account Debtor from time to time in its discretion) of the aggregate U.S. Eligible Accounts and the aggregate Canadian Eligible Accounts (provided that only the amount in excess of 20% (or in excess of such higher percentage (if any)) with respect to such Account Debtor shall be deemed ineligible); (d) it does not conform in any material respect with the representations set forth in Section 9.1.6; (e) subject to rights of setoff, or is otherwise reasonably determined by the Agent to be subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance; provided that the portion of such Account that is not subject to offset, counter-claim or other such defense shall not be excluded from Eligible Account); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent (other than Accounts approved by Agent in its discretion, exercised in good faith, owing to a U.S. Borrower pursuant to an order granting critical vendor status to a U.S. Borrower), or, to the knowledge of the Borrowers, is subject to any Sanction or on any specially designated nationals list maintained by OFAC; or a U.S. Borrowers is not able to bring suit or enforce remedies against the Account Debtor through judicial process (unless such Account is guaranteed or supported by a guarantor or support provider reasonably acceptable to Agent, on such terms as a reasonably acceptable to Agent); (g) the goods are not sent to an address in or the services are not rendered in the United States or Canada or, in each case, are not billed to an address in the United States or Canada (unless otherwise agreed by Agent); (h) it is owing by a Governmental Authority, unless the Account Debtor is (i) the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act, (ii) the government of Canada or a province or territory thereof, and the Account has been assigned to Agent in compliance with the Financial Administration Act (or similar Applicable Law of such province or territory) or (iii) any state or local, provincial or territorial subdivision of the United States or Canada, or any department, agency or instrumentality thereof, and the Account has been assigned to the Agent in compliance with all Applicable Laws; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (other than Liens permitted by clauses (g) or (h) of Section 10.2.2 and inchoate Liens permitted by Section 10.2.2 that are at all times junior to Agent’s Liens); (j) the goods giving rise to it have not been delivered to the Account Debtor (except in connection with a bill-and-hold instruction by the applicable Account Debtor to hold such goods in form and substance reasonably acceptable to Agent), or the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale (other than with respect to progress payments); (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended beyond the periods specified in clause (a) above or the Account Debtor has made a partial payment other than a progress payment (solely with respect to the invoice relating to such Account); (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold (other than as permitted by clause (j) above), sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or (p) it has not been billed or is not

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evidenced by an invoice. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days (or 120 days in the case of the supply chain services business) old will be excluded.
“U.S. Eligible Cash”: cash and Cash Equivalents of a U.S. Borrower held in a blocked account maintained with Agent or another financial institution acceptable to Agent, and in which Agent, for the benefit of the U.S. Facility Secured Parties, has a first priority perfected security interest, which provides for, inter alia (i) the sole dominion and control of Agent over such blocked account, and (ii) Agent to be required to consent to and execute withdrawals and transfers from such blocked account after any request by the applicable U.S. Borrower only so long as (1) no U.S. Overadvance exists and U.S. Revolver Usage does not exceed the U.S. Borrowing Base at such time, (2) after giving effect to such withdrawal or transfer, no Default is continuing or would result therefrom and (3) such U.S. Borrower delivers a written request therefor to Agent at least three (3) Business Days prior thereto, certifying to the satisfaction of condition in clauses (1) and (2).
“U.S. Eligible Inventory”: Inventory owned by a U.S. Borrower that Agent, in its Permitted Discretion deems to be U.S. Eligible Inventory. Without limiting the foregoing, no Inventory shall be U.S. Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute repossessed goods; (e) meets all applicable standards imposed by any Governmental Authority, has not been acquired from a Person subject to any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants, representations and warranties contained in Sections 8.4.3 and 9.1.21; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than Liens permitted by clauses (g) or (h) of Section 10.2.2 and inchoate Liens permitted by Section 10.2.2 that are at all times junior to Agent’s Liens); (h) is within the continental United States or Canada, is not in transit except between locations of Borrowers, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such U.S. Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; (l) is reflected in the details of a current perpetual inventory report; and (m) it is located at any location at which the aggregate book value of Inventory at any such location (as reflected in the current perpetual inventory report) is greater than $50,000 (unless otherwise determined by Agent it its Permitted Discretion).
“U.S. Facility Collateral”: Collateral that now or hereafter secures (or is intended to secure) any of the U.S. Facility Obligations, including Property of the U.S. Facility Guarantors pledged to secure the U.S. Facility Obligations under their guarantee of the U.S. Facility Obligations.
“U.S. Facility Guarantor”: the Company, each U.S. Subsidiary (other than an Excluded Subsidiary), including, without limitation, any U.S. Subsidiary that is a general partner of any such U.S. Subsidiary organized as a limited partnership, and each other U.S. Subsidiary (other than an Excluded Subsidiary) that guarantees payment and performance of any U.S. Facility Obligations.
“U.S. Facility Obligations”: all Obligations of the U.S. Facility Obligors (including, for the avoidance of doubt, the Obligations of the U.S. Domiciled Obligors as guarantors of the Canadian Facility Obligations).
“U.S. Facility Obligors”: the U.S. Borrowers and the U.S. Facility Guarantors.
“U.S. Facility Secured Parties”: Agent, U.S. Issuing Bank, U.S. Lenders and Secured Bank Product Providers of Bank Products to U.S. Borrowers or other U.S. Domiciled Obligors.

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“U.S. Government Securities Business Day”: any Business Day, except any day on which the Securities Industry and Financial Markets Association, New York Stock Exchange or FRBNY is not open for business because the day is a legal holiday under New York law or U.S. federal law.
“U.S. Inventory Formula Amount”: the Dollar Equivalent amount equal to the lesser of (a) 65% of the Value of U.S. Eligible Inventory; and (b) 85% of the NOLV Percentage of the value of U.S. Eligible Inventory, plus the Dollar Equivalent amount equal to the least of (x) 20% of the cost of Inventory owned by a U.S. Borrower that is work-in-process or slow-moving but otherwise would be U.S. Eligible Inventory, (y) 85% of the NOLV Percentage of the value of Inventory owned by a U.S. Borrower that is work-in-process or slow-moving but otherwise would be U.S. Eligible Inventory and (z) $7,500,000.
“U.S. Inventory Reserve”: reserves established by Agent in its Permitted Discretion to reflect factors that may negatively impact the Value of Inventory owned by a U.S. Borrower, including change in salability, obsolescence, theft, imbalance, change in composition or mix, and vendor chargebacks.
“U.S. Issuing Bank”: (a) Bank of America, any Affiliate thereof that agrees to issue U.S. Letters of Credit, (b) any Additional Issuing Bank, in each case, in its capacity as issuer of U.S. Letters of Credit hereunder, (c) any replacement issuer appointed pursuant to Section 2.2.4, or (d) collectively, all of the foregoing. For the avoidance of doubt, references to “Issuing Bank” in Section 13.1 and Section 14.1 shall include U.S. Issuing Banks within the meaning specified in clause (d) of the foregoing sentence. Except as provided in the immediately preceding sentence, any reference to “U.S. Issuing Bank” herein shall be to the applicable U.S. Issuing Bank, as appropriate.
“U.S. Issuing Bank Indemnitees”: U.S. Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.
“U.S. Issuing Bank’s Subline”: on any date of determination, as to any U.S. Issuing Bank, the amount set forth under the caption “U.S. Issuing Bank’s Subline” opposite such U.S. Issuing Bank’s name on Schedule 1.1(d) hereto, or, as the case may be, opposite such caption in executing a joinder agreement by the Company, the Additional Issuing Bank and Agent pursuant to which a financial institution becomes a party to this Agreement in the capacity as a U.S. Issuing Bank.
“U.S. LC Application”: an application by Borrower Agent to the U.S. Issuing Bank for issuance of a U.S. Letter of Credit, in form and substance reasonably satisfactory to the U.S. Issuing Bank. In the event of any conflict between the terms of any LC Application and this Agreement, the terms of this Agreement shall govern.
“U.S. LC Conditions”: the following conditions necessary for issuance of a U.S. Letter of Credit: (a) each of the conditions set forth in Section 6.2 has been satisfied; (b) after giving effect to such issuance, total LC Obligations do not exceed the U.S. Letter of Credit Subline, U.S. LC Obligations with respect to each U.S. Issuing Bank do not exceed such U.S. Issuing Bank’s U.S. Issuing Bank’s Subline, no U.S. Overadvance exists and U.S. Revolver Usage does not exceed the U.S. Borrowing Base; (c) the U.S. Letter of Credit and payments thereunder are denominated in U.S. Dollars or other currency satisfactory to Agent and the applicable U.S. Issuing Bank; and (d) the form of the proposed U.S. Letter of Credit is reasonably satisfactory to Agent and the U.S. Issuing Bank. Additionally, no U.S. Issuing Bank shall have any obligation to issue a Letter of Credit if (i) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain such U.S. Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such U.S. Issuing Bank refrain from the issuance of letters of credit generally or such U.S. Letter of Credit in particular or (ii) the issuance of such U.S. Letter of Credit would violate one or more policies of such U.S. Issuing Bank applicable to letters of credit generally.
“U.S. LC Documents”: all documents, instruments and agreements (including U.S. LC Requests and U.S. LC Applications) delivered by a U.S. Borrower or any other Person to a U.S. Issuing Bank or Agent in connection with any U.S. Letter of Credit.

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“U.S. LC Obligations”: the Dollar Equivalent of the sum (without duplication) of (a) the aggregate amount of any unreimbursed drawings under U.S. Letters of Credit; and (b) the Stated Amount of all outstanding U.S. Letters of Credit.
“U.S. LC Request”: a request for issuance of a U.S. Letter of Credit, to be provided by a U.S. Borrower or Borrower Agent on behalf of a U.S. Borrower to a U.S. Issuing Bank, in form reasonably satisfactory to Agent and such U.S. Issuing Bank.
“U.S. Lenders”: Each Lender that has provided a U.S. Revolver Commitment or, if the U.S. Revolver Commitments have been terminated, that has a U.S. Revolver Loan or a participation in any U.S. LC Obligation.
“U.S. Letter of Credit”: any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance or similar instrument issued by a U.S. Issuing Bank for the account of a U.S. Facility Obligor.
“U.S. Letter of Credit Subline”: on any date of determination, $50,000,000.
“U.S. Overadvance”: as defined in Section 2.1.5.
“U.S. Overadvance Loan”: a Loan made to U.S. Borrowers when a U.S. Overadvance exists or is caused by the funding thereof.
“U.S. Person”: “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Prime Rate”: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.
“U.S. Prime Rate Loan”: a Loan bearing interest calculated by reference to the U.S. Prime Rate.
“U.S. Protective Advances”: as defined in Section 2.1.6.
“U.S. Reimbursement Date”: as defined in Section 2.2.2.
“U.S. Rent and Charges Reserve”: the Dollar Equivalent of the aggregate of (a) all past due rent and other amounts owing by a U.S. Facility Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to two months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.
“U.S. Revolver Commitment”: for any U.S. Lender, its obligation to make U.S. Revolver Loans and to issue U.S. Letters of Credit, in the case of U.S. Issuing Bank, or participate in U.S. LC Obligations, in the case of the other U.S. Lenders, to the U.S. Borrowers up to the maximum principal amount shown on Schedule 1.1(a), as hereafter modified pursuant to Section 2.1.4, Section 2.1.7 or Section 2.1.8 or an Assignment to which it is a party. “U.S. Revolver Commitments” means the aggregate amount of such commitments of all U.S. Lenders.
“U.S. Revolver Commitment Termination Date”: the earliest to occur of (a) the Maturity Date, (b) the date on which the U.S. Borrowers terminate the U.S. Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the U.S. Revolver Commitments are terminated pursuant to Section 11.2.

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“U.S. Revolver Loan”: a Loan made by U.S. Lenders to U.S. Borrower pursuant to Section 2.1.1(a), which Loan shall be denominated in U.S. Dollars and shall be either a Term SOFR Loan or a U.S. Prime Rate Loan, in each case as selected by U.S. Borrower or Borrower Agent, and including any U.S. Swingline Loan, U.S. Overadvance Loan or U.S. Protective Advance.
“U.S. Revolver Usage”: an amount equal to (a) the aggregate principal amount of outstanding U.S. Revolver Loans; plus (b) the aggregate Stated Amount of outstanding U.S. Letters of Credit (except to the extent Cash Collateralized by the U.S. Borrowers) and, without duplication, the aggregate amount of all unreimbursed drawings under U.S. Letters of Credit.
“U.S. Special Resolution Regimes”: as defined in Section 14.18.
“U.S. Subsidiary”: any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
“U.S. Swingline Lender”: Bank of America or an Affiliate of Bank of America that agrees to extend U.S. Swingline Loans, in its capacity as lender of U.S. Swingline Loans hereunder.
“U.S. Swingline Loan”: any Borrowing of Swingline Loans by a U.S. Borrower funded with U.S. Swingline Lender’s funds pursuant to Section 4.1.3, until such Borrowing is settled among U.S. Lenders or repaid by U.S. Borrower.
“U.S. Swingline Sublimit”: on any date of determination, an amount equal to $20,000,000.
“U.S. Tax Compliance Certificate”: as defined in Section 5.10.2(b)(iii).
“U.S. Unused Line Fee Rate”: a per annum rate equal to (i) 0.375%, if U.S. Revolver Usage was less than 30% of the U.S. Revolver Commitments during the preceding calendar quarter (including the most recently ended calendar quarter under the Existing Loan Agreement), or (ii) 0.250%, if U.S. Revolver Usage was equal to 30% or more than 30% of the U.S. Revolver Commitments during such quarter.
“Value”: (a) for Inventory, its value determined on the basis of the lower of cost (determined in accordance with GAAP on a first-in, first-out basis) or market, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Subsidiaries; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.
“Vehicles”: all vehicles covered by a certificate of title law of any state.
“Voting Stock”: of any Person as of any date, the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
“Wholly-Owned Subsidiary”: with respect to any Person shall mean a Subsidiary of such Person of which Equity Interests representing 100% of the Equity Interests (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under Applicable Law) are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.
“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which

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that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Accounting Terms.
(a)Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP, applied on a basis consistent with the most recent audited financial statements of the Company delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, as in effect from time to time; provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Agent and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, further, that such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such provision is amended in accordance herewith.
(b)Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capital Leases in conformity with GAAP on December 31, 2017, shall be considered Capital Leases and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
1.3Uniform Commercial Code/PPSA/STA. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account,” “Equipment,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Securities Account” and “Supporting Obligation” and, as such terms relate to any such Property of any Canadian Domiciled Obligor, such terms shall refer to such Property as defined in the PPSA to the extent applicable. As used herein, the following terms are defined in accordance with the STA: “Certificated Security”, “Entitlement Holder”, “Entitlement Order”, “Financial Asset”, “Issuer”, “Securities”, “Securities Account”, “Securities Intermediary”, “Security Entitlement” and “Uncertificated Security”.
1.4Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation.” Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, amendments and restatements, waivers and other modifications, supplements, extensions, renewals, replacements or refinancings (to the extent not prohibited by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include such Person’s successors and assigns; (f) time of day mean Local Time; or (g) except as expressly provided, discretion of Agent, any Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time, and financial ratios required to be maintained or inured by Borrowers pursuant to any provision of this Agreement shall be calculated to the thousandth decimal place without giving effect to rounding. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have

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the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, any Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to an Obligor’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.
1.5Currency Equivalents.
(a)Calculations. All references in the Loan Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in U.S. Dollars, unless expressly provided otherwise. The Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than U.S. Dollars shall be determined by Agent on a daily basis based on the current Spot Rate; notwithstanding the foregoing, for purposes of determining compliance with the negative covenants set forth in Section 10.2 with respect to any amount in a currency other than U.S. Dollars, no breach of any basket contained in such Section shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time any applicable transaction shall have occurred, including without limitation, the incurrence of Debt or the making of any Investment. Obligors shall report Value and other Borrowing Base components to Agent in the currency invoiced by Obligors or shown in Obligors’ financial records, and unless expressly provided otherwise, Borrower Agent shall deliver financial statements and calculate financial covenants in U.S. Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than U.S. Dollars, Borrowers shall repay such Obligation in such other currency.
(b)Judgments. If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, a Borrower shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by Agent of payment in the Judgment Currency, Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and Lenders against such loss. If the purchased amount is greater than the sum originally due, Agent shall return the excess amount to such Borrower (or to the Person legally entitled thereto).
1.6Interpretation (Quebec). For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “Real Estate” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording financing statements or other required documents under the UCC or the PPSA or other applicable law shall be deemed to include publication under the Civil Code of Quebec, and any reference to a “financing statement” shall be deemed to include a reference to an application for publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “servitude” shall be deemed to include “easement”, (p) “priority” shall be deemed to include “prior claim”, (q) “survey” shall be deemed to include “certificate of location and plan”, and (r) “fee simple title” shall be deemed to include “absolute

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ownership”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any Applicable Law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement (sauf si une autre langue est requise en vertu d’une Applicable Law).
1.7Division. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
SECTION 2.CREDIT FACILITIES
2.1Revolver Commitment.
2.1.1Loans.
(a)U.S. Revolver Loans to U.S. Borrowers. Each U.S. Lender agrees, severally on a Pro Rata basis up to its U.S. Revolver Commitment, on the terms set forth herein, to make U.S. Revolver Loans to U.S. Borrowers from time to time through the U.S. Revolver Commitment Termination Date. The U.S. Revolver Loans may be repaid and reborrowed as provided herein. In no event shall U.S. Lenders have any obligation to honor a request for a U.S. Revolver Loan if the U.S. Revolver Usage at such time plus the requested U.S. Revolver Loan would exceed the U.S. Borrowing Base.
(b)Canadian Revolver Loans to Canadian Borrower. Each Canadian Lender agrees, severally on a Pro Rata basis up to its Canadian Revolver Commitment, on the terms set forth herein, to make Canadian Revolver Loans to Canadian Borrowers from time to time through the Canadian Revolver Commitment Termination Date. The Canadian Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Canadian Lenders have any obligation to honor a request for a Canadian Revolver Loan if the Canadian Revolver Usage at such time plus the Dollar Equivalent of the requested Canadian Revolver Loan would exceed the Canadian Borrowing Base.
(c)Cap on Total Revolver Usage. Notwithstanding anything to the contrary contained in this Section 2.1.1, in no event shall any Borrower be entitled to receive a Loan if at the time of the proposed funding of such Loan (and after giving effect thereto and all pending requests for Loans), the Total Revolver Usage exceeds (or would exceed) the Commitments.
2.1.1Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, the Borrowers within the Borrower Group to which such Lender has extended Commitments shall deliver promissory note(s) to such Lender in the amount of such Lender’s Commitment to such Borrower Group.
2.1.2Use of Proceeds. The proceeds of Loans shall be used by Borrowers solely (a) to refinance the indebtedness outstanding under the Existing Loan Agreement; (b) to pay fees and transaction expenses associated with the Transactions; (c) to pay Obligations in accordance with this Agreement; (d) for ongoing working capital and for other lawful, general corporate, limited liability company or partnership purposes of Borrowers and their Subsidiaries, including without limitation to finance permitted restricted payments, share repurchases, acquisitions, permitted Capital Expenditures and other Investments of Borrowers and their Subsidiaries. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of

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Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of any Sanction; (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in a transaction); or (iii) for any purpose that would violate the U.S. Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada), U.K. Bribery Act 2010 or similar law in any jurisdiction.
2.1.3Voluntary Reduction or Termination of Commitments.
(d)The U.S. Revolver Commitments shall terminate on the U.S. Revolver Commitment Termination Date and the Canadian Revolver Commitments shall terminate on the Canadian Revolver Commitment Termination Date, in each case, unless sooner terminated in accordance with this Agreement. Upon at least three (3) Business Days prior written notice to Agent from Borrower Agent, (i) the U.S. Borrowers may, at their option, terminate the U.S. Revolver Commitments and/or (ii) Canadian Borrower may, at its option, terminate the Canadian Revolver Commitments. If the U.S. Borrowers elect to reduce to zero or terminate the U.S. Revolver Commitments pursuant to this Section, the Canadian Revolver Commitments shall automatically terminate concurrently with the termination of the U.S. Revolver Commitments. Any notice of termination given by Borrower Agent shall specify the date of effectiveness of the termination and shall be irrevocable; provided that a notice of termination of the U.S. Revolver Commitments or the Canadian Revolver Commitments may state that such notice is conditioned upon the effectiveness of another credit facility or facilities as specified therein, in which case such notice may be revoked by Borrower Agent (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied. On the U.S. Revolver Commitment Termination Date, the U.S. Facility Obligors shall make Full Payment of all U.S. Facility Obligations. On the Canadian Revolver Commitment Termination Date, the Canadian Facility Obligors shall make Full Payment of all Canadian Facility Obligations.
(e)U.S. Borrowers may permanently reduce the U.S. Revolver Commitments, on a ratable basis for all U.S. Lenders, and Canadian Borrower may permanently reduce the Canadian Revolver Commitments, on a ratable basis for all Canadian Lenders, in each case, so long as no Overadvance would result therefrom and upon at least three (3) Business Days prior written notice to Agent, which notice shall specify the date of effectiveness of the reduction and the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $10,000,000, or an increment of $5,000,000 in excess thereof.
2.1.2Overadvances. If (a) the U.S. Revolver Usage exceeds the U.S. Borrowing Base (a “U.S. Overadvance”) or (b) the Dollar Equivalent of Canadian Revolver Usage exceeds the Canadian Borrowing Base (a “Canadian Overadvance”) at any time, the excess amount shall be payable by the U.S. Borrowers or Canadian Borrower, as applicable, on demand by Agent, but all such Loans shall nevertheless constitute U.S. Facility Obligations secured by the U.S. Facility Collateral or Canadian Facility Obligations secured by the Canadian Facility Collateral, as applicable, and, in each case, entitled to all benefits of the Loan Documents. Agent may require Applicable Lenders to honor requests for Overadvance Loans and to forbear from requiring the applicable Borrower(s) to cure an Overadvance as long as (a) when no other Event of Default is known to Agent, (i) such Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) such Overadvance is not known by Agent to exceed 5% of the applicable Borrowing Base; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance is not increased by more than $2,500,000 and does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause (A) the Canadian Revolver Usage to exceed the aggregate Canadian Revolver Commitments or (B) the U.S. Revolver Usage to exceed the aggregate U.S. Revolver Commitments. All Canadian Overadvance Loans shall constitute Canadian Facility Obligations secured by the Canadian Facility Collateral and shall be entitled to all benefits of the Loan Documents. All U.S. Overadvance Loans shall constitute U.S. Facility Obligations secured by the U.S. Facility Collateral and shall be entitled to all benefits of the Loan Documents. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a

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waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section 2.1.5 nor authorized to enforce any of its terms.
2.1.3Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6.2 are not satisfied, to make U.S. Base Rate Loans to the U.S. Borrowers on behalf of the U.S. Lenders (“U.S. Protective Advances”) and Canadian Base Rate Loans or Canadian Prime Rate Loans to Canadian Borrower on behalf of the Canadian Lenders (“Canadian Protective Advances”) (a) up to an aggregate amount for all Protective Advances of the greater of (i) $10,000,000 and (ii) 10.0% of the aggregate amount of Commitment outstanding at any time, less, in each case, the amount of Overadvance Loans outstanding pursuant to Section 2.1.5 if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as no U.S. Protective Advance shall cause the U.S. Revolver Usage to exceed the U.S. Revolver Commitments, and no Canadian Protective Advance shall cause the Canadian Revolver Usage to exceed the Canadian Revolver Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Each Applicable Lender shall participate in each Protective Advance on a Pro Rata basis. Required Borrower Group Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) to the Borrowers of the applicable Borrower Group by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.
2.1.4Increase in Commitments. Borrower Agent may request an increase in the Commitments from time to time upon notice to Agent (a “Revolver Commitment Increase”) by adding to this Agreement one or more Eligible Assignees that are not already Lenders hereunder to provide additional Revolver Commitments and become Lenders hereunder that are reasonably satisfactory to Agent (not to be unreasonably withheld, delayed or conditioned) or by allowing one or more existing Lenders to increase their respective Commitments, as long as (a) the requested Revolver Commitment Increase is in a minimum amount of $10,000,000 and is offered on the same terms as the existing U.S. Revolver Commitments or Canadian Revolver Commitments, as applicable, except for any upfront fees agreed to by Borrower Agent and the Persons providing the Revolver Commitment Increase, (b) the Revolver Commitment Increases under this Section do not exceed $50,000,000 in the aggregate, (c) no Event of Default (or, if such Revolver Commitment Increase is being requested in connection with a Permitted Acquisition, no Event of Default under Section 11.1(a) or (h)) shall have occurred and be continuing as of the date of the request of the Revolver Commitment Increase and both immediately before and after giving effect thereto, (d) the Revolver Commitment Increase will be allocated between the U.S. Revolver Commitments and the Canadian Revolver Commitments as designated by Borrower Agent and the Persons providing the Revolver Commitment Increase, subject to the consent of Agent, not to be unreasonably withheld or delayed, (e) Borrower Agent shall deliver or cause to be delivered any officers’ certificates, board resolutions, legal opinions or other documents reasonably requested by Agent in connection with the Revolver Commitment Increase, and (f) (x) upon the reasonable request of any Lender made at least five Business Days prior to the effective date of a Revolver Commitment Increase in accordance with this Section 2.17 (the “Increase Effective Date”), the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation, in each case at least three Business Days prior to the Increase Effective Date and (y) at least three Business Days prior to the Increase Effective Date, any Obligor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Obligor. Agent shall promptly notify the Applicable Lenders of the requested Revolver Commitment Increase and, within 10 Business Days, thereafter, each Applicable Lender shall notify Agent if and to what extent such Applicable Lender commits to increase its Commitment. Any Applicable Lender not responding within such period shall be deemed to have declined an increase. Agent may allocate, in its discretion, the increased Commitments among committing Applicable Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in Section 6.2 are satisfied, total applicable Commitments shall be increased by the requested amount (or such lesser amount committed by Applicable Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, but no later than 45 days following Borrower Agent’s Revolver Commitment Increase request. Agent, Borrower Agent, Borrower(s) within the applicable Borrower Group, and new and existing Applicable Lenders shall execute and deliver such documents and agreements as Agent

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deems appropriate to evidence the Revolver Commitment Increase in and allocations of the applicable Commitments. On the effective date of an increase, the applicable Revolver Usage and other exposures under the applicable Commitments shall be reallocated among Applicable Lenders, and settled by Agent if necessary, in accordance with Applicable Lenders’ adjusted shares of such Commitments. This Section 2.1.7 shall supersede any provisions in Section 14.1.1 to the contrary.
2.1.5Commitment Reallocation Mechanism.
(f)Subject to the terms and conditions of this Section 2.1.8 and 2.1.10, Borrower Agent may request that the Lenders to the Borrower Groups (and such Lenders in their individual sole discretion may agree to) change the then current allocation of each such Lender’s (and, if applicable, its Affiliate’s) Commitment among the Borrower Group Commitments in order to effect an increase or decrease in particular Borrower Group Commitments, with any such increase or decrease in a Borrower Group Commitment to be accompanied by a concurrent and equal decrease or increase, respectively, in another Borrower Group Commitment (each, a “Commitment Reallocation”). In addition to the conditions set forth in Section 2.1.8(b), any such Commitment Reallocation shall be subject to the following conditions: (i) Borrower Agent shall have provided to Agent a written request (in reasonable detail) at least ten Business Days prior to the requested effective date therefor (which effective date must be a Business Day) (the “Commitment Reallocation Date”) setting forth the proposed Commitment Reallocation Date and the amounts of the proposed Borrower Group Commitment reallocations to be effected, (ii) Agent consents to such Commitment Reallocation, (iii) any such Commitment Reallocation shall increase or decrease the applicable Borrower Group Commitments in an amount equal to $5,000,000 and in increments of $1,000,000 in excess thereof, (iv) Agent shall have received Commitment Reallocation Consents from Lenders having applicable Borrower Group Commitments sufficient to effectuate such requested Commitment Reallocation, (v) no more than one Commitment Reallocation may be requested in any Fiscal Quarter, (vi) no Default shall have occurred and be continuing either as of the date of such request or on the Commitment Reallocation Date (both immediately before and after giving effect to such Commitment Reallocation), (vii) any increase in a Borrower Group Commitment shall result in a dollar-for-dollar decrease in the other Borrower Group Commitment, (viii) in no event shall the sum of all the Borrower Group Commitments exceed the aggregate amount of the Commitments then in effect, (ix) after giving effect to such Commitment Reallocation, no Overadvance would exist or would result therefrom, (x) in no event shall Canadian Revolver Commitments exceed $37,500,000 and (xi) at least three Business Days prior to the proposed Commitment Reallocation Date, a Senior Officer of Borrower Agent shall have delivered to Agent a certificate certifying as to compliance with preceding clause (vi), which certificate shall be deemed recertified to Agent by a Senior Officer of Borrower Agent on and as of the Commitment Reallocation Date.
(g)Agent shall promptly inform the Lenders of any request for a Commitment Reallocation. Each Lender electing to reallocate its Borrower Group Commitments shall notify Agent within five Business Days after its receipt of such notice of its election and the maximum amount of the respective Borrower Group Commitment reallocations to which it would agree (each, a “Commitment Reallocation Consent”), it being agreed that any such reallocation may be consummated, as to any Lender, by an Affiliate of such Lender providing a Borrower Group Commitment of the applicable class (whether or not such Affiliate already has a Borrower Group Commitment of such class) provided such Affiliate provides to Agent any documents requested by Agent in connection with its Borrower Group Commitment, each in form and substance reasonably satisfactory to Agent. Notwithstanding the foregoing, (i) no Lender shall be obligated to agree to any such Commitment Reallocation of its Commitment (and no consent by any Lender to any Commitment Reallocation on one occasion shall be deemed consent to any future Commitment Reallocation by such Lender), (ii) other than the Lenders consenting to such Commitment Reallocation and Agent’s consent, no consent of any other Lender shall be required, and (iii) the failure of any Lender to affirmatively consent to participate in any such Commitment Reallocation on or prior to the fifth (5th) Business Day after its receipt of notice thereof shall be deemed to constitute an election by such Lender not to participate in such Commitment Reallocation. If, at the end of such five (5) Business Day period, Agent receives Commitment Reallocation Consents from Lenders in an aggregate amount greater than the required reallocation amounts, each such consenting Lender’s affected Borrower Group Commitments shall be increased or decreased on a pro rata basis based on the Borrower Group Commitments of the participating Lenders offered to be reallocated. If the conditions set forth in this Section, including, without limitation, the

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receipt of sufficient Commitment Reallocation Consents within the time period set forth above, are not satisfied on the applicable Commitment Reallocation Date (or, to the extent such conditions relate to an earlier date, such earlier date), Agent shall notify Borrower Agent in writing that the requested Commitment Reallocation will not be effectuated; provided that (A) Agent shall in all cases be entitled to rely (without liability) on the certificate delivered by Borrower Agent pursuant to Section 2.1.8(a)(xi) in making its determination as to the satisfaction of the conditions set forth in Sections 2.1.8(a)(vi) and 2.1.8(a)(xi) and (B) if the proposed Commitment Reallocation cannot be effected because sufficient Commitment Reallocation Consents were not received, then Borrower Agent may elect to consummate such Commitment Reallocation in the lesser amount of the Commitment Reallocation Consents that were received. On each Reallocation Date, Agent shall notify the Lenders and Borrower Agent, on or before 3:00 p.m. (Local Time) by facsimile, e-mail or other electronic means, of the occurrence of the Commitment Reallocation to be effected on such Commitment Reallocation Date, the amount of the Loans held by each such Lender (or an Affiliate thereof) as a result thereof and the amount of the Borrower Group Commitments of each such Lender as a result thereof. To the extent necessary where a Lender in one Borrower Group and its separate affiliate that is a Lender in the other Borrower Group are participating in a Commitment Reallocation, the Commitment Reallocation among such Persons shall be deemed to have been consummated pursuant to an Assignment. The respective Pro Rata shares of the Lenders shall thereafter, to the extent applicable, be determined based on such reallocated amounts (subject to any subsequent changes thereto), and Agent and the affected Lenders shall make such adjustments as Agent shall deem reasonably necessary so that the outstanding Loans and LC Obligations of each Lender equals its Pro Rata share thereof after giving effect to the Commitment Reallocation. This Section 2.1.8 shall supersede any provisions in Section 14.1.1 to the contrary.
2.1.1U.S. Availability Reallocation Mechanism.
(h)Subject to the terms and conditions of this Section 2.1.9, Borrower Agent may request that (i) a portion of U.S. Availability be included in the Canadian Borrowing Base in order to effect an increase in the Canadian Borrowing Base by such amount (each, a “U.S. Availability Reallocation” and each such amount, an “Allocated U.S. Availability”) to be accompanied by concurrently including in the U.S. Borrowing Base an availability block in the amount of such Allocated U.S. Availability in order to effect a decrease in the U.S. Borrowing Base by such amount (each, a “U.S. Availability Block”) and (ii) the U.S. Availability Block be reduced or eliminated in order to effect an increase in the U.S. Borrowing Base by the amount of such reduction or the amount of eliminated U.S. Availability Block (each, a “U.S. Availability Block Reduction”) to be accompanied by concurrently reducing or eliminating Allocated U.S. Availability in the Canadian Borrowing Base in the amount of such U.S. Availability Block Reduction in order to effect a decrease in the Canadian Borrowing Base by such amount (each, an “Allocated U.S. Availability Reduction”). Any such U.S. Availability Reallocation and U.S. Availability Block Reduction, as the case may be, shall be subject to the following conditions: (i) Borrower Agent shall have provided to Agent a written request (in reasonable detail) at least ten (Business Days prior to the requested effective date therefor (which effective date must be a Business Day) (the “Availability Reallocation Date”) setting forth the proposed Availability Reallocation Date and the amounts of the proposed U.S. Availability Reallocation and U.S. Availability Block Reduction, as the case may be, to be effected, (ii) Agent consents to such U.S. Availability Reallocation and U.S. Availability Block Reduction, as the case may be, (iii) any such U.S. Availability Reallocation and U.S. Availability Block Reduction, as the case may be, shall be in an amount equal to $5,000,000 and in increments of $1,000,000 in excess thereof, (iv) no more than one U.S. Availability Reallocation or U.S. Availability Block Reduction may be requested in any Fiscal Quarter, (v) no Default shall have occurred and be continuing either as of the date of such request or on the Availability Reallocation Date (both immediately before and after giving effect to such U.S. Availability Reallocation or U.S. Availability Block Reduction, as the case may be), (vi) any increase in Canadian Borrowing Base pursuant to a U.S. Availability Reallocation shall result in a dollar-for-dollar decrease in the U.S. Borrowing Base and any increase in U.S. Borrowing Base pursuant to U.S. Availability Block Reduction shall result in a dollar-for-dollar decrease in the Canadian Borrowing Base, (viii) after giving effect to such U.S. Availability Reallocation and the concurrent establishment of U.S. Availability Block or after giving effect to such U.S. Availability Block Reduction and the concurrent Allocated U.S. Availability Reduction, as the case may be, no Overadvance would exist or would result therefrom, and (ix) at least three Business Days prior to the proposed Availability Reallocation Date, a Senior Officer of Borrower Agent shall have delivered to Agent a certificate certifying as to compliance with preceding clause (v),

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which certificate shall be deemed recertified to Agent by a Senior Officer of Borrower Agent on and as of the Availability Reallocation Date.
(i)If the conditions set forth in clause (a) above are not satisfied on the applicable Availability Reallocation Date (or, to the extent such conditions relate to an earlier date, such earlier date), Agent shall notify Borrower Agent in writing that the requested U.S. Availability Reallocation or U.S. Availability Block Reduction, as the case may be, will not be effectuated; provided that Agent shall in all cases be entitled to rely (without liability) on the certificate delivered by Borrower Agent pursuant to Section 2.1.8(a)(ix) in making its determination as to the satisfaction of the conditions set forth in Sections 2.1.8(a)(v) and 2.1.8(a)(ix).
2.1.6U.S. Revolver Commitments and Canadian Revolver Commitments. In no event shall at any time U.S. Revolver Commitments be less than Canadian Revolver Commitments, including after any Commitment Reallocation under Section 2.1.8, any Revolver Commitment Increase under Section 2.1.7, any Commitment reduction or termination under Section 2.1.4 or any other adjustment in Commitments hereunder.
2.1U.S. Letter of Credit Facility.
2.2.1Issuance of U.S. Letters of Credit. From and after the Closing Date, all Existing Letters of Credit shall be deemed issued and outstanding under this Agreement and will be governed as if issued under this Agreement. U.S. Issuing Bank shall issue U.S. Letters of Credit for the account of any U.S. Borrower from time to time until five (5) Business days prior to the Maturity Date (or until the U.S. Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:
(j)Each U.S. Borrower acknowledges that U.S. Issuing Bank’s issuance of any U.S. Letter of Credit is conditioned upon U.S. Issuing Bank’s receipt of a U.S. LC Application with respect to the requested U.S. Letter of Credit, as well as such other instruments and agreements as U.S. Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Each U.S. LC Request for the issuance of an U.S. Letter of Credit, or the amendment, renewal, or extension of any outstanding U.S. Letter of Credit, shall be irrevocable and shall be made in writing by an authorized Person and delivered to U.S. Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to U.S. Issuing Bank. U.S. Issuing Bank shall have no obligation to issue any U.S. Letter of Credit unless (i) U.S. Issuing Bank receives a U.S. LC Request and U.S. LC Application at least three Business Days prior to the requested date of issuance; (ii) each U.S. LC Condition is satisfied; and (iii) if a Defaulting Lender that is a U.S. Lender exists, such Lender or U.S. Borrowers have entered into arrangements satisfactory to Agent and U.S. Issuing Bank to eliminate any Fronting Exposure associated with such U.S. Lender. If, in sufficient time to act, U.S. Issuing Bank receives written notice from Agent or Required Borrower Group Lenders that a U.S. LC Condition has not been satisfied, U.S. Issuing Bank shall not issue the requested U.S. Letter of Credit until such notice is withdrawn in writing or until Required Borrower Group Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, U.S. Issuing Bank shall not be deemed to have knowledge of any failure of U.S. LC Conditions.
(k)Each U.S. Letter of Credit shall be for the account (and a liability) of the U.S. Borrowers. Increase, renewal or extension of a U.S. Letter of Credit shall be treated as issuance of a new U.S. Letter of Credit, except that U.S. Issuing Bank may require a new U.S. LC Application in its discretion.
(l)U.S. Borrowers assume all risks of the acts, omissions or misuses of any U.S. Letter of Credit by the beneficiary. In connection with issuance of any U.S. Letter of Credit, none of Agent, any U.S. Issuing Bank or any U.S. Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods

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referred to in a U.S. Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and an Obligor; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any U.S. Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any U.S. Issuing Bank, Agent or any U.S. Lender, including any act or omission of a Governmental Authority. The rights and remedies of any U.S. Issuing Bank under the Loan Documents shall be cumulative. Each U.S. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against U.S. Borrowers are discharged with proceeds of any U.S. Letter of Credit.
(m)In connection with its administration of and enforcement of rights or remedies under any U.S. Letters of Credit or U.S. LC Documents, each U.S. Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by U.S. Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each U.S. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each U.S. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to U.S. Letters of Credit or U.S. LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
(n)U.S. Borrowers are responsible for preparing or approving the final text of the U.S. Letter of Credit as issued by an U.S. Issuing Bank, irrespective of any assistance such U.S. Issuing Bank may provide such as drafting or recommending text or by such U.S. Issuing Bank’s use or refusal to use text submitted by U.S. Borrowers. U.S. Borrowers are solely responsible for the suitability of the U.S. Letter of Credit for U.S. Borrowers’ purposes. With respect to any U.S. Letter of Credit containing an “automatic amendment” to extend the expiration date of such U.S. Letter of Credit, an U.S. Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such U.S. Letter of Credit and, if U.S. Borrowers do not at any time want such U.S. Letter of Credit to be renewed, U.S. Borrowers will so notify Agent and the applicable U.S. Issuing Bank at least 15 calendar days before such U.S. Issuing Bank is required to notify the beneficiary of such U.S. Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such U.S. Letter of Credit.
2.2.2U.S. Letters of Credit Reimbursement; U.S. Letters of Credit Participations.
(o)If U.S. Issuing Bank honors any request for payment under a U.S. Letter of Credit, the U.S. Borrowers shall pay to U.S. Issuing Bank on the same day (the “U.S. Reimbursement Date”) the amount paid by U.S. Issuing Bank under such U.S. Letter of Credit, together with interest at the interest rate for U.S. Base Rate Loans from the U.S. Reimbursement Date until such payment by U.S. Borrowers. The obligation of U.S. Borrowers to reimburse U.S. Issuing Bank for any payment made under a U.S. Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid under any and all circumstances whatsoever, including: (i) any lack of validity, enforceability or legal effect of any U.S. Letter of Credit or this Agreement or any term or provision therein or herein; (ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document which proves to be fraudulent, forged, or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such U.S. Letter of Credit; (iii) U.S. Issuing Bank or any of its branches or affiliates being the beneficiary of any U.S. Letter of Credit; (iv) U.S. Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any U.S. Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the U.S. Letter of Credit; (v) the existence of any claim, set-off, defense or other right that any Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, U.S. Issuing Bank or any other Person; (vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.2.2(a), constitute a legal or equitable defense to or discharge of, or provide a right of set-off

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against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any U.S. Letter of Credit, whether against U.S. Issuing Bank, the beneficiary or any other Person; or (vii) the fact that any Default or Event of Default shall have occurred and be continuing. Whether or not Borrower Agent submits a Notice of Borrowing, U.S. Borrowers shall be deemed to have requested a Borrowing of U.S. Base Rate Loans in an amount necessary to pay all amounts due to a U.S. Issuing Bank on the applicable U.S. Reimbursement Date and each U.S. Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6.2 are satisfied.
(p)Each U.S. Lender hereby irrevocably and unconditionally purchases from U.S. Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all U.S. LC Obligations outstanding from time to time. U.S. Issuing Bank is issuing U.S. Letters of Credit in reliance upon this participation. If U.S. Borrowers do not make a payment to U.S. Issuing Bank when due hereunder, Agent shall promptly notify the U.S. Lenders and each U.S. Lender shall within one Business Day after such notice pay to Agent in U.S. Dollars, for the benefit of U.S. Issuing Bank, the U.S. Lender’s Pro Rata share of such payment, whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6.2 are satisfied. Upon request by a U.S. Lender, U.S. Issuing Bank shall provide copies of any U.S. Letters of Credit and U.S. LC Documents in its possession at such time.
(q)The obligation of each U.S. Lender to make payments to Agent for the account of U.S. Issuing Bank in connection with U.S. Issuing Bank’s payment under a U.S. Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a U.S. Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by U.S. Issuing Bank of a requirement that exists for its protection (and not a U.S. Borrower’s protection) or that does not materially prejudice a U.S. Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a U.S. Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. No U.S. Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by any U.S. Borrower or other Person of any obligations under any U.S. LC Documents. No U.S. Issuing Bank makes to U.S. Lenders any express or implied warranty, representation or guaranty with respect to any U.S. Letter of Credit, Collateral, U.S. LC Document or any U.S. Facility Obligor. No U.S. Issuing Bank shall be responsible to any U.S. Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any U.S. LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any U.S. Facility Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.
(r)No U.S. Issuing Bank Indemnitee shall be liable to any U.S. Lender or other Person for any action taken or omitted to be taken in connection with any U.S. Letter of Credit or U.S. LC Document except as a result of its gross negligence or willful misconduct. U.S. Issuing Bank may (but is not obligated to) refrain from taking any action with respect to a U.S. Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Required Borrower Group Lenders of the Borrower Group consisting of the U.S. Borrowers.
2.2.1U.S. Letters of Credit Cash Collateral. Subject to Section 2.1.5, if at any time (a) an Event of Default exists or (b) the U.S. Revolver Commitment Termination Date has occurred, then U.S. Borrowers shall, at U.S. Issuing Bank’s or Agent’s request, Cash Collateralize all outstanding U.S. Letters of Credit. U.S. Borrowers shall, at U.S. Issuing Bank’s or Agent’s request at any time, Cash Collateralize the Fronting Exposure of any Defaulting Lender that is a U.S. Lender. Any Cash Collateral provided by the U.S. Borrowers in accordance with this Section 2.2.3 and not otherwise applied as the result of (i) an Event of Default or (ii) a U.S. Lender being a Defaulting Lender shall be returned to the U.S. Borrowers if, as applicable, all Events of Default have been cured or waived or such Defaulting Lender ceases to be a Defaulting Lender (or the Fronting Exposure of such Defaulting Lender is reduced

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(other than as a result of the provision of Cash Collateral), in which case Cash Collateral shall be so returned to the extent of such reduction)) and no Overadvance would result from such return. If U.S. Borrowers fail to provide any Cash Collateral as required hereunder, U.S. Lenders may (and shall upon direction of Agent) advance, as U.S. Revolver Loans, the amount of Cash Collateral required (whether or not the U.S. Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 6.2 are satisfied).
2.2.2Resignation of U.S. Issuing Bank. U.S. Issuing Bank may resign at any time upon notice to Agent and Borrower Agent. From the effective date of such resignation, U.S. Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any U.S. Letter of Credit, but shall continue to have all rights and other obligations of an U.S. Issuing Bank hereunder relating to any U.S. Letter of Credit issued by it prior to such date. Agent shall promptly appoint a replacement U.S. Issuing Bank, which, as long as no Event of Default exists, shall be reasonably acceptable to U.S. Borrowers.
2.2.3Indemnification. In addition to (and not in any way in limitation of) any other terms or provisions of this Agreement or any other Loan Document or U.S. LC Document providing for the indemnification of any U.S. Issuing Bank or otherwise, each U.S. Borrower agrees to indemnify, defend and hold harmless each U.S. Issuing Bank Indemnitee (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Issuing Bank Indemnitee (other than Taxes, which shall be governed by Section 5.9) (the “U.S. Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any U.S. LC Document, or any Drawing Document referred to in or related to any U.S. Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Issuing Bank Indemnitee’s own negligence; provided, however, that such indemnity shall not be available to any Issuing Bank Indemnitee claiming indemnification to the extent that such U.S. Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Issuing Bank Indemnitee claiming indemnity. This indemnification provision shall survive termination of this Agreement and all U.S. Letters of Credit.
2.2.4Limitation of Liability. The liability of U.S. Issuing Bank (or any other Indemnitee) under, in connection with or arising out of any U.S. Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by U.S. Borrowers that are caused directly by U.S. Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under an U.S. Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such U.S. Letter of Credit, (ii) failing to honor a presentation under a U.S. Letter of Credit that strictly complies with the terms and conditions of such U.S. Letter of Credit or (iii) retaining Drawing Documents presented under a U.S. Letter of Credit. U.S. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if U.S. Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.
2.2Canadian Letter of Credit Facility.
2.3.1Issuance of Canadian Letters of Credit. Canadian Issuing Bank shall issue Canadian Letters of Credit for the account of any Canadian Borrower from time to time until five (5) Business Days prior to the Maturity Date (or until the Canadian Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:
(s)Each Canadian Borrower acknowledges that Canadian Issuing Bank’s issuance of any Canadian Letter of Credit is conditioned upon Canadian Issuing Bank’s receipt of a Canadian LC Application with respect to the requested Canadian Letter of Credit, as well as such other instruments and agreements as Canadian Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Each Canadian LC Request for the issuance of an Canadian Letter of

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Credit, or the amendment, renewal, or extension of any outstanding Canadian Letter of Credit, shall be irrevocable and shall be made in writing by an authorized Person and delivered to Canadian Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Canadian Issuing Bank. Canadian Issuing Bank shall have no obligation to issue any Canadian Letter of Credit unless (i) Canadian Issuing Bank receives a Canadian LC Request and Canadian LC Application at least three Business Days prior to the requested date of issuance; (ii) each Canadian LC Condition is satisfied; and (iii) if a Defaulting Lender that is a Canadian Lender exists, such Lender or Canadian Borrowers have entered into arrangements satisfactory to Agent and Canadian Issuing Bank to eliminate any Fronting Exposure associated with such Canadian Lender. If, in sufficient time to act, Canadian Issuing Bank receives written notice from Agent or Required Borrower Group Lenders that a Canadian LC Condition has not been satisfied, Canadian Issuing Bank shall not issue the requested Canadian Letter of Credit until such notice is withdrawn in writing or until Required Borrower Group Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Canadian Issuing Bank shall not be deemed to have knowledge of any failure of Canadian LC Conditions.
(t)Each Canadian Letter of Credit shall be for the account (and a liability) of the Canadian Borrowers. Increase, renewal or extension of a Canadian Letter of Credit shall be treated as issuance of a new Canadian Letter of Credit, except that Canadian Issuing Bank may require a new Canadian LC Application in its discretion.
(u)Canadian Borrowers assume all risks of the acts, omissions or misuses of any Canadian Letter of Credit by the beneficiary. In connection with issuance of any Canadian Letter of Credit, none of Agent, any Canadian Issuing Bank or any Canadian Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Canadian Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and an Obligor; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Canadian Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Canadian Issuing Bank, Agent or any Canadian Lender, including any act or omission of a Governmental Authority. The rights and remedies of any Canadian Issuing Bank under the Loan Documents shall be cumulative. Each Canadian Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Canadian Borrowers are discharged with proceeds of any Canadian Letter of Credit.
(v)In connection with its administration of and enforcement of rights or remedies under any Canadian Letters of Credit or Canadian LC Documents, each Canadian Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Canadian Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each Canadian Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each Canadian Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Canadian Letters of Credit or Canadian LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
(w)Canadian Borrowers are responsible for preparing or approving the final text of the Canadian Letter of Credit as issued by an Canadian Issuing Bank, irrespective of any assistance such Canadian Issuing Bank may provide such as drafting or recommending text or by such Canadian Issuing Bank’s use or refusal to use text submitted by Canadian Borrowers. Canadian Borrowers are solely responsible for the suitability of the Canadian Letter of Credit for Canadian Borrowers’ purposes. With respect to any Canadian Letter of Credit containing an “automatic amendment” to extend the

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expiration date of such Canadian Letter of Credit, an Canadian Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Canadian Letter of Credit and, if Canadian Borrowers do not at any time want such Canadian Letter of Credit to be renewed, Canadian Borrowers will so notify Agent and the applicable Canadian Issuing Bank at least 15 calendar days before such Canadian Issuing Bank is required to notify the beneficiary of such Canadian Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Canadian Letter of Credit.
2.3.2Canadian Letters of Credit Reimbursement; Canadian Letters of Credit Participations.
(x)If Canadian Issuing Bank honors any request for payment under a Canadian Letter of Credit, the Canadian Borrowers shall pay to Canadian Issuing Bank on the same day (the “Canadian Reimbursement Date”) the amount paid by Canadian Issuing Bank under such Canadian Letter of Credit, together with interest at the interest rate for Canadian Base Rate Loans from the Canadian Reimbursement Date until such payment by Canadian Borrowers. The obligation of Canadian Borrowers to reimburse Canadian Issuing Bank for any payment made under a Canadian Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid under any and all circumstances whatsoever, including: (i) any lack of validity, enforceability or legal effect of any Canadian Letter of Credit or this Agreement or any term or provision therein or herein; (ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document which proves to be fraudulent, forged, or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Canadian Letter of Credit; (iii) Canadian Issuing Bank or any of its branches or affiliates being the beneficiary of any Canadian Letter of Credit; (iv) Canadian Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Canadian Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Canadian Letter of Credit; (v) the existence of any claim, set-off, defense or other right that any Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Canadian Issuing Bank or any other Person; (vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.2.2(a), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Canadian Letter of Credit, whether against Canadian Issuing Bank, the beneficiary or any other Person; or (vii) the fact that any Default or Event of Default shall have occurred and be continuing. Whether or not Borrower Agent submits a Notice of Borrowing, Canadian Borrowers shall be deemed to have requested a Borrowing of Canadian Base Rate Loans in an amount necessary to pay all amounts due to a Canadian Issuing Bank on the applicable Canadian Reimbursement Date and each Canadian Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6.2 are satisfied.
(y)Each Canadian Lender hereby irrevocably and unconditionally purchases from Canadian Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all Canadian LC Obligations outstanding from time to time. Canadian Issuing Bank is issuing Canadian Letters of Credit in reliance upon this participation. If Canadian Borrowers do not make a payment to Canadian Issuing Bank when due hereunder, Agent shall promptly notify the Canadian Lenders and each Canadian Lender shall within one Business Day after such notice pay to Agent in Canadian Dollars or such other currency as Agent may reasonably request, for the benefit of Canadian Issuing Bank, the Canadian Lender’s Pro Rata share of such payment, whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6.2 are satisfied. Upon request by a Canadian Lender, Canadian Issuing Bank shall provide copies of any Canadian Letters of Credit and Canadian LC Documents in its possession at such time.
(z)The obligation of each Canadian Lender to make payments to Agent for the account of Canadian Issuing Bank in connection with Canadian Issuing Bank’s payment under a Canadian Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan

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Documents; any draft, certificate or other document presented under a Canadian Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Canadian Issuing Bank of a requirement that exists for its protection (and not a Canadian Borrower’s protection) or that does not materially prejudice a Canadian Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Canadian Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. No Canadian Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by any Canadian Borrower or other Person of any obligations under any Canadian LC Documents. No Canadian Issuing Bank makes to Canadian Lenders any express or implied warranty, representation or guaranty with respect to any Canadian Letter of Credit, Collateral, Canadian LC Document or any Canadian Facility Obligor. No Canadian Issuing Bank shall be responsible to any Canadian Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any Canadian LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Canadian Facility Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.
(aa)No Canadian Issuing Bank Indemnitee shall be liable to any Canadian Lender or other Person for any action taken or omitted to be taken in connection with any Canadian Letter of Credit or Canadian LC Document except as a result of its gross negligence or willful misconduct. Canadian Issuing Bank may (but is not obligated to) refrain from taking any action with respect to a Canadian Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Required Borrower Group Lenders of the Borrower Group consisting of the Canadian Borrowers.
2.3.1Canadian Letters of Credit Cash Collateral. Subject to Section 2.1.5, if at any time (a) an Event of Default exists or (b) the Canadian Revolver Commitment Termination Date has occurred, then Canadian Borrowers shall, at Canadian Issuing Bank’s or Agent’s request, Cash Collateralize all outstanding Canadian Letters of Credit. Canadian Borrowers shall, at Canadian Issuing Bank’s or Agent’s request at any time, Cash Collateralize the Fronting Exposure of any Defaulting Lender that is a Canadian Lender. Any Cash Collateral provided by the Canadian Borrowers in accordance with this Section 2.2.3 and not otherwise applied as the result of (i) an Event of Default or (ii) a Canadian Lender being a Defaulting Lender shall be returned to the Canadian Borrowers if, as applicable, all Events of Default have been cured or waived or such Defaulting Lender ceases to be a Defaulting Lender (or the Fronting Exposure of such Defaulting Lender is reduced (other than as a result of the provision of Cash Collateral), in which case Cash Collateral shall be so returned to the extent of such reduction)) and no Overadvance would result from such return. If Canadian Borrowers fail to provide any Cash Collateral as required hereunder, Canadian Lenders may (and shall upon direction of Agent) advance, as Canadian Revolver Loans, the amount of Cash Collateral required (whether or not the Canadian Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 6.2 are satisfied).
2.3.2Resignation of Canadian Issuing Bank. Canadian Issuing Bank may resign at any time upon notice to Agent and Borrower Agent. From the effective date of such resignation, Canadian Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Canadian Letter of Credit, but shall continue to have all rights and other obligations of an Canadian Issuing Bank hereunder relating to any Canadian Letter of Credit issued by it prior to such date. Agent shall promptly appoint a replacement Canadian Issuing Bank, which, as long as no Event of Default exists, shall be reasonably acceptable to Canadian Borrowers.
2.3.3Indemnification. In addition to (and not in any way in limitation of) any other terms or provisions of this Agreement or any other Loan Document or Canadian LC Document providing for the indemnification of any Canadian Issuing Bank or otherwise, each Canadian Borrower agrees to indemnify, defend and hold harmless each Canadian Issuing Bank Indemnitee (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection

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therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Issuing Bank Indemnitee (other than Taxes, which shall be governed by Section 5.9) (the “Canadian Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any Canadian LC Document, or any Drawing Document referred to in or related to any Canadian Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Issuing Bank Indemnitee’s own negligence; provided, however, that such indemnity shall not be available to any Issuing Bank Indemnitee claiming indemnification to the extent that such Canadian Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Issuing Bank Indemnitee claiming indemnity. This indemnification provision shall survive termination of this Agreement and all Canadian Letters of Credit.
2.3.4Limitation of Liability. The liability of Canadian Issuing Bank (or any other Indemnitee) under, in connection with or arising out of any Canadian Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Canadian Borrowers that are caused directly by Canadian Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under an Canadian Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Canadian Letter of Credit, (ii) failing to honor a presentation under a Canadian Letter of Credit that strictly complies with the terms and conditions of such Canadian Letter of Credit or (iii) retaining Drawing Documents presented under a Canadian Letter of Credit. Canadian Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Canadian Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.
2.3Exchange Rate Fluctuations.
If as a result of fluctuations in exchange rates or otherwise (a) the U.S. LC Obligations exceed the U.S. Letter of Credit Sublimit or (b) the Canadian LC Obligations exceed the Canadian Letter of Credit Sublimit, the Borrowers shall Cash Collateralize the applicable Letters of Credit to the extent necessary to eliminate such excess amount within one Business Day following the written request by Agent.
SECTION 3.INTEREST, FEES AND CHARGES
3.1Interest.
3.1.1Rates and Payment of Interest.
(a)The outstanding portions of the Loans shall bear interest (i) if a U.S. Base Rate Loan, at the U.S. Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a Term SOFR Loan, at Term SOFR for the applicable Interest Period, plus the Applicable Margin; (iii) if a Canadian Prime Rate Loan, at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin, (iv) if a Canadian Base Rate Loan, at the Canadian Base Rate in effect from time to time, plus the Applicable Margin, and (v) if a CDOR Loan, at CDOR for the applicable Interest Period, plus the Applicable Margin; and (x) if any other U.S. Facility Obligation (other than Secured Bank Product Obligations) is not paid when due (including, to the extent permitted by Applicable Law, interest not paid when due), it will bear interest at the U.S. Base Rate in effect from time to time, plus the Applicable Margin for U.S. Base Rate Loans; and (y) if any other Canadian Facility Obligation (other than Secured Bank Product Obligations) is not paid when due (including, to the extent permitted by Applicable Law, interest not paid when due), it will bear interest at the Canadian Prime Rate (if such Obligation is denominated in Canadian Dollars) or at the Canadian Base Rate (if such Obligation is denominated in U.S. Dollars) in effect from time to time, plus the Applicable Margin for Canadian Prime Rate Loans or Canadian Base Rate Loans, as the case may be. Interest on the Loans shall be payable in the currency (i.e., U.S. Dollars or Canadian Dollars, as the case may be) of the underlying Loan.
(b)During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Required Lenders in their discretion so elect, Obligations shall bear interest

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at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.
(c)Interest shall accrue from the date a Loan is advanced or Obligation is not paid when due on the unpaid portion thereof from time to time outstanding, until paid in full by Borrowers. Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each quarter with respect to a Base Rate Loan or a Canadian Prime Rate Loan, and on the last day of the applicable Interest Period with respect to an Interest Period Loan (except in the case of an Interest Period Loan with an Interest Period of more than three months’ duration, in which case accrued interest shall be payable on the last day of such Interest Period and, in addition, on each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period); (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Canadian Revolver Commitment Termination Date, with respect to interest accrued on the Canadian Revolver Loans and on the U.S. Revolver Commitment Termination Date, with respect to interest accrued on the U.S. Revolver Loans. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.
3.1.2Application of Term SOFR to Outstanding Loans.
(d)Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any Term SOFR Loan at the end of its Interest Period as, a Term SOFR Loan or to convert any portion of the Term SOFR Loans to Base Rate Loans. During any Event of Default, Agent may (and shall at the direction of Required Borrower Group Lenders of the applicable Borrower Group) declare that no Loan may be made, converted or continued as a Term SOFR Loan.
(e)Whenever Borrowers within a Borrower Group desire to convert or continue Loans as Term SOFR Loans, or to convert Loans to Base Rate Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. (Local Time) at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Applicable Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any Term SOFR Loans, Borrower Agent shall have failed to deliver a Notice of Conversion/Continuation, the applicable Borrowers shall be deemed to have elected to convert such Loans into U.S. Base Rate Loans (if owing by the U.S. Borrowers) or Canadian Base Rate Loans (if owing by any Canadian Borrower). Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternate, replacement or successor to such rate (including any Successor Rate), or any component thereof, or the effect of any of the foregoing, or of any Conforming Changes. Agent may select information source(s) in its discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate), or any component thereof, in each case pursuant to the terms hereof, and shall have no liability to any Lender, Obligor or other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise, and whether at law or in equity) for any error or other act or omission related to or affecting the selection, determination or calculation of any rate (or component thereof) provided by such information source(s).
3.1.1Application of CDOR to Outstanding Loans.
(f)Canadian Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Canadian Prime Rate Loans to, or to continue any CDOR Loan at the end of its Interest Period as, a CDOR Loan. During any Event of

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Default, Agent may (and shall at the direction of Required Borrower Group Lenders of the Borrower Group that consists of Canadian Borrowers) declare that no Loan may be made, converted or continued as a CDOR Loan.
(g)Whenever Canadian Borrowers desire to convert or continue Loans as CDOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. (Local Time) at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Canadian Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any CDOR Loans, Borrower Agent shall have failed to deliver a Notice of Conversion/Continuation, the Canadian Borrowers shall be deemed to have elected to convert such Loans into Canadian Prime Rate Loans or Canadian Base Rate Loans. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of CDOR.
3.1.3Interest Periods. In connection with the making, conversion or continuation of any Term SOFR Loans or CDOR Loans, Borrower Agent, on behalf of the applicable Borrowers, shall select an interest period (“Interest Period”) to apply, which interest period shall be one, three or, solely with respect to Term SOFR Loans, six months; provided, however, that:
(h)the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a Term SOFR Loan or CDOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;
(i)if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and
(j)no Interest Period shall extend beyond the Maturity Date (or, in the case of any U.S. Revolver Loan, the U.S. Revolver Commitment Termination Date, if earlier, or, in the case of any Canadian Revolver Loan, the Canadian Revolver Commitment Termination Date, if earlier).
3.1.2Interest Rate Not Ascertainable. If, due to any circumstance affecting the Canadian bankers’ acceptances market generally, Agent determines that adequate and fair means do not exist for ascertaining CDOR on any applicable date or that any Interest Period is not available on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make affected CDOR Loans shall be suspended and no further Loans may be converted into or continued as such CDOR Loans.
3.2Fees.
3.2.1Unused Line Fee.
(k)U.S. Borrowers shall pay to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the U.S. Unused Line Fee Rate times the amount by which the U.S. Revolver Commitments exceed the average daily Revolver Usage during any calendar quarter. Such fee shall be payable quarterly in arrears, on the first day of each calendar quarter and on the U.S. Revolver Commitment Termination Date.
(l)Canadian Borrowers shall pay to Agent, for the Pro Rata benefit of Canadian Lenders, a fee equal to the Canadian Unused Line Fee Rate times the amount by which the Canadian Revolver Commitments exceed the average daily Revolver Usage during any calendar quarter.

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Such fee shall be payable quarterly in arrears, on the first day of each calendar quarter and on the Canadian Revolver Commitment Termination Date.
3.2.2LC Facility Fees.
(m)U.S. Borrowers shall pay (i) to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the Applicable Margin for Term SOFR Loans times the average daily Stated Amount of U.S. Letters of Credit, which fee shall be payable quarterly in arrears, on the first day of each calendar quarter; (ii) to the applicable U.S. Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each U.S. Letter of Credit, which fee shall be payable quarterly in arrears, on the first day of each calendar quarter; and (iii) to the applicable U.S. Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of U.S. Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (i) shall be increased by 2.0% per annum to the extent the Default Rate is applied pursuant to Section 3.1.1(b) hereof.
(n)Canadian Borrowers shall pay (i) to Agent, for the Pro Rata benefit of Canadian Lenders, a fee equal to the Applicable Margin for Term SOFR Loans times the average daily Stated Amount of Canadian Letters of Credit, which fee shall be payable quarterly in arrears, on the first day of each calendar quarter; (ii) to the applicable Canadian Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Canadian Letter of Credit, which fee shall be payable quarterly in arrears, on the first day of each calendar quarter; and (iii) to the applicable Canadian Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Canadian Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (i) shall be increased by 2.0% per annum to the extent the Default Rate is applied pursuant to Section 3.1.1(b) hereof.
3.2.1Fee Letters. Borrowers shall pay all fees set forth in any fee letter and engagement letter executed in connection with this Agreement.
3.3Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days; provided that (a) interest on the Loans denominated in Canadian Dollars and interest on Loans computed by reference to the Canadian Base Rate shall be computed on the basis of a 365 (or 366, as applicable) day year, and (b) in the case of interest on Loans computed by reference to the U.S. Base Rate at times when the U.S. Base Rate is based on the U.S. Prime Rate, interest will be determined on the basis of a year of 365 days or 366 days, as applicable. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate. For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example), and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.
3.4Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers shall also reimburse Agent for all reasonable and documented out-of-pocket legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other

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modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral, in each case, in accordance with the terms of this Agreement; and (c) subject to the limits of Section 10.1.1(a) or 10.1.1(b), as applicable, each inspection, audit or appraisal with respect to any Obligor within such Borrowers’ related Obligor Group or Collateral securing such Obligor Group’s Obligations, whether prepared by Agent’s personnel or a third party; provided that legal fees shall be limited to one firm of counsel, one Canadian firm of counsel, and an additional local law firm in each applicable jurisdiction and, in the case of an actual or potential conflict of interest as determined by the affected party, one additional firm of counsel to such affected party and one additional firm of local counsel to such affected party in each applicable jurisdiction. All reasonable and documented legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due within ten days of demand.
3.5Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder, to make, maintain, issue, fund or commit to, participate in, or charge applicable interest or fees with respect to any Loan or Letter of Credit, or to determine or charge interest or fees based on SOFR, Term SOFR or CDOR or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Canadian Dollars through bankers’ acceptances, then, on notice thereof by such Lender to Agent, (a) any obligation of such Lender to perform such obligations, to make, maintain, issue, fund, commit to or participate in the Loan or Letter of Credit (or to charge interest or fees otherwise applicable thereto), or to continue or convert Loans as Term SOFR Loans or make or continue Interest Period Loans or to convert Floating Rate Loans to Interest Period Loans, shall be suspended and Borrowers shall make such appropriate accommodations regarding affected Letters of Credit as such Lender may reasonably request, (b) if such notice asserts the illegality of such Lender to make or maintain Base Rate Loans whose interest rate is determined by reference to Term SOFR, the interest rate applicable to such Lender's Base Rate Loans shall, as necessary to avoid such illegality, be determined by Agent without reference to the Term SOFR component of Base Rate, in each case until such Lender notifies Agent that the circumstances giving rise to Lender's determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or convert Term SOFR Loans of such Lender to Base Rate Loans or convert all Interest Period Loans of such Lender to Floating Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the Loan and charge applicable interest to such day, or immediately, if such Lender cannot so maintain the Loan. Upon any such prepayment or conversion of a Loan pursuant to this Section, Borrowers of the affected Borrower Group shall also pay accrued interest on the amount so prepaid or converted.
3.6Inability to Determine Rates.
3.6.1Inability to Determine Rate.
(o)If in connection with any request for a Term SOFR Loan, a CDOR Loan or a conversion to or continuation thereof, as applicable, (a) Agent determines (which determination shall be conclusive absent manifest error) that (i) U.S. Dollar deposits are not being offered to, as regards to CDOR, Persons in Canada, for the applicable amount and Interest Period of such CDOR Loan, (ii) no Successor Rate has been determined in accordance with Section 3.6.2, and the circumstances under Section 3.6.2(a) or the Scheduled Unavailability Date has occurred (as applicable), or (iii) adequate and reasonable means do not otherwise exist for determining Term SOFR or CDOR for any requested Interest

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Period with respect to a proposed Term SOFR Loan or CDOR Loan or in connection with an existing or proposed Base Rate Loan, or (b) Agent or Required Lenders determine that for any reason Term SOFR or CDOR for any requested Interest Period with respect to a proposed Term SOFR Loan or CDOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify Borrowers and Lenders. Thereafter, (x) the obligation of Lenders to make, maintain, or convert Base Rate Loans to, Term SOFR Loans or CDOR Loans shall be suspended (to the extent of the affected Term SOFR Loans, CDOR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the U.S. Base Rate and Canadian Base Rate, the utilization of such component in determining the U.S. Base Rate and Canadian Base Rate shall be suspended, and with respect to the CDOR component of the Canadian Prime Rate, the utilization of the CDOR component in determining the Canadian Prime Rate shall be suspended, in each case until Agent (or, in the case of a determination by Required Lenders described above, until Agent upon instruction of Required Lenders) revokes such notice. Upon receipt of such notice, (I) Borrowers may revoke any pending request for a Borrowing, conversion or continuation of Term SOFR Loans or CDOR Loans (to the extent of the affected Term SOFR Loans, CDOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans, and (II) any outstanding Term SOFR Loans or CDOR Loans shall convert to Base Rate Loans at the end of their respective Interest Periods.
(p)Notwithstanding the foregoing, if the Agent has made the determination described in clause (i) of Section 3.6.1(a), the Agent, the Borrower Agent and the Required Lenders, may amend this Agreement to establish an alternative interest rate for CDOR Loans, in which case, such alternative rate of interest shall apply with respect to CDOR Loans until (i) the Agent revokes the notice delivered with respect to CDOR Loans under clause (i) of the first sentence of Section 3.6.1(a), (ii) the Agent or the Required Lenders notify the Agent and the Borrower Agent that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding CDOR Loans, or (iii) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Agent and the Borrower Agent written notice thereof.
3.6.2Successor Rates.
Notwithstanding anything to the contrary in any Loan Document, if Agent determines (which determination shall be conclusive absent manifest error), or Borrower Agent or Required Lenders notify Agent (with, in the case of the Required Lenders, a copy to Borrower Agent) that Borrowers or Required Lenders (as applicable) have determined, that:
(q)adequate and reasonable means do not exist for ascertaining one, three and six month interest periods of Term SOFR or CDOR, as applicable, including because the Term SOFR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or
(r)CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Agent, CME or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided, that at the time of such statement, there is no successor administrator satisfactory to Agent that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, “Scheduled Unavailability Date”);
then, on a date and time determined by Agent (any such date, “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable,

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for interest calculated and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any other applicable Loan Document with Daily Simple SOFR plus the applicable SOFR Adjustment, for any payment period for interest calculated that can be determined by Agent, in each case, without any amendment to, or further action or consent of any other party to, any Loan Document (“Successor Rate”). If the Successor Rate is Daily Simple SOFR plus the applicable SOFR Adjustment, all interest will be payable on a quarterly basis.
Notwithstanding anything to the contrary herein, (x) if Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date or (y) if the events or circumstances of the type described in clauses (a) or (b) above have occurred with respect to the Successor Rate then in effect, then in each case, Agent and Borrower Agent may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for such alternative benchmarks in similar U.S. dollar denominated syndicated credit facilities syndicated and agented in the United States and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for such benchmarks in similar U.S. dollar denominated credit facilities syndicated and agented in the United States, which adjustment or method for calculating such adjustment shall be published on an information service selected by Agent from time to time in its discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Agent posts such proposed amendment to all Lenders and Borrowers unless, prior to such time, Required Lenders deliver to Agent written notice that Required Lenders object to the amendment.
Agent will promptly (in one or more notices) notify Borrowers and Lenders of implementation of any Successor Rate. A Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent market practice is not administratively feasible for Agent, the Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for all purposes of the Loan Documents.
3.7Increased Costs; Capital Adequacy.
3.7.1Increased Costs Generally. If any Change in Law shall:
(s)impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating CDOR) or any Issuing Bank;
(t)subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(u)impose on any Lender, any Issuing Bank or interbank market any other condition, cost or expense (other than Taxes) affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;
and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or an Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or an Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, the Borrower Group to which such

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Lender or Issuing Banks has a Commitment will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.
3.7.2Capital Requirements. If a Lender or an Issuing Bank determines that a Change in Law affecting such Lender or Issuing Bank or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy and liquidity), then from time to time the Borrower Group to which such Lender or Issuing Bank has a Commitment will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.
3.7.3Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers of a Borrower Group shall not be required to compensate a Lender to such Borrower Group or an Issuing Bank for to such Borrower Group for any increased costs incurred or reductions suffered more than six months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that such Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.
3.8Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers of each affected Borrower Group shall pay all reasonable and documented costs and expenses incurred by any Lender that has issued a Commitment to such Borrower Group in connection with any such designation or assignment.
3.9Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of, an Interest Period Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of an Interest Period Loan occurs on a day other than the end of its Interest Period, (c) any Borrower of either Borrower Group fails to repay an Interest Period Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign an Interest Period Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers of such Borrower Group shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding. For purposes of calculating amounts payable under this Section, a Lender shall be deemed to have funded an Interest Period Loan by a matching deposit or other borrowing in the London interbank market or Canadian interbank market, as applicable, for a comparable amount and period, whether or not the Loan was in fact so funded.
3.10Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. Without limiting the generality of the foregoing provisions of this Section 3.10, if any provision of any of the

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Loan Documents would obligate any Canadian Domiciled Obligor to make any payment of interest with respect to the Canadian Facility Obligations in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in the receipt of interest with respect to the Canadian Facility Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Facility Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid by the Canadian Facility Obligors to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Canadian Facility Obligors to the applicable recipient which would constitute interest with respect to the Canadian Facility Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian Facility Obligors shall be entitled, by notice in writing to Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Facility Obligor. Any amount or rate of interest with respect to the Canadian Facility Obligations referred to in this Section 3.10 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolver Loans to Canadian Borrowers remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the date of Full Payment of the Canadian Facility Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.
SECTION 4.LOAN ADMINISTRATION
4.1Manner of Borrowing and Funding Loans.
4.1.1Notice of Borrowing.
(a)Whenever Borrowers within a Borrower Group desire funding of Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent by 11:00 a.m. (Local Time) (i) on the requested funding date, in the case of Floating Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of Term SOFR Loans and CDOR Loans. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a U.S. Base Rate Loan or Term SOFR Loan in the case of a U.S. Borrower, or a Canadian Base Rate Loan, Term SOFR Loan, Canadian Prime Rate Loan or CDOR Loan, in the case of Canadian Borrower, (D) in the case of a Term SOFR Loan, the applicable Interest Period (which shall be deemed to be one month if not specified), (E) in the case of a CDOR Loan, the applicable Interest Period (which shall be deemed to be one month if not specified) and (F) the Borrower Group Commitment under which such Borrowing is proposed to be made and, if such Borrowing is requested for Canadian Borrower, whether such Loan is to be denominated in U.S. Dollars or Canadian Dollars.
(b)Unless payment is otherwise made by Borrowers within a Borrower Group, the becoming due of any Obligation (other than Secured Bank Product Obligations) of the Obligor Group to which such Borrowers belongs (whether principal, interest, fees or other charges, including Extraordinary Expenses, Canadian LC Obligations, U.S. LC Obligations and Cash Collateral) shall be deemed to be a request for a Loan by the related Borrower Group on the due date in the amount due and shall bear interest at the per annum rate applicable hereunder to U.S. Base Rate Loans, in the case of such Obligations owing by any U.S. Domiciled Obligor, or to Canadian Prime Rate Loans (if denominated in Canadian Dollars) or Canadian Base Rate Loans (if denominated in U.S. Dollars), in the case of such Obligations owing by a Canadian Domiciled Obligor. The proceeds of such Loan shall be disbursed as

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direct payment of such related Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower within the applicable Borrower Group maintained with Agent or any of its Affiliates.
(c)If a Borrower within a Borrower Group maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Floating Rate Loan on the presentation date by such Borrower Group, in the amount of the Payment Item , and shall bear interest at the per annum rate applicable hereunder to U.S. Base Rate Loans, in the case of insufficient funds owing by any U.S. Domiciled Obligor, or to Canadian Prime Rate Loans (if denominated in Canadian Dollars) or to Canadian Base Rate Loans (if denominated in U.S. Dollars), in the case of insufficient funds owing by a Canadian Domiciled Obligor. Proceeds of such Loan may be disbursed directly to the disbursement account.
4.1.2Fundings by Lenders. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify the Applicable Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. (Local Time) on the proposed funding date for a Floating Rate Loan or by 3:00 p.m. (Local Time) at least three Business Days before a proposed funding of an Interest Period Loan. Each Applicable Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. (Local Time) on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Applicable Lender shall fund by 11:00 a.m. (Local Time) on the next Business Day. Subject to its receipt of such amounts from the Applicable Lenders, Agent shall disburse the Borrowing proceeds as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from an Applicable Lender that it does not intend to fund its share of a Borrowing, Agent may assume that such Applicable Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers within such Borrower Group. If an Applicable Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then Borrowers within the Borrower Group agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. A Lender or an Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.
4.1.3Swingline Loans; Settlement.
(d)Each Swingline Lender, in reliance upon the agreements of the other Lenders set forth herein, may in its sole discretion advance Canadian Swingline Loans or U.S. Swingline Loans, as applicable, to Borrowers from time to time on any Business Day through the Canadian Revolver Commitment Termination Date or the U.S. Revolver Commitment Termination Date, as applicable, up to an aggregate outstanding amount of $20,000,000; provided that (i) the aggregate outstanding amount of any U.S. Swingline Loans advanced pursuant to this Section 4.1.3 shall not exceed the U.S. Swingline Sublimit, (ii) the aggregate outstanding amount of any Canadian Swingline Loans advanced pursuant to this Section 4.1.3 shall not exceed the Canadian Swingline Sublimit and (iii) after giving effect to any Swingline Loan, (A) the Total Revolver Usage shall not exceed the Commitments, (B) the U.S. Revolver Usage at such time plus the requested U.S. Swingline Loan shall not exceed the U.S. Borrowing Base and (C) the Canadian Revolver Usage at such time plus the Dollar Equivalent of the requested Canadian Swingline Loan shall not exceed the Canadian Borrowing Base. The Borrowers shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan and without limitation of the Swingline Lenders’ general discretion to make Swingline Loans as set forth above, the applicable Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such advance of Swingline Loans will have, Fronting Exposure. Swingline Loans shall constitute Revolver Loans for all purposes, except that payments thereon shall be made to the applicable Swingline Lender for its own account until Applicable Lenders have funded their participations therein as provided below. Within the foregoing limits, and subject to the other terms and conditions hereof and of the Credit Agreement, the Borrowers may borrow in accordance with this Section 4.1.3, prepay under Section 5.1, without penalty or premium, and reborrow in accordance with this Section 4.1.3. Swingline Loans shall be Base Rate Loans or Canadian Prime Rate Loans and bear interest (i) if a U.S. Base Rate Loan, at the

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U.S. Base Rate in effect from time to time, plus the Applicable Margin or (ii) if a Canadian Base Rate Loan, at the Canadian Base Rate in effect from time to time, plus the Applicable Margin. Interest shall accrue from the date a Swingline Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers or settled pursuant to Section 4.1.3(b).
(e)Each Swingline Lender at any time in its sole discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize each Swingline Lender to so request on its behalf), that each Lender make a U.S. Revolver Loan or Canadian Revolver Loan, as applicable, which is a Base Rate Loan. in an amount equal to such Lender’s Pro Rata share of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof) and in accordance with the requirements of Section 4.1, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Commitments and the conditions set forth in Section 6.2. The applicable Swingline Lender shall furnish the Borrower Agent with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Agent. Each Lender shall make an amount equal to its Pro Rata share of the amount specified in such Notice of Borrowing available to the Agent in immediately available funds (and the Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the applicable Swing Line Lender at the office or the Agent not later than 1:00 p.m. on the day specified in such Notice of Borrowing, whereupon, subject to Section 4.1.3(c), each Lender that so makes funds available shall be deemed to have made a U.S. Revolver Loan or Canadian Revolver Loan, as applicable, which is a Base Rate Loan, to the Borrowers in such amount. The Agent shall remit the funds so received to the applicable Swingline Lender.
(f)If for any reason any Swingline Loan cannot be refinanced in accordance with Section 4.1.3(b), the request for a U.S. Revolver Loan or Canadian Revolver Loan, as applicable, submitted by the applicable Swingline Lender as set forth herein shall be deemed to be a request by such Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Agent for the account of such Swingline Lender pursuant to Section 4.1.3(b) shall be deemed payment in respect of such participation.
(g)If any Lender fails to make available to the Agent for the account of the applicable Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of Section 4.1.3(b) and (c) by the time specified in Section 4.1.3(b), the applicable Swingline Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Notice of Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of any Swingline Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (d) shall be conclusive absent manifest error.
(h)Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swingline Loans pursuant to Section 4.1.3(b) and (c) shall be absolute, irrevocable and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, (C) whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swingline Loans, together with interest as provided herein.
(i)At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the applicable Swingline Lender receives any payment on account of such Swingline Loan, such Swingline Lender will distribute to such Lender its Pro Rata share thereof in the same funds as those received by such Swingline Lender.

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(j)If any payment received by the applicable Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by such Swingline Lender under any of the circumstances described in Section 5.5 (including pursuant to any settlement entered into by such Swingline Lender in its discretion), each Lender shall pay to the applicable Swingline Lender its Pro Rata share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of any Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Loans and all other Obligations and the termination of this Agreement.
(k)Each Swingline Lender shall be responsible for invoicing the Borrowers for interest on the applicable Swingline Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to Section 4.1.3(b) or (c) to refinance such Lender’s Pro Rata share of any Swingline Loan, interest in respect of such Pro Rata share shall be solely for the account of the applicable Swingline Lender.
(l)The Borrowers shall make all payments of principal and interest in respect of the Swingline Loans directly to the applicable Swingline Lender.
(m)Subject to, and without limitation of, the Swingline Lenders’ discretion to make Swingline Loans as set forth above, each Borrowing of a Swingline Loan shall be made upon the Borrower Agent’s irrevocable notice to the applicable Swingline Lender and the Agent in the form of a Swingline Loan Notice substantially in the form of Exhibit C attached hereto or such other form as approved by the Agent (the “Swingline Loan Notice”). Each such Swingline Loan Notice must be received by the applicable Swingline Lender and the Agent not later than 1:00 p.m. (New York time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 and integral multiples of $100,000 (or, in each case, the Dollar Equivalent thereof, as applicable) in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the applicable Swingline Lender of any Swingline Loan Notice, such Swingline Lender will (x) deliver notice to the Borrower Agent and the Agent as to whether it will or will not make such Swingline Loan available to the Borrowers and, (y) if agreeing to make such Swingline Loan, confirm with the Agent (by telephone or in writing) that the Agent has also received such Swingline Loan Notice and, if not, such Swingline Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless such Swingline Lender has received notice (by telephone or in writing) from the Agent (including at the request of any Lender) prior to 3:00 p.m. (New York time) on the date of the proposed Borrowing of such Swingline Loans (A) directing such Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in Section 4.1.3(a), or (B) that one or more of the applicable conditions specified in Section 6.2 is not then satisfied, then, subject to the terms and conditions hereof, such Swingline Lender will, not later than 3:00 p.m. (New York time) on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower Agent at its office by crediting the account of the Borrowers on the books of such Swingline Lender in immediately available funds.
(n)Once a Swingline Loan is settled by the Lenders pursuant to Section 4.1.3(b), it shall become a U.S. Revolver Loan or Canadian Revolver Loan, as applicable, which is a Base Rate Loan unless prior to 11:00 a.m. (New York time) on the day which is two Business Days prior such settlement Borrowers elect to convert such Loan to a Term SOFR Loan pursuant to Section 3.1.2.
4.1.1Notices. Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Agent. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.
4.1.2Conforming Changes. Agent may make Conforming Changes from time to time with respect to SOFR, Term SOFR or any Successor Rate. Notwithstanding anything to the contrary in

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any Loan Document, any amendment implementing such changes shall be effective without further action or consent of any party to any Loan Document. Agent shall post or provide each such amendment to Lenders and Borrower Agent reasonably promptly after it becomes effective.
4.2Defaulting Lender. Notwithstanding anything herein to the contrary:
4.2.1Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).
4.2.2Payments; Fees. To the extent the Borrowers are required to pay any amounts to a Defaulting Lender hereunder, Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1, and the Borrowers shall not be required to pay such unused line fee to such Defaulting Lender (or Agent for the benefit of such Defaulting Lender). If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.
4.2.3Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including payment of any breakage costs for reallocated Term SOFR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.
4.3Number and Amount of Interest Period Loans; Determination of Rate. Each Borrowing of Interest Period Loans when made shall be in a minimum amount of $1,000,000 (or Cdn$1,000,000 if denominated in Canadian Dollars), plus an increment of $100,000 (or Cdn$100,000 if denominated in Canadian Dollars), in excess thereof. No more than eight (8) Borrowings of Interest Period Loans may be outstanding at any time, and all Interest Period Loans of the same Type to a Borrower Group having the same length and beginning date of their Interest Periods and the same currency shall be aggregated together and considered one Borrowing for this purpose. Upon determining Term SOFR or CDOR for any Interest Period requested by Borrowers within a Borrower Group, Agent shall promptly notify Borrower Agent thereof by telephone or electronically and, if requested by Borrower Agent, shall confirm any telephonic notice in writing.
4.4Borrower Agent. Each Borrower hereby designates the Company (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrower Materials, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, any Canadian Issuing Bank, any U.S. Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment.

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Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, each Canadian Issuing Bank, each U.S. Issuing Bank and each Lender shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking on its behalf by Borrower Agent shall be binding upon and enforceable against it.
4.5One Obligation. Without in any way limiting any Guaranty of the Obligations, (i) the U.S. Facility Obligations owing by each U.S. Facility Obligor constitute one general obligation of the U.S. Facility Obligors (unless otherwise expressly provided in any Loan Document) and are secured by Agent’s Lien on all Collateral of each U.S. Facility Obligor; provided, that Agent, each U.S. Lender and each U.S. Issuing Bank shall be deemed to be a creditor of, and the holder of a separate claim against, each U.S. Facility Obligor to the extent of any U.S. Facility Obligations jointly or severally owed by such U.S. Facility Obligor to such Person, and (ii) the Canadian Facility Obligations owing by each Canadian Facility Obligor constitute one general obligation of the Canadian Facility Obligors and (unless otherwise expressly provided in any Loan Document) are secured by Agent’s Lien on all Collateral of each Canadian Facility Obligor, provided that Agent, each Canadian Lender and Canadian Issuing Bank shall be deemed to be a creditor of, and the holder of a separate claim against, each Canadian Facility Obligor to the extent of any Canadian Facility Obligations owed by such Canadian Facility Obligor jointly or severally owed to such Person.
4.6Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products to the extent permitted by the agreements covering such Bank Products. Until Full Payment of the Obligations, all undertakings of Obligors contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case reasonably satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.2.5, 2.3.5, 3.4, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.
SECTION 5.PAYMENTS
5.1General Payment Provisions.
5.1.1All payments of Obligations shall be made without offset, counterclaim or defense of any kind, free and clear of (and, as provided in Section 5.9, without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon (Local Time) on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a Term SOFR Loan or CDOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Sections 3.1.1(c) and 3.9. Borrowers agree that so long as an Event of Default has occurred and is continuing, Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, in such manner as Agent deems advisable, but whenever possible, any prepayment of Loans to a Borrower Group shall be applied first to Floating Rate Loans of such Borrower Group and then to Interest Period Loans of such Borrower Group. All payments with respect to any U.S. Facility Obligations shall be made in U.S. Dollars and all payments with respect to any Canadian Facility Obligations shall be made in Canadian Dollars or, if any portion of such Canadian Facility Obligations is denominated in U.S. Dollars, then in U.S. Dollars; provided that the payment currency for each payment of fees by a Canadian Borrower pursuant to Section 3.2.1(b) shall be in U.S. Dollars or Canadian Dollars, at the option of Canadian Borrowers, and the amount of any such payment made in Canadian Dollars shall be determined by Agent based on the Spot Rate.
5.1.2Payments by Borrower; Presumption by Agent. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the

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Agent may assume that the Borrowers has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Banks, as the case may be, the amount due. With Respect to any payment that the Agent makes for the account of the Lenders or any Issuing Bank hereunder as to which the Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuing Banks, as the case may be, severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this Section 5.1.2 shall be conclusive, absent manifest error.
5.2Repayment of Loans. All Canadian Facility Obligations shall be due and payable in full on the Canadian Revolver Commitment Termination Date and all U.S. Facility Obligations shall be immediately due and payable in full on the U.S. Revolver Commitment Termination Date, unless, in each case, payment of such Obligations is sooner required hereunder. Loans may be prepaid from time to time, without penalty or premium, subject to, in the case of Interest Period Loans, the payment of costs set forth in Section 3.9. Subject to Section 2.1.5, if an Overadvance (whether as a result of exchange rate fluctuations or otherwise) exists at any time, Borrowers of the Borrower Group owing such Overadvance shall, on the sooner of Agent’s demand or the first Business Day after any Borrower of such Borrower Group has knowledge thereof, repay Loans or Cash Collateralize Letters of Credit in an amount sufficient to reduce Revolver Usage to the Borrowing Base.
5.3[Reserved].
5.4Payment of Other Obligations. Obligations under the Loan Documents other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.
5.5Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, any Canadian Issuing Bank, any U.S. Issuing Bank or any Lender, or if Agent, any Canadian Issuing Bank, any U.S. Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, a Canadian Issuing Bank, a U.S. Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.
5.6Application and Allocation of Payments.
5.6.1Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrowers; and (d) fourth, as determined by Agent in its discretion.
5.6.2Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, while an Event of Default is continuing, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows (subject to the terms of the Intercreditor Agreement):
(a)with respect to monies, payments, Property or Collateral of or from any U.S. Domiciled Obligors:

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(i)first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent, to the extent owing by any U.S. Domiciled Obligor;
(ii)second, to all amounts owing to Agent and U.S. Swingline Lender on U.S. Swingline Loans, U.S. Protective Advances, and U.S. Revolver Loans and participations that a Defaulting Lender has failed to settle or fund;
(iii)third, to all amounts owing to each U.S. Issuing Bank on U.S. LC Obligations, ratably among each U.S. Issuing Bank in proportion to the respective amounts described in this clause payable to it;
(iv)fourth, to all U.S. Facility Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to U.S. Lenders (exclusive of any Canadian Facility Obligations which are guaranteed by the U.S. Domiciled Obligors);
(v)fifth, to all U.S. Facility Obligations (other than Secured Bank Product Obligations) constituting interest (exclusive of any Canadian Facility Obligations which are guaranteed by the U.S. Domiciled Obligors);
(vi)sixth, to Cash Collateralize all U.S. LC Obligations;
(vii)seventh, to all U.S. Revolver Loans, and to Secured Bank Product Obligations arising under Hedging Agreements (including Cash Collateralization thereof) owing by the U.S. Domiciled Obligors (exclusive of any Canadian Facility Obligations which are guaranteed by the U.S. Domiciled Obligors) up to the amount of the U.S. Availability Reserves existing therefor;
(viii)eighth, to all other Secured Bank Product Obligations owing by the U.S. Domiciled Obligors (exclusive of any Canadian Facility Obligations which are guaranteed by the U.S. Domiciled Obligors);
(ix)ninth, to all remaining U.S. Facility Obligations (exclusive of any Canadian Facility Obligations which are guaranteed by the U.S. Domiciled Obligors); and
(x)tenth, to be applied in accordance with clause (b) below, to the extent there are insufficient funds for the Full Payment of all Obligations owing by the Canadian Domiciled Obligors;
(b)with respect to monies, payments, Property or Collateral of or from any Canadian Domiciled Obligors:
(i)first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent, to the extent owing by any Canadian Domiciled Obligor;
(ii)second, to all amounts owing to Agent and Canadian Swingline Lender on Canadian Swingline Loans, Canadian Protective Advances, and Canadian Revolver Loans and participations that a Defaulting Lender has failed to settle or fund;
(iii)third, to all amounts owing to each Canadian Issuing Bank on Canadian LC Obligations, ratably among each Canadian Issuing Bank in proportion to the respective amounts described in this clause payable to it;

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(iv)fourth, to all Canadian Facility Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Canadian Lenders;
(v)fifth, to all Canadian Facility Obligations (other than Secured Bank Product Obligations) constituting interest;
(vi)sixth, to Cash Collateralize all Canadian LC Obligations;
(vii)seventh, to all Canadian Revolver Loans, and to Secured Bank Product Obligations arising under Hedging Agreements (including Cash Collateralization thereof) owing by the Canadian Domiciled Obligors up to the amount of the Canadian Availability Reserves existing therefor;
(viii)eighth, to all other Secured Bank Product Obligations owing by the Canadian Domiciled Obligors; and
(ix)ninth, to all remaining Canadian Facility Obligations;
Amounts shall be applied to payment of each category of Obligations set forth within clauses (a) and (b) above only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the Secured Bank Product Provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties as among themselves, and any allocation within clauses (a) and (b) above, without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and each Obligor irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.
5.6.3Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).
5.7Dominion Account. The ledger balance in the Dominion Accounts of each Borrower Group as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Sweep Trigger Period. If a credit balance results from such application, it shall not accrue interest in favor of Borrowers and shall be made available to Borrowers of the applicable Obligor Group as long as no Event of Default exists.
5.8Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers within each Borrower Group hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

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5.9Taxes.
5.9.1Payments Free of Taxes; Obligation to Withhold; Tax Payment. All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then (i) Agent or such Obligor shall be entitled to make such deduction or withholding, (ii) Agent or such Obligor shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law and (iii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
5.9.2Payment of Other Taxes. Without limiting the foregoing, Obligors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.
5.9.3Tax Indemnification.
(c)Each Obligor shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Obligor shall make payment within 10 days after written demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Obligors by an Applicable Lender or an applicable Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error. Notwithstanding anything to the contrary, nothing in this Section 5.9.3(a) shall require an Obligor that is not a U.S. Facility Obligor to indemnify any Recipient with respect to any Indemnified Taxes arising from any obligations which are U.S. Facility Obligations.
(d)To the extent required by any Applicable Law, Agent may withhold from any payment to any Lender or Issuing Bank an amount equivalent to any applicable withholding Tax. Each Lender and Issuing Bank shall indemnify and hold harmless Agent, on a several basis, against (i) any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Obligors have not already paid or reimbursed Agent therefor and without limiting Obligors’ obligation to do so), (ii) any Taxes attributable to such Lender's failure to maintain a Participant register as required hereunder, and (iii) any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after written demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or any Issuing Bank by Agent shall be conclusive absent manifest error.
5.9.4Evidence of Payments. If Agent or an Obligor pays any Taxes pursuant to this Section, then upon request, Agent shall deliver to Borrower Agent or Borrower Agent shall deliver to Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Agent or Borrower Agent, as applicable.
5.9.5Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuing Bank, nor have any obligation to pay to any Lender or any Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or an Issuing Bank. If a Recipient determines in its

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discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Obligors or with respect to which an Obligor has paid additional amounts pursuant to this Section, it shall pay Obligors an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid pursuant to this Section 5.9.5, by Obligors with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Obligors agree, upon request by the Recipient, to repay the amount paid over to Obligors (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers pursuant to this Section 5.9.5 if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its Taxes that it deems confidential) available to any Obligor or other Person.
5.9.6Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender or an Issuing Bank, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.
5.10Lender Tax Information.
5.10.1Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding Tax. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.
5.10.2Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,
(e)Any Lender that is a U.S. Person shall deliver to Borrower Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower Agent or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(f)Any Foreign Lender with respect to the U.S. Borrowers shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower Agent or Agent), whichever of the following is applicable:
(xi)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(xii)executed copies of IRS Form W-8ECI or IRS Form W-8EXP;
(xiii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 and satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(xiv)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8EXP, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3 and satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 and satisfactory to Agent on behalf of each such direct and indirect partner;
(g)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Agent and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrower Agent or Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in Canadian or U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower Agent or Agent to determine the withholding or deduction required to be made; and
(h)if payment of an Obligation to a Recipient would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Recipient shall deliver to Borrower Agent and Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrower Agent or Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Agent or Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Recipient has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.
5.10.3[Reserved.]
5.10.4Redelivery of Documentation. If any form or certification previously delivered by a Lender or Agent pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender or Agent, as applicable shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.
5.10.5Defined Terms. For purposes of this Section 5.10, the term “Lender” includes any Issuing Bank.
5.11U.S. Guaranty.
5.11.1Joint and Several Liability and Guaranty of U.S. Domiciled Obligors. Each of U.S. Domiciled Obligors agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each of U.S. Domiciled Obligors agrees that its

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guaranty obligations hereunder as a U.S. Facility Guarantor and as a Canadian Facility Guarantor constitute a continuing guaranty of payment and not of collection, that such obligations shall not be waived, discharged, or impaired until Full Payment of the Obligations, and that such obligations are absolute, unconditional and continuing, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification (including, without limitation, modifications contemplated by Section 3.6, including, without limitation, any Benchmark Replacement Conforming Changes) of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code or otherwise; (f) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.
5.11.2Waivers by U.S. Domiciled Obligors.
(i)Each U.S. Domiciled Obligor hereby expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor. Each U.S. Domiciled Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is an Obligor. It is agreed among each U.S. Domiciled Obligor, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each U.S. Domiciled Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
(j)Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any U.S. Domiciled Obligor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each U.S. Domiciled Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any U.S. Domiciled Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any U.S. Domiciled Obligor shall not impair any other U.S. Domiciled Obligor’s obligation to pay the full amount of the Obligations. Each U.S. Domiciled Obligor waives all rights and defenses arising out of an election of remedies, such as non-judicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such U.S. Domiciled Obligor’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

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5.11.3Extent of Liability; Contribution of U.S. Domiciled Obligors.
(k)Notwithstanding anything herein to the contrary, each of U.S. Domiciled Obligors’ liability under this Section 5.11 shall not exceed the greater of (i) all amounts for which such U.S. Domiciled Obligor is primarily liable, as described in clause (c) below, and (ii) such U.S. Domiciled Obligor’s Allocable Amount.
(l)If any of U.S. Domiciled Obligors makes a payment under this Section 5.11 of any Obligations (other than amounts for which such of U.S. Domiciled Obligors is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other of U.S. Domiciled Obligors, exceeds the amount that such of U.S. Domiciled Obligors would otherwise have paid if each of U.S. Domiciled Obligors had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such of U.S. Domiciled Obligor’s Allocable Amount bore to the total Allocable Amounts of all of U.S. Domiciled Obligors, then such of U.S. Domiciled Obligors shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other of U.S. Domiciled Obligors for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any of U.S. Domiciled Obligors shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
(m)Section 5.11.3(a) shall not limit the liability of any of U.S. Domiciled Obligors to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Obligor), U.S. LC Obligations relating to U.S. Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Obligor shall be primarily liable for all purposes hereunder. During the continuance of an Event of Default, Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each U.S. Borrower and to restrict the disbursement and use of Loans and Letters of Credit to a U.S. Borrower based on that calculation.
(n)Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.
5.12Canadian Guaranty.
5.12.1Joint and Several Liability and Guaranty of Canadian Domiciled Obligors. Each of Canadian Domiciled Obligors agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Canadian Lenders the prompt payment and performance of, all Canadian Facility Obligations. Each of Canadian Domiciled Obligors agrees that its guaranty obligations as a Canadian Facility Guarantor hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be waived, discharged, or impaired until Full Payment of the Canadian Facility Obligations, and that such obligations are absolute, unconditional and continuing, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification (including, without limitation, modifications contemplated by Section 3.6, including, without limitation, any Benchmark Replacement Conforming Changes) of, or change in, any Canadian

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Facility Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Canadian Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect, register, stamp or terminate a Lien or to preserve rights against, any security or guaranty for any Canadian Facility Obligations or any action, or the absence of any action, by Agent or any Canadian Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Canadian Facility Obligor; (e) any election by Agent or any Canadian Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code (or the equivalent under any other Debtor Relief Law) or otherwise; (f) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the Bankruptcy Code (or the equivalent under any other Debtor Relief Law) or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code (or the equivalent under any other Debtor Relief Law) or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Canadian Facility Obligations.
5.12.2Waivers by Canadian Domiciled Obligors.
(o)Each Canadian Domiciled Obligor hereby expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Canadian Facility Obligations before, or as a condition to, proceeding against such Obligor. Each Canadian Domiciled Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Canadian Facility Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Canadian Facility Obligations as long as it is an Obligor. It is agreed among each Canadian Domiciled Obligor, Agent and Lenders that the provisions of this Section 5.12 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Canadian Domiciled Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
(p)Agent and Canadian Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.12. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Canadian Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Canadian Domiciled Obligor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Canadian Domiciled Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Canadian Domiciled Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Canadian Lender to seek a deficiency judgment against any Canadian Domiciled Obligor shall not impair any other Canadian Domiciled Obligor’s obligation to pay the full amount of the Canadian Facility Obligations. Each Canadian Domiciled Obligor waives all rights and defenses arising out of an election of remedies, such as non-judicial foreclosure with respect to any security for Canadian Facility Obligations, even though that election of remedies destroys such Canadian Domiciled Obligor’s rights of subrogation against any other Person. Agent may bid Canadian Facility Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Canadian Facility Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Canadian Facility Obligations shall be conclusively deemed to be the amount of the Canadian Facility Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Canadian Lender might otherwise be entitled but for such bidding at any such sale.

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5.12.3Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.
5.12.4Subordination. Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.
5.13Additional Guarantors. Each Person that is required to become a party to this Guaranty pursuant to Section 10.1.13 shall become a Guarantor for all purposes of this Guaranty upon execution and delivery by such Person of a supplement in form reasonably satisfactory to Agent.
5.14Discharge for Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation , but excluding a sale or disposition of such Equity Interests to another Obligor) in accordance with (and as permitted by) the terms and conditions hereof, or if any Guarantor is released of its Guaranty otherwise in accordance with this Agreement, then the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or any other Person effective as of the time of such Asset Disposition.
SECTION 6.CONDITIONS PRECEDENT
6.1Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied (or waived in accordance with Section 14.1.1(d)(i) hereof):
(a)Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.
(b)Agent shall have received (i) all filings or recordations necessary to perfect its Liens in the Collateral or arrangements reasonably satisfactory to Agent for such filings and recordations shall have been made (and all filing and recording fees and taxes in connection therewith shall have been duly paid or arrangements reasonably satisfactory to Agent for the payment of such fees and taxes shall have been made) and (ii) UCC, PPSA and Lien searches and other evidence reasonably satisfactory to Agent that such Liens are the only Liens upon the Collateral (including estoppel letters with respect to Canadian Domiciled Obligors), except Permitted Liens.
(c)Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, reasonably satisfactory to Agent.
(d)Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of Borrower Agent certifying that, after giving effect to the Loans made on the Closing Date and Transactions, the Company and its Subsidiaries on a Consolidated basis, are Solvent; (ii) no Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that are already qualified or modified by materiality in the text thereof and except for representations and warranties that expressly relate to an earlier date); and (iv) Obligors have complied with all agreements and conditions to be satisfied by it on or before the Closing Date under the Loan Documents.

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(e)Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.
(f)Agent shall have received a written opinion of Norton Rose Fulbright US LLP, Ballard Spahr LLP, Carlton Fields, P.A. and Dentons Canada LLP in form and substance reasonably satisfactory to Agent.
(g)Agent shall have received copies of the charter documents of each Obligor, and in the case of U.S. Domiciled Obligors certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates or similar instrument for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.
(h)Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Obligors, as well as all necessary endorsements naming Agent as a lender loss payee with respect to the Collateral, as the case may be, all in compliance with the Loan Documents.
(i)No event shall have occurred or circumstance exist since December 31, 2021 that, either individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect. Agent shall have completed its business, financial and legal due diligence of Obligors, including a field examination and inventory appraisal, with results reasonably satisfactory to Agent. No changes or developments shall have occurred, and no new or additional information, shall have been received or discovered by Agent or the Lenders regarding the Obligors after the date such due diligence investigation has completed that (i) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) purports to materially adversely affect the Transactions, and nothing shall have come to the attention of the Lenders to lead them to reasonably believe that the Transactions will have a Material Adverse Effect.
(j)Borrowers shall have paid all reasonable and documented fees and expenses to be paid to Agent and Lenders on the Closing Date (provided that invoices for expenses shall have been delivered to Borrower Agent three Business Days prior to the Closing Date).
(k)Agent shall have received (i) pro forma consolidated financial statements of the Company and its Consolidated Subsidiaries giving effect to the initial funding of Loans and issuance of Letters of Credit, and forecasts prepared by management of the Company (each in form reasonably satisfactory to Agent and evidencing Borrowers’ ability to comply with the financial covenant set forth in Section 10.3) of balance sheets, income statements and cash flow statements on a monthly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of this Agreement, and (ii) the annual (or other audited) financial statements of the Company and its Consolidated Subsidiaries for the Fiscal Years ended 2019, 2020 and 2021 and all amendments thereto).
(l)There shall be no action, suit, investigation, litigation or proceeding pending or, to the knowledge of the Borrowers, threatened in any court or before any arbitrator or governmental instrumentality that in Agent’s reasonable judgment (a) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (b) would reasonably be expected to materially and adversely affect this Agreement or the transactions contemplated thereby.
(m)Agent shall have received, at least three Business Days prior to the Closing Date, (x) all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the

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PATRIOT Act, that has been reasonably requested in writing at least ten Business Days prior to the Closing Date by the Lenders and (y) any Obligor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Obligor.
6.1Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans or arrange for issuance of any Letters of Credit to or for the benefit of Borrowers, unless the Closing Date shall have occurred and the following conditions are satisfied (or waived in accordance with Section 14.1.1(d) hereof):
(n)No Default shall exist at the time of, or immediately result from, such funding or issuance;
(o)The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on the date of, and upon giving effect to, such funding or issuance (except for representations and warranties that expressly relate to an earlier date);
(p)[reserved];
(q)With respect to issuance of a Letter of Credit, the Issuing Bank shall have received an LC Request and LC Application and the LC Conditions shall have been satisfied; and
(r)Agent shall have received a Notice of Borrowing with respect to the funding of any Loan.
Each request (or deemed request) by Borrowers for funding of a Loan or issuance of a Letter of Credit shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding or issuance.
SECTION 7.COLLATERAL
7.1Grant of Security Interest. To secure the prompt payment and performance of (a) all Obligations (including all obligations of the Guarantors), each U.S. Domiciled Obligor hereby grants to Agent, for the benefit of the Secured Parties, and (b) all Canadian Facility Obligations, each Canadian Domiciled Obligor hereby grants to Agent, for the benefit of the Canadian Facility Secured Parties, in each case, a continuing security interest in and Lien upon all Property of such Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:
(s)all Accounts;
(t)all Chattel Paper, including electronic chattel paper;
(u)all Commercial Tort Claims, including those shown on Schedule 7.4.1;
(v)all Deposit Accounts;
(w)all Documents;
(x)all General Intangibles, including Intellectual Property;
(y)all Goods, including Inventory, Equipment and fixtures;
(z)all Instruments;
(aa)all Investment Property;

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(ab)all Letter-of-Credit Rights;
(ac)all Supporting Obligations;
(ad)all Vehicles;
(ae)all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or an Affiliate of Agent or a Lender, including any Cash Collateral;
(af)all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral;
(ag)all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing; and
(ah)all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.
Notwithstanding anything herein to the contrary, in no event shall the security interest attach to, or the term “Collateral” be deemed to include, any Excluded Property.
7.1Lien on Deposit Accounts; Securities Accounts; Cash Collateral.
7.2.1Deposit Accounts; Securities Accounts. (a) To further secure the prompt payment and performance of all Obligations, each U.S. Domiciled Obligor hereby grants to Agent, for the benefit of the Secured Parties, and (b) to further secure the prompt payment and performance of all Canadian Facility Obligations, each Canadian Domiciled Obligor hereby grants to Agent, for the benefit of the Canadian Facility Secured Parties, in each case, a continuing security interest in and Lien upon all amounts credited to any Deposit Account and Securities Account of such Obligor, including sums in any blocked, lockbox, sweep or collection account; provided that, subject to the Intercreditor Agreement, any security interest in the TL Priority Collateral Account shall have second priority. Each Obligor hereby authorizes and directs each bank or other depository or securities intermediary to deliver to Agent, upon request of Agent, all balances in any Deposit Account and Securities Account maintained for such Obligor, without inquiry into the authority or right of Agent to make such request. Agent hereby agrees that it will not issue any such request unless an Event of Default has occurred and is continuing.
7.2.2Cash Collateral. Cash Collateral may be invested, at Agent’s discretion (and with the consent of Borrower Agent, as long as no Event of Default is continuing), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. As security for all Obligations, each U.S. Domiciled Obligor hereby grants to Agent, for the benefit of the Secured Parties, and as security for all Canadian Facility Obligations, each Canadian Domiciled Obligor hereby grants to Agent, for the benefit of the Canadian Facility Secured Parties, in each case, a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. At any time while an Event of Default is continuing, Agent may apply Cash Collateral of a U.S. Domiciled Obligor to the payment of the Obligations as they become due, and may apply Cash Collateral of a Canadian Domiciled Obligor to the payment of any Canadian Facility Obligations as they become due, in each case, in accordance with Section 5.6; provided that unless an Event of Default shall have occurred and is continuing, Cash Collateral shall be held as security for, and shall be applied to, solely the Obligations with respect to which such Cash Collateral was provided. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and (a) no U.S. Domiciled Obligor or other Person claiming through or on behalf of any U.S. Domiciled Obligor shall have any right to any Cash Collateral, until Full Payment of all Obligations and (b) no Canadian Domiciled Obligor or other Person claiming through or on behalf of any Canadian Domiciled Obligor shall have any right to any Cash Collateral, until Full Payment of all Canadian Facility.

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7.2Vehicles and Pledged Collateral.
7.3.1Vehicles. If any Obligor acquires a Vehicle that does not constitute Excluded Property (or if any Vehicle ceases to be Excluded Property), Obligors shall, within 90 days (as may be extended by Agent in its sole discretion), execute and deliver such documents and take such actions (including notation on the certificate of title) as Agent may reasonably request to create a perfected Lien in favor of Agent on such Vehicle.
7.3.2 Pledged Equity Interests and Debt. As security for the payment or performance, as the case may be, in full of all (a) Obligations, each U.S. Domiciled Obligor hereby assigns and pledges to Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to Agent, its successors and assigns, for the benefit of the Secured Parties, and (b) Canadian Facility Obligations, each Canadian Domiciled Obligor hereby assigns and pledges to Agent, its successors and assigns, for the benefit of the Canadian Facility Secured Parties, and hereby grants to Agent, its successors and assigns, for the benefit of the Canadian Facility Secured Parties, in each case, a security interest in all of such Obligor’s right, title and interest in, to and under (i) the Equity Interests now owned or at any time hereafter acquired by such Obligor (except for any Excluded Property), including the Equity Interests set forth on Schedule 7.3, and all certificates and other instruments representing such Equity Interests (collectively, the “Pledged Equity Interests”); (ii) the debt instruments now owned or at any time hereafter acquired by such Obligor, including the debt instruments set forth on Schedule 7.3 (which Schedule identifies debt instruments (other than checks received for deposit or collection in the ordinary course of business) that individually has a face or principal amount of at least $1,000,000), and all promissory notes and other instruments evidencing such debt instruments (collectively, the “Pledged Debt”); (iii) all other Property that may be delivered to and held by Agent pursuant to the terms of this Section 7.3.2; (iv) subject to Section 7.3.6, all payments of principal or interest, dividends, cash, instruments and other Property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities and instruments referred to in clauses (i) and (ii) above; (v) subject to Section 7.3.6, all rights and privileges of such Obligor with respect to the securities, instruments and other Property referred to in clauses (i), (ii), (iii) and (iv) above; and (vi) all proceeds of any and all of the foregoing (the items referred to in clauses (i) through (vi) above being collectively referred to as the “Pledged Collateral”).
Notwithstanding the foregoing, (A) no security interest is granted in and no Lien is granted upon any Excluded Property (and no Excluded Property shall constitute Pledged Equity Interests, Pledged Debt or Pledged Collateral) and (B) Obligors shall not be required to take any action under the law of any non-U.S. jurisdiction to create or perfect a security interest in Pledged Equity Interests in Immaterial Subsidiaries.
7.3.3Delivery of the Pledged Collateral.
(ai)Each of the U.S. Domiciled Obligors and the Canadian Domiciled Obligors agrees to deliver or cause to be delivered to Agent any and all tangible Pledged Collateral (other than (i) checks received for deposit or collection in the ordinary course of business and (ii) Pledged Debt of a face or principal amount of less than $1,000,000, individually, and in any event less than $2,000,000 in the aggregate for all such Pledged Debt) at every time owned by such Obligor promptly following its acquisition thereof.
(aj)Each of the U.S. Domiciled Obligors and the Canadian Domiciled Obligors will cause all Debt of any Person (including Subsidiaries and Affiliates of any such Obligor) in a principal amount of at least $1,000,000 that is owing to such Obligor to be evidenced by a duly executed promissory note that is pledged and delivered to Agent pursuant to the terms hereof.
(ak)Upon delivery to Agent, (i) any Pledged Equity Interests shall be accompanied by undated transfer powers duly executed by the applicable U.S. Domiciled Obligor or Canadian Domiciled Obligor in blank or other instruments of transfer satisfactory to Agent and by such other instruments and documents as Agent may reasonably request and (ii) all other Property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed by the applicable U.S. Domiciled Obligor or Canadian Domiciled Obligor in blank and by such

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other instruments and documents as Agent may reasonably request. Each delivery of Pledged Collateral after the date hereof shall be accompanied by a schedule describing the Pledged Collateral so delivered, which schedule shall be attached to Schedule 7.3 and made a part hereof; provided that failure to attach any such schedule hereto or any error in a schedule so attached shall not affect the validity of the pledge of any Pledged Collateral.
(al)In respect of any Uncertificated Securities included in the Pledged Collateral (i) on request by Agent, each Canadian Domiciled Obligor shall cause the appropriate issuers of such Uncertificated Securities either to register Agent or its nominee as the registered owner of such Uncertificated Securities or mark their books and records with the numbers and face amounts of all such Uncertificated Securities and all rollovers and replacements therefore to reflect the Lien of Agent granted pursuant to this Agreement; and (ii) each Canadian Domiciled Obligor shall on request by the Agent consent to Agent entering into an Investment Property Control Agreement with the issuer of any such Uncertificated Securities such that Agent shall have control thereof.
(am)In respect of any Security Entitlements or Securities Accounts included in the Pledged Collateral, (i) upon the occurrence and during the continuance of an Event of Default, each Canadian Domiciled Obligor shall upon request by Agent, direct the Securities Intermediary in respect of such Security Entitlements to transfer the Financial Assets to which such Security Entitlements relate to a Securities Account designated by Agent such that Agent shall become the Entitlement Holder in respect of such Financial Asset; and (ii) each Canadian Domiciled Obligor shall, upon request by Agent, consent to Agent entering into an Investment Property Control Agreement, reasonably satisfactory to Agent, with the Securities Intermediary in respect of any such Security Entitlements and Uncertificated Securities such that Agent shall have Control thereof.
(an)Following the occurrence and during the continuance of an Event of Default, such Canadian Domiciled Obligor will permit any Pledged Collateral in registered form to be registered in the name of Agent or its nominee at any time at the option of Agent.
(ao)Such Canadian Domiciled Obligor shall not consent to: (i) the entering into by any issuer of any Uncertificated Securities included in or relating to the Pledged Collateral of an Investment Property Control Agreement in respect of such Uncertificated Securities with any Person other than Agent or its nominee; or (ii) the entering into by any Securities Intermediary for any Security Entitlements included in or relating to the Pledged Collateral of an Investment Property Control Agreement in respect of such Security Entitlements with any Person other than Agent or its nominee.
(ap)Such Canadian Domiciled Obligor shall not enter into any agreement with any Securities Intermediary that governs any Securities Account included in or relating to any Pledged Collateral that either (i) specifies any such Securities Intermediary’s jurisdiction to be a jurisdiction other than the Province of Alberta for the purposes of the STA, (ii) specifies the laws of a jurisdiction other than the Province of Alberta as applicable to the acquisition of a Security Entitlement from such Securities Intermediary, or (iii) which is governed by the laws of a jurisdiction other than the Province of Alberta or consent to any amendment to any such agreement that would change (x) such Securities Intermediary’s jurisdiction to a jurisdiction other than the Province of Alberta for the purposes of the STA, (y) the applicable law to the acquisition of a Security Entitlement from such Securities Intermediary to be the laws of a jurisdiction other than the Province of Alberta, or (z) its governing law to a jurisdiction other than the Province of Alberta.
7.3.4Pledge Related Representations, Warranties and Covenants. Each of the U.S. Domiciled Obligors and the Canadian Domiciled Obligors hereby represents, warrants and covenants to Agent and the Secured Parties that:
(aq)Schedule 7.3 sets forth, as of the Closing Date, a true and complete list of (i) all the Equity Interests owned by such Obligor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by such Obligor and required to be pledged hereunder and (ii) all promissory notes and other instruments evidencing debt which are required to be pledged hereunder and delivered to the Agent in accordance with Section 7.3.3.

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(ar)The Pledged Equity Interests and Pledged Debt have been duly authorized and validly issued by the issuers thereof and (i) in the case of Pledged Equity Interests that are shares of a corporation, are fully paid and nonassessable and (ii) in the case of Pledged Debt, are legal, valid and binding obligations of the issuers thereof, subject to applicable Debtor Relief Laws and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law).
(as)Except for the security interests granted hereunder and under any other Security Document, such Obligor (i) is and, subject to any transfers or dispositions made in compliance with this Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Collateral listed on Schedule 7.3, (ii) holds the same free and clear of all Liens (other than Permitted Liens or transfers or dispositions permitted under this Agreement), (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral (other than Permitted Liens or transfers or dispositions permitted under this Agreement) and (iv) will defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens or transfers or dispositions permitted under this Agreement), however arising, of all persons whomsoever.
(at)Each of the U.S. Domiciled Obligors and the Canadian Domiciled Obligors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated.
(au)No Governmental Approval or any other action by any Governmental Authority and no consent or approval of any securities exchange or any other person (including stockholders, partners, members or creditors of the applicable Obligor) is or will be required for the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect).
(av)By virtue of the execution and delivery by each U.S. Domiciled Obligor and each Canadian Domiciled Obligor of this Agreement (or a supplement or joinder to this Agreement) or any other Canadian Security Agreement (or a supplement or joinder to such Canadian Security Agreement), as applicable, or, when any Pledged Collateral of any such Obligor is delivered to Agent (or its gratuitous bailee) in accordance with this Agreement, Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Collateral as security for the payment and performance of, in the case of each U.S. Domiciled Obligor, the Obligations, and, in the case of each Canadian Domiciled Obligor, the Canadian Facility Obligations.
(aw)Each Obligor agrees that it will not, nor will it permit any other Person to cause any Pledged Equity Interests comprised of interests in a partnership or limited liability company to be classified as “securities” for purposes of Article 8 of the UCC without the express, prior written consent of Agent, or to certificate such Pledged Equity Interests pursuant to, Article 8 of the UCC without the express, prior written consent of Agent. With respect to each partnership or limited liability company that is a Wholly-Owned Subsidiary and the issuer of Pledged Equity Interests (A)  on the Closing Date, within the time periods set forth on Schedule 10.1.18 and (B) that is acquired or formed after the Closing Date (including, without limitation, pursuant to any Division), within 30 days after such acquisition or formation, each Obligors that is a pledgor of such Pledged Equity Interest shall cause each partnership or limited liability company that is an issuer of such Pledged Equity Interest to amend its partnership agreement or limited liability company agreement to include the following provisions:
“The [Partnership] [LLC] hereby irrevocably agrees that all [partnership interests (including any Units and any interests in such Units, collectively the “Partnership Interests”)] [membership interests (“Membership Interests”)] in [Partnership] [LLC] shall not be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of [_______] and each other applicable jurisdiction.
Notwithstanding any other provision in this [Limited Partnership Agreement] [Operating Agreement] or otherwise to the contrary, each [Partner] [Member] consents to and agrees that (i) any [Partner] [Member] may pledge its [partnership interests (including any Units

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and any interests in such Units, collectively the [Partnership][Membership] Interests to secure obligations arising pursuant to loans or other financial accommodations made to a [Partner] [Member], the [Partnership] [LLC] and/or one or more of their respective affiliates from time to time, (ii) a pledgee of [Partnership] [Membership] Interests, or such pledgee’s permitted successors or assigns, may, in connection with the valid exercise of such pledgee’s or such permitted successor’s or assign’s rights, sell, transfer or otherwise dispose of all or part of the [Partnership] [Membership] Interests (including a sale, transfer or disposition in connection with any foreclosure) without any further consent of any [Partner] [Member] and without having to comply with any restrictions of the sale, transfer of other disposition of the [Partnership] [Membership] Interests set forth in this [Limited Partnership Agreement] [Operating Agreement] or otherwise and (iii) a pledgee of [Partnership] [Membership] Interests, or such pledgee’s permitted successors or assigns, in connection with the valid exercise of such pledgee’s or such permitted successor’s or assign’s rights, or any purchaser of the [Partnership] [Membership] Interests acquired the [Partnership] [Membership] Interests in connection with the valid exercise of such rights (including in connection with any foreclosure), may acquire the [Partnership] [Membership] Interests and become a [Partner] [Member] or be substituted for a [Partner] [Member] under this [Limited Partnership Agreement] [Operating Agreement] without the consent of any [Partner] [Member] and without having to comply with any of the restrictions on the sale, transfer or other disposition of the interests set forth in this [Limited Partnership Agreement] [Operating Agreement] or otherwise.”
So long as any pledge of any [Partnership][Membership] is in effect, this Section shall not be amended and any purported amendment to this provision shall null and void. So long as any pledge of any [Partnership][Membership] is in effect, this provision shall inure to the benefit of such pledgee and its successors, assigns and designated agents, as an intended third party beneficiary, and no amendment, modification or waiver of, or consent with respect to this provision shall in any event be effective without the prior written consent of such pledgee.  Any amendment, modification or waiver of this provision without such consent shall be null and void.”
7.3.1Registration in Nominee Name; Denominations. Agent shall have the right (in its sole and absolute discretion) to hold the Pledged Collateral in its own name as pledgee, in the name of its nominee (as pledgee or as sub-agent) or in the name of the applicable U.S. Domiciled Obligor or Canadian Domiciled Obligor, endorsed or assigned in blank or in favor of Agent. Each of the U.S. Domiciled Obligors and the Canadian Domiciled Obligors will promptly give to Agent copies of any notices or other communications received by it with respect to its Pledged Collateral. Upon the occurrence and during the continuance of an Event of Default, Agent shall at all times have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Agreement.
7.3.2Voting Rights; Dividends and Interest.
(ax)Unless and until an Event of Default shall have occurred and be continuing and Agent shall have notified the Borrower Agent that the U.S. Domiciled Obligors’ and the Canadian Domiciled Obligors’ rights under this Section 7.3.6 are being suspended:
(i)Each of the U.S. Domiciled Obligors and the Canadian Domiciled Obligors shall be entitled to exercise any and all voting and other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral or the rights and remedies of Agent or any other Secured Party under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.
(ii)Agent shall execute and deliver to each U.S. Domiciled Obligor and each Canadian Domiciled Obligor, or cause to be executed and delivered to it, all

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such proxies, powers of attorney and other instruments as such Obligor may reasonably request for the purpose of enabling such Obligor to exercise the voting and other consensual rights and powers it is entitled to exercise pursuant to clause (i) above.
(iii)Each of the U.S. Domiciled Obligors and the Canadian Domiciled Obligors shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of its Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of this Agreement, the other Loan Documents and Applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by such Obligor, shall be held in trust for the benefit of Agent, shall be segregated from other Property or funds of such Obligor and shall be forthwith delivered to Agent upon demand in the same form as so received (with any necessary endorsement).
(ay)Upon the occurrence and during the continuance of an Event of Default, after Agent shall have notified Borrower Agent of the suspension of each of the U.S. Domiciled Obligors’ and Canadian Domiciled Obligors’ rights under clause (a)(iii) of this Section 7.3.6, all rights of each of the U.S. Domiciled Obligors and Canadian Domiciled Obligors to dividends, interest, principal or other distributions that such Obligor is authorized to receive pursuant to clause (a)(iii) of this Section 7.3.6 shall cease, and all such rights shall thereupon become vested in Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any U.S. Domiciled Obligor or Canadian Domiciled Obligor contrary to the provisions of this Section 7.3.6 shall be held in trust for the benefit of Agent, shall be segregated from other Property or funds of such Obligor and shall be forthwith delivered to Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other Property paid over to or received by Agent pursuant to the provisions of this paragraph shall be retained by Agent in an account to be established by Agent upon receipt of such money or other Property, shall be held as security for Obligations, in the case of each U.S. Domiciled Obligor and, the Canadian Facility Obligations, in the case of each Canadian Domiciled Obligor, and, in each case, shall be applied in accordance with the provisions of Section 5.6. After all Events of Default giving rise to the suspension of the U.S. Domiciled Obligors’ and Canadian Domiciled Obligors’ rights under paragraph (a)(iii) of this Section 7.3.6 have been cured or waived and Borrower Agent has delivered to Agent a certificate of a Senior Officer of Borrower Agent to that effect, Agent shall promptly remit to each U.S. Domiciled Obligor and Canadian Domiciled Obligor all dividends, interest, principal or other distributions that such Obligor would otherwise be permitted to retain pursuant to the terms of clause (a)(iii) of this Section 7.3.6 and that are retained by Agent and not therefore otherwise applied to the Obligations in accordance with the terms of this Agreement.
(az)Upon the occurrence and during the continuance of an Event of Default, after Agent shall have notified Borrower Agent of the suspension of the U.S. Domiciled Obligors’ and Canadian Domiciled Obligors’ rights under clause (a)(i) of this Section 7.3.6, all rights of each of the U.S. Domiciled Obligors and Canadian Domiciled Obligors to exercise the voting and other consensual rights and powers it is entitled to exercise pursuant to clause (a)(i) of this Section 7.3.6, and the obligations of Agent under clause (a)(ii) of this Section 7.3.6, shall cease, and all such rights shall thereupon become vested in Agent, which shall have the sole and exclusive right and authority to exercise such voting and other consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, Agent shall have the right from time to, in its sole discretion, notwithstanding the continuance of an Event of Default, to permit such Obligor to exercise such rights and powers. After all Events of Default giving rise to the suspension of the U.S. Domiciled Obligors’ and Canadian Domiciled Obligors’ rights under clause (a)(i) of this Section 7.3.6 have been cured or waived and Borrower Agent has delivered to Agent a certificate of a Senior Officer of Borrower Agent to that effect, all rights vested

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in Agent pursuant to this clause (c) shall cease, and U.S. Domiciled Obligors and Canadian Domiciled Obligors shall have the exclusive right to exercise the voting and consensual rights and powers they would otherwise be entitled to exercise pursuant to paragraph (a)(i) of this Section 7.3.6.
7.3.5Waiver of Transfer Restrictions. Each Obligor (in its capacity as an issuer, stockholder, member or other holder of Equity Interests) hereby waives (a) any and all transfer restrictions applicable to any Pledged Equity Interests set forth in the Organic Documents of the Person that is the issuer of such Pledged Equity Interests (the “Transfer Restrictions”), and (b) the enforceability of such Transfer Restrictions in connection with the exercise of any rights and remedies under this Agreement by any Secured Party, and upon any Secured Party’s exercise of its rights and remedies under this Agreement, such Secured Party, a purchaser at a foreclosure sale of Pledged Collateral or such party’s designee shall be immediately and automatically admitted as an owner of the Person that is the issuer of the applicable Pledged Equity Interests with all ownership rights accruing to it (including, without limitation, all rights to distributions and voting) without the need to obtain the consent of the Obligor that is the owner of such Pledged Equity Interests or to provide or comply with any restrictions on transfer with respect to Pledged Collateral in favor of such Obligor or any other Person, notwithstanding anything in the Organic Documents of the Person that is the issuer of the applicable Pledged Equity Interests, any other agreement to which such Obligor or such Person is a party with respect to Pledged Collateral or otherwise to the contrary or in conflict thereof.
7.3.6ULC Pledged Shares. Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, or any other document or agreement among all or some of the parties hereto, an Obligor is as of the date of this Agreement the sole registered and beneficial owner of all ULC Pledged Shares, if any, and will remain so until such time as such ULC Pledged Shares are fully and effectively transferred into the name of Agent or any other Person on the books and records of such ULC. Nothing in this Agreement, any other Loan Document or any other document or agreement delivered among all or some of the parties hereto is intended to or shall constitute Agent or any Person other than an Obligor to be a member or shareholder of any ULC until such time as written notice is given to the applicable Obligor and all further steps are taken so as to register Agent or other Person as holder of the ULC Pledged Shares. The granting of any pledge, security interest or Lien pursuant to this Agreement or any other Loan Document does not make Agent or any other Secured Party a successor to any Obligor as a member or shareholder of any ULC, and neither Agent nor any other Secured Party nor any of their respective successors or assigns hereunder shall be deemed to become a member or shareholder of any ULC by accepting this Agreement or any other Loan Document or exercising any right granted herein or therein unless and until such time, if any, when Agent or any successor or assign expressly becomes a registered member or shareholder of any such ULC. Each Obligor shall be entitled to receive and retain for its own account any dividends or other distributions if any, in respect of any ULC Pledged Shares, and shall have the right to vote such ULC Pledged Shares and to control the direction, management and policies of the ULC issuing such ULC Pledged Shares to the same extent as such Obligor would if such ULC Pledged Shares were not pledged to Agent or to any other Person pursuant hereto. To the extent any provision hereof or thereof would have the effect of constituting Agent or any other Secured Party to be a member or shareholder of any ULC prior to such time, such provision shall be severed herefrom and ineffective with respect to the relevant ULC Pledged Shares without otherwise invalidating or rendering unenforceable this Agreement or the other Loan Documents or invalidating or rendering unenforceable such provision insofar as it relates to Collateral other than ULC Pledged Shares. Notwithstanding anything herein to the contrary (except to the extent, if any, that Agent or any other Secured Party or any of their successors or assigns hereafter expressly becomes a registered member or shareholder of any ULC), neither Agent nor any other Secured Party nor any of their respective successors or assigns shall be deemed to have assumed or otherwise become liable for any debts or obligations of any ULC. Except upon the exercise by Agent or any other Secured Party or other Persons of rights to sell or otherwise dispose of ULC Pledged Shares or other remedies following the occurrence and during the continuance of an Event of Default, each Obligor shall not cause or permit, or enable any ULC in which it holds ULC Pledged Shares to cause or permit, Agent or other Secured Party to: (a) be registered as member or shareholder of such ULC; (b) have any notation entered in its favor in the share register of such ULC; (c) be held out as member or shareholder of such ULC; (d) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of Agent or such Secured Party or other Person holding a security interest in or Lien on the ULC Pledged Shares; or (e) act

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as a member or shareholder of such ULC, or exercise any rights of a member or shareholder of such ULC, including the right to attend a meeting of such ULC or vote the shares of such ULC.
7.3Other Collateral.
7.4.1Commercial Tort Claims. Except as shown on Schedule 7.4.1, as of the Closing Date, no Obligor has a Commercial Tort Claim (other than a Commercial Tort Claim for less than $1,000,000). Obligors shall promptly notify Agent in writing if any Obligor has a Commercial Tort Claim (other than a Commercial Tort Claim for less than $1,000,000), shall promptly amend Schedule 7.4.1 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority (or, subject to the Intercreditor Agreement, second priority) Lien in favor of Agent, subject in each case only to Permitted Prior Liens.
7.4.2Certain After-Acquired Collateral. Obligors shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of (a) Deposit Accounts (other than an Excluded Account), (b) Securities Accounts (other than Excluded Accounts), (c) Intellectual Property that is material to such Obligor’s business or (d) Chattel Paper, Documents, Instruments or Investment Property, in each case with an individual value of or face amount in excess of $1,000,000, and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority (or subject to the Intercreditor Agreement, second priority) Lien upon such Collateral, subject only to Permitted Prior Liens, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Obligors shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.
7.4Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any other Secured Party to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.
7.5Further Assurances. All Liens granted to Agent under the Loan Documents by (a) the U.S. Domiciled Obligors are for the benefit of the Secured Parties and (b) the Canadian Domiciled Obligors are for the benefit of the Canadian Facility Secured Parties. Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.
7.6Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens and security interests granted to Agent pursuant to this Agreement and the exercise of any right or remedy by Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.
SECTION 8.COLLATERAL ADMINISTRATION
8.1Borrowing Base Reports.
8.1.1Delivery. Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Report (i) as of the close of business of the previous month by the 25th day of each month, (ii) during any Collateral Reporting Trigger Period, if requested by Agent, as of the close of business of the previous week by Wednesday of each week and (iii) at such other times as Agent may request after an Event of Default has occurred and is continuing. All information (including calculation of Availability) in a Borrowing Base Report shall be certified by Borrower Agent. The Borrowing Base shall be determined by reference to the most recently delivered Borrowing Base Report as Agent may from time to time adjust (a) to reflect Agent’s reasonable estimate of declines in value of Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates

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to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent any information or calculation does not comply with this Agreement.
8.1.2Reserves; Eligibility.
8.1.3The Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves upon three (3) Business Days’ prior written notice to the Borrower Agent (during which period the Agent shall be available to discuss in good faith any such proposed Reserve with the Borrower Agent and the Obligors may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or modification no longer exists); provided that no such prior notice shall be required for (1) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized, or (2) changes to Reserves or establishment of additional Reserves if it would be reasonably likely that a Material Adverse Effect would occur were such Reserve not changed or established prior to the expiration of such three (3) Business Day period, or (3) changes to Reserves when a Default or Event of Default exists. Promptly after the Agent has knowledge that the event, condition or matter which is the basis for the establishment of a Reserve no longer exists, the Agent shall eliminate such Reserve. The establishment or change of any Reserve against the applicable Borrowing Base shall, in each case, be limited to such Reserve as the Agent determines in its Permitted Discretion to be necessary (i) to reflect items that could reasonably be expected to adversely affect the value of the applicable Eligible Accounts or Eligible Inventory or (ii) to reflect items that could reasonably be expected to adversely affect the enforceability or priority of the Agent’s Liens on the applicable ABL Priority Collateral. Notwithstanding any other provision of this Agreement to the contrary, (a) in no event shall any Reserve with respect to any component of the Borrowing Base duplicate any Reserve or adjustment already accounted for in determining eligibility criteria (including collection and/or advance rates) and (b) the amount of any such Reserve (or change in Reserve) and the scope of any change in eligibility standards shall be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to the relevant contributing factor or shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or change.
8.2Accounts.
8.2.1Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records, in all material respects, of its Accounts, including all payments and collections thereon and, during any Collateral Reporting Trigger Period, shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall also provide to Agent, on or before the 25th day of each month and, during any Collateral Reporting Trigger Period, by Wednesday of each week, a detailed aged trial balance of all Accounts as of the end of the preceding month and, during any Collateral Reporting Trigger Period, as of the end of the preceding week, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If any Account in an aggregate face amount of $5,000,000 or more ceases to be an Eligible Account (other than as a result of the application of clause (a) of the definition of “Canadian Eligible Account” or “U.S. Eligible Account”), Borrowers shall notify Agent of such occurrence promptly (and in any event, within five (5) Business Days or such longer period of time as Agent may agree) after any Borrower has knowledge thereof.
8.2.2Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, during the continuance of an Event of Default, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.
8.2.3Account Verification. After an Event of Default has occurred and is continuing, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone

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or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
8.2.4Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent. Borrowers shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Sweep Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account. If a Dominion Account is not maintained with Bank of America, Agent may, during any Sweep Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
8.2.5Proceeds of Collateral. Borrowers shall request in writing and otherwise take all reasonably necessary steps to ensure that all payments on Accounts or otherwise relating to the ABL Priority Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any ABL Priority Collateral, it shall hold the same in trust for Agent and promptly (not later than the next Business Day) deposit the same into a Dominion Account.
8.3[Reserved].
8.4Inventory.
8.4.1Records and Reports of Inventory. Each Borrower shall keep accurate and complete records in all material respects of its Inventory, including costs and daily withdrawals and additions and, during any Collateral Reporting Trigger Period, shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall conduct periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on such counts on an annual basis, together with such supporting information as Agent may request. Agent may participate in and observe each physical count or periodic cycle count.
8.4.2Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $10,000,000 (net of any purchase of Inventory from such supplier, vendor or other Person contemporaneously with such return); and (d) during any Sweep Trigger Period, any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations.
8.4.3Acquisition, Sale and Maintenance. Borrowers shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law (except where the failure to so conform with Applicable Law would not reasonably be expected to result in a Material Adverse Effect), and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.
8.5Equipment.
8.5.1Records and Schedules of Equipment. Each Obligor shall keep accurate and complete records in all material respects of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may reasonably request, a current schedule thereof, in form reasonably satisfactory to Agent. Promptly upon request, Obligors shall deliver to Agent evidence of their ownership or interests in any Equipment.

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8.5.2[Reserved].
8.6Deposit Accounts; Securities Accounts.
(a)Schedule 8.6 sets forth all Deposit Accounts and Securities Accounts maintained by Borrowers and other Obligors, including all Dominion Accounts as of the Closing Date. Subject to the terms of the Intercreditor Agreement, each Borrower and other Obligors shall take all actions necessary to establish Agent’s control of each such Deposit Account and Securities Account and each new Deposit Account and Securities Account opened after the Closing Date (other than (a) accounts exclusively used for payroll, withholding tax and other fiduciary deposit accounts and (b) accounts containing not more than $1,000,000 for all such accounts at any time (each an “Excluded Account” and collectively for all such accounts in clauses (a) and (b) above, the “Excluded Accounts”); provided, that, until U.S. Borrowers and the other U.S. Facility Obligors shall have satisfied the requirements of Section 8.6(b), as long as (1) such Obligors maintain a Dominion Account with Wells Fargo Bank, N.A. no. 4121872774 (the “Specified Wells Master Account”) and (2) funds on deposit in the Deposit Accounts set forth on Schedule 8.6(a) are swept and deposited in the Specified Wells Master Account with the frequency shown for each such Deposit Account on Schedule 8.6(a), such Deposit Accounts shall not be required to be subject to Agent’s control as provided in this Section 8.6(a). One or more Obligors shall be the sole account holders of each Deposit Account and Securities Account of any Obligor and shall not allow any other Person (other than Agent and, subject to the Intercreditor Agreement, the Term Loan Agent) to have control over a Deposit Account or a Securities Account or any Property deposited therein. Each Borrower and each other Obligor shall promptly notify Agent of any opening or closing of a Deposit Account or a Securities Account (other than an Excluded Account). Each Borrower shall (i) request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to lockboxes and Dominion Accounts maintained pursuant to and in accordance with Section 8.2.4, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof (except with respect to up to $1,000,000 at any given time, the fifth Business Day after the receipt thereof), all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all ABL Priority Collateral (whether or not otherwise delivered to a lockbox) into one or more Dominion Accounts. All Net Proceeds of the sale or other disposition of any ABL Priority Collateral, shall be deposited directly into the applicable Dominion Accounts.
(b)Commencing on the date that is one hundred and twenty (120) days after the Closing Date (or such later date as may be agreed to by Agent in its sole discretion) and continuing until Full Payment of the Obligations, each U.S. Borrower and the other U.S. Facility Obligors shall cause all funds or other property of such U.S. Borrower or U.S. Facility Obligor maintained in any Deposit Accounts, (other than the TL Priority Collateral Account) to be solely maintained in Deposit Accounts held with Bank of America, N.A. or any of its Affiliates, except for Excluded Accounts.
8.1General Provisions.
8.7.1Location of Collateral.
(c)All tangible items of Collateral of U.S. Domiciled Obligors (and with respect to tangible Collateral that is Inventory, if the aggregate Value of all such Inventory exceeds $100,000), other than Inventory in transit or held on location at customer sites in the ordinary course of business of the Obligors, shall at all times be kept by U.S. Domiciled Obligors at the business locations owned or leased by U.S. Domiciled Obligors set forth in Schedule 8.7.1(a), except that the U.S. Domiciled Obligors may (i) make sales or other dispositions of Collateral in accordance with Section 10.2.8 and (ii) move or keep tangible Collateral to another location or locations in the United States, upon five (5) Business Day days prior written notice to Agent (or such other period of time as Agent may agree in its discretion in writing); provided, that no notice shall be required for a location with respect to tangible Collateral that is Inventory if the aggregate Value of all such Inventory is less than $100,000.
(d)All tangible items of Collateral of Canadian Domiciled Obligors (and with respect to tangible Collateral that is Inventory, if the aggregate Value of all such Inventory exceeds

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$100,000), other than Inventory in transit or held on location at customer sites in the ordinary course of business of the Obligors, shall at all times be kept by Canadian Domiciled Obligors at the business locations owned or leased by Canadian Domiciled Obligors set forth in Schedule 8.7.1(b), except that the Canadian Domiciled Obligors may (i) make sales or other dispositions of Collateral in accordance with Section 10.2.8 and (ii) move or keep tangible Collateral to another location or locations in Canada, upon five (5) Business Days prior written notice to Agent (or such other period of time as Agent may agree in its discretion in writing); provided, that no notice shall be required for a location with respect to tangible Collateral that is Inventory if the aggregate Value of all such Inventory is less than $100,000.
8.7.2Insurance of Collateral; Condemnation Proceeds.
(e)Each Obligor shall maintain insurance with respect to the Collateral in accordance with Section 10.1.8. From time to time upon request, the Borrowers shall provide Agent with reasonably detailed information as to the insurance so carried; provided, that if Real Estate secures any Obligations at any time, flood hazard diligence, documentation and insurance shall comply with all applicable Flood Laws or otherwise shall be reasonably satisfactory to all Lenders. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as lender loss payee in respect of the property insurance policies relating to the Collateral; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are, subject to the terms of the Intercreditor Agreement, delivered to Agent. If an Event of Default exists, subject to the terms of the Intercreditor Agreement, only Agent shall be authorized to settle, adjust and compromise such claims.
(f)During any Sweep Trigger Period, subject to the terms of the Intercreditor Agreement, any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be deposited in a Dominion Account.
8.7.1Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.
8.7.2Defense of Title. Each Obligor shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.
8.7Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or an Obligor ‘s name, but at the cost and expense of Obligors and subject to the terms of the Intercreditor Agreement:
(g)Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and
(h)During an Event of Default to the extent any of the following relate to the ABL Priority Collateral, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any

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Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts, Securities Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor ‘s obligations under the Loan Documents.
SECTION 9.REPRESENTATIONS AND WARRANTIES
9.1General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:
9.1.1Organization; Powers. Each Obligor and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate (or equivalent) power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Obligor is an EEA Financial Institution.
9.1.2Authority; Enforceability. The Transactions applicable to each Obligor are within its corporate, limited liability company, or limited partnership powers, as applicable, and have been duly authorized by all necessary corporate, limited liability company or partnership, as applicable, and, if required, equity holder action (including, without limitation, any action required to be taken by any class of directors or other governing body of any Obligor or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which an Obligor is a party has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
9.1.3Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or other equity holders or any class of directors or other governing body, whether interested or disinterested, of any Borrower or any other Person) to be made or obtained by an Obligor, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document against an Obligor or the consummation of the transactions contemplated thereby by an Obligor, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Documents as required by this Agreement and such Security Documents, and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, or would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any Sanctions or Applicable Law applicable to an Obligor, (ii) any Organic Documents of any Obligor, or (iii) any order of any Governmental Authority binding on any Obligor, (c) will not violate or result in a default under any Material Contract, or give rise to a right thereunder to require any payment to be made by any Obligor or

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any Subsidiary thereunder and (d) will not result in the creation or imposition of any consensual Lien on any Property of any Obligor or any Subsidiary (other than the Liens created by the Loan Documents).
9.1.4Financial Condition; No Material Adverse Effect.
(i)The Borrower Agent has heretofore furnished to Agent and the Lenders the consolidated balance sheet and statements of operations, stockholders’ equity and cash flows of the Company and its Consolidated Subsidiaries as of and for the Fiscal Year ended December 31, 2021, reported on by Hein & Associates, independent public accountants. Such financial statements are prepared in accordance with GAAP and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP.
(j)Since December 31, 2021, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
(k)Neither any Obligor nor any Subsidiary has, on the date hereof after giving effect to the Transactions, any Material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes that are due and owing, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except for the outstanding Term Loans under the Term Loan Credit Agreement or as reflected on Schedule 9.1.4.
9.1.5Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Obligor, threatened in writing, received by, and against or affecting, any Obligor or any Subsidiary or any of their respective Properties (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.
9.1.6Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account shown as an Eligible Account in a Borrowing Base Report.
(l)it is genuine and in all material respects what it purports to be;
(m)it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Agent on request;
(n)no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the PPSA, the Civil Code of Quebec or other Applicable Law, the, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;
(o)no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and
(p)to the Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; and (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards.
9.1.1Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

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(q)Obligors and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with applicable Environmental Laws;
(r)Obligors and the Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with such Environmental Permits being currently in full force and effect, and none of Obligors nor the Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit is likely to be revoked, suspended or adversely modified or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;
(s)there are no claims, demands, suits, orders, inquiries, investigations, written requests for information or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Law that is pending or, to any Obligor’s knowledge, threatened against any Obligor or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties;
(t)none of the Properties of any Obligor or any Subsidiary contain or to any Obligor’s knowledge have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;
(u)there has been no Release or, to Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from any Obligor’s or any Subsidiary’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property in quantities or concentrations that would require remediation;
(v)neither any Obligor nor any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite any Obligor’s or any Subsidiary’s Properties and, to any Obligor’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice; and
(w)there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of Obligors’ or the Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation and, to any Obligor’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of notice regarding such exposure.
9.1.7Compliance with the Laws. Each Obligor and each Subsidiary is in compliance, and its Properties and business operations are in compliance, with all Applicable Laws applicable to it (including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes), and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so (other than failure to comply with Anti-Terrorism Laws applicable to it), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. There are no outstanding citations, notices or orders of material noncompliance issued to any Obligor or any Subsidiary under any Applicable Law applicable to it, except where alleged non-compliance would not reasonably be expected to result in a Material Adverse Effect. No Inventory has been produced in violation of the FLSA.

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9.1.8Investment Company Act, etc. No Obligor is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
9.1.9Taxes. Each Obligor and its Subsidiaries have timely filed or caused to be filed all income, franchise and other material tax returns and reports required to have been filed and have paid or caused to be paid all income, franchise and other material Taxes required to have been paid by them, except to the extent being Properly Contested. The charges, accruals and reserves on the books of such Obligor and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of such Obligor, adequate. No Lien relating to Taxes described in the first sentence of this Section 9.1.10 has been filed and, to the knowledge of any Obligor, no claim is being asserted with respect to any such Tax or other such governmental charge.
9.1.10Employee Benefit Plans.
(x)Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(i)ERISA. Obligors have complied with ERISA and, where applicable, the Code regarding each Plan (as applicable).
(ii)No ERISA Event has occurred or is reasonably expected to occur and each Plan is, and has been, established and maintained in compliance with its terms, ERISA and, where applicable, the Code.
(iii)No act, omission or transaction has occurred which could result in imposition on any Obligor, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.
(iv)Full payment when due has been made of all amounts which Borrower, another Obligor or any ERISA Affiliate is required under the terms of each Pension Plan or applicable law to have paid as contributions to such Pension Plan as of the date hereof.
(v)Neither Obligors nor the sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by an Obligor, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.
(y)Canadian Employee Plans.
(x)No Canadian Employee Plan provides for medical, life or other welfare benefits (through insurance or otherwise), with respect to any current or former employee of any Canadian Domiciled Obligor or any Affiliate thereof after retirement or other termination of service (other than coverage mandated by Applicable Law or coverage provided through the end of the month containing the date of termination from service or otherwise where part of a severance package or with respect to injured or disabled employees).
(xi)Obligors are in compliance in all material respects with the requirements of the PBA and any binding FSCO requirements of general application with respect to each Canadian Pension Plan and in material compliance with any FSCO directive or order directed specifically at a Canadian Pension Plan. No Canadian Pension

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Plan has any unfunded liability, solvency deficiency or wind up deficiency or otherwise has its present value benefit liabilities determined on a plan termination basis in accordance with actuarial assumptions in excess of the current value of its assets,. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan. No Obligor or Subsidiary contributes to or participates in a Canadian Multi-Employer Plan. No Obligor or an Affiliate thereof maintains, contributes or has any liability with respect to a Canadian Defined Benefit Pension Plan. No Termination Event has occurred. All contributions required to be made by any Obligor or Subsidiary to any Canadian Pension Plan have been made in a timely fashion in accordance with the terms of such Canadian Pension Plan and the PBA. No Lien has arisen, choate or inchoate, in respect of any Obligor or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).
(z)Foreign Plans. All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.1.2[Reserved].
9.1.3Disclosure; No Material Misstatements. The Borrowers have disclosed or made available for disclosure to Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers or any Subsidiary to Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, each Obligor represents only that such information was prepared in good faith based on assumptions believed by management of the Obligors to be reasonable at the time prepared (it being recognized by the Agent and the Lenders that such projections by their nature are not to be viewed as fact and are subject to uncertainties and contingencies, many of which are beyond the control of each obligor; that no assurances can be given that such projections will be realized; and that actual results may differ in a material manner from such projections).
9.1.4[Reserved].
9.1.5[Reserved].
9.1.6[Reserved].
9.1.7Capital Structure. Schedule 9.1.17 shows, for each Obligor and each of its Subsidiaries, its jurisdiction of organization, authorized and issued Equity Interests and holders of its Equity Interests (other than the holders of the Equity Interests in the Company), in each case as of the Closing Date. Except as disclosed on Schedule 9.1.17, in the five years preceding the Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s and the Term Loan Agent’s Lien and any Liens securing holders of secured Incremental Notes to the extent permitted by 10.2.1(n) (or their representative), and all such Equity Interests are, if applicable, duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or

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powers of attorney relating to Equity Interests of any Obligor or any Subsidiary (other than relating to Equity Interests in the Company).
9.1.8Names and Location of Business and Offices. Schedule 9.1.18 shows, as of the Closing Date, the name of each Obligor as listed in the public records of its jurisdiction of organization, such Obligor’s organizational identification number in its jurisdiction of organization, and the address for such Obligor’s principal place of business and chief executive office.
9.1.9Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between the Obligors and their Subsidiaries, taken as a whole on one hand, and any customer or supplier, or any group of customers or suppliers, taken as a whole, on the other hand, which individually or in the aggregate are material to the business of such Obligor and its Subsidiaries, taken as a whole, except in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company, there exists no condition or circumstance that would reasonably be expected to materially impair the ability of any Obligor and its Subsidiaries, taken as a whole, to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.
9.1.10Properties; Titles, Intellectual Property; Licenses; Etc.
(aa)Each Obligor and each Subsidiary has good and valid title to, valid leasehold interests in, or valid easements, rights of way or other property interests in all of its material real and personal Property material to its business free and clear of all Liens except Permitted Liens.
(ab)All material leases, easements, rights of way and other agreements necessary for the conduct of the business of the Obligors and the Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(ac)Each Obligor and each Subsidiary owns, or is licensed to use, all Intellectual Property material to its business, and to the Obligors’ knowledge, the use thereof by such Obligor and such Subsidiary, as applicable, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. There is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property) that would reasonably be expected to result in a Material Adverse Effect. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Obligor as of the Closing Date is shown on Schedule 9.1.20.
9.1.11Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Properties owned, leased or used by Obligors and their Subsidiaries that are necessary to or useful in the conduct of their businesses are in good operating condition and repair, subject to ordinary wear and tear.
9.1.12[Reserved].
9.1.13Security Documents.
(ad)The provisions of this Agreement and any other Canadian Security Agreements are effective to create, in favor of Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all of the Collateral secured thereby (other than such Collateral in which a security interest cannot be created under the Uniform Commercial Code or PPSA as in effect at the relevant time in the relevant jurisdiction), and (i) when financing statements and other filings in appropriate form are filed in the offices set forth on Schedule 9.1.23(a) and (ii) upon the taking of possession or control by Agent (or by the Term Loan Agent subject to the terms of the Intercreditor Agreement) of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to Agent (or the Term Loan Agent

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subject to the terms of the Intercreditor Agreement) to the extent possession or control by Agent is required by this Agreement), the security interest created by this Agreement and any other Canadian Security Agreements shall constitute fully perfected first priority (or, subject to the Intercreditor Agreement, second priority) security interests in all right, title and interest of the Obligors in the Collateral covered thereby (other than such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code or PPSA as in effect at the relevant time in the relevant jurisdiction), in each case free of all Liens other than Permitted Liens, and prior and superior to all other Liens other than Permitted Prior Liens.
(ae)Each Security Document delivered pursuant to Section 7.4, Section 7.6 or Section 10.1.13, upon execution and delivery thereof, is effective to create in favor of Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Collateral secured thereby (other than such Collateral in which a security interest cannot be created under the Uniform Commercial Code or PPSA as in effect at the relevant time in the relevant jurisdiction), and when all appropriate filings or recordings are made in the appropriate offices as may be required under Applicable Law or possession or control is conferred to Agent, such Security Document will constitute fully perfected first priority (or, subject to the Intercreditor Agreement, second priority) Liens on, and security interests in, all right, title and interest of the Obligors in the Collateral covered thereby (other than such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code or PPSA as in effect at the relevant time in the relevant jurisdiction), in each case free of all Liens other than Permitted Liens, and prior and superior to all other Liens other than subject to the terms of the Intercreditor Agreement, the Liens in favor of the Term Loan Agent.
9.1.1Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used to pay fees and transaction expenses in connection with the Transactions, to refinance the existing Debt of the Obligors and their Subsidiaries, to pay fees, expenses, premiums, breakage costs and expenses, and prepayment penalties incurred in respect of the refinancing above, to pay Obligations in accordance with this Agreement and for ongoing working capital and for other lawful, general corporate, limited liability company or partnership purposes of Obligors and their Subsidiaries, including without limitation to finance permitted restricted payments, share repurchases, acquisitions, permitted Capital Expenditures and other Investments of Obligors and their Subsidiaries. Obligors and their Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any Loan or Letter of Credit will be used, whether immediate, incidental or ultimate, to buy or carry, or to reduce or refinance any Debt incurred to buy or carry, Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
9.1.2Solvency. The Company and its Subsidiaries, on a Consolidated basis, are Solvent. No Obligor is planning to take any action described in Section 11.1(h).
9.1.3Common Enterprise. Each Obligor and Subsidiary and their business operations are integrated with one another so that any benefit received by any one of them from the financial accommodations provided under this Agreement will be to the direct or indirect benefit of the others. Obligors and their Subsidiaries intend to render services to or for the benefit of each other, to purchase or sell and supply goods to or from or for the benefit of each other, to make loans, advances and provide other financial accommodations to or for the benefit of each other and to provide administrative, marketing, payroll and management services to or for the benefit of each other (in each case, except as may be prohibited by this Agreement).
9.1.4Employee Matters. As of the Closing Date, (a) neither any Obligor nor any Subsidiary, nor any of their respective employees, is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending or, to the knowledge of any Obligor or any Subsidiary, contemplated with respect to the employees thereof and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Obligor or any Subsidiary, and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of any Obligor, threatened between any Obligor or any Subsidiary and its respective employees.

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9.1.5Anti-Corruption Laws. Obligors have developed and implemented and maintain in effect internal controls, policies and procedures, management oversight, monitoring, audit and training designed to ensure compliance by Obligors, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions. Obligors, their Subsidiaries and, to the knowledge of any Obligor, their respective officers, employees, directors and agents are in compliance with applicable Anti-Corruption Laws and applicable Sanctions. None of (a) Obligors, any Subsidiary or any of their respective directors or officers, or (b) to the knowledge of any Obligor, any employee or agent of any Obligor or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person or otherwise subject to Sanctions. No Borrowing or Letter of Credit, use of proceeds or other Transaction will violate Anti-Corruption Laws or applicable Sanctions.
9.1.6OFAC. None of Obligors or their Subsidiaries or, to the knowledge of any Obligor or Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction.
9.1.7Beneficial Ownership Certificate. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
9.2Complete Disclosure. No Loan Document or financial statement delivered to Agent and the Lenders contains, with respect to Company or any of its Subsidiaries, or its or their properties and operations (or, in all other instances, to the knowledge of the Company), any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect. The consolidated balance sheet and statements of operations, stockholders’ equity and cash flows of the Company and its Consolidated Subsidiaries hereafter delivered to Agent and Lenders are prepared in accordance with GAAP and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Consolidated Subsidiaries as of the date and for the period set forth therein in accordance with GAAP. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on assumptions believed by management of Obligors to be reasonable at the time prepared, it being recognized by Agent and the Lenders that such projections by their nature are not to be viewed as fact and are subject to uncertainties and contingencies, many of which are beyond the control of the Obligors, and no assurances can be given that such projections will be realized, and that actual results may differ from such projections.
SECTION 10.COVENANTS AND CONTINUING AGREEMENTS
10.1Affirmative Covenants. Until Full Payment of all Obligations, each Borrower (on behalf of itself and its Subsidiaries) and each Guarantor by its execution of this Agreement, covenants and agrees with Agent, Issuing Banks and the Lenders that:
10.1.1Inspections; Appraisals.
(a)Each Obligor shall, and shall cause each Subsidiary to, permit Agent from time to time but no more than one time per Loan Year (except when an Event of Default exists), subject (except when an Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or any Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor or any of its Subsidiaries. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

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(b)Each Obligor shall, and shall cause each Subsidiary to, permit Agent to examine any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, which examinations and appraisals of Inventory shall be limited to (i) one time per Loan Year or (ii) two times per Loan Year if the second examination is initiated on the day that Total Availability is less than the greater of (A) $12,750,000 and (B) 15.0% of Line Cap then in effect; provided, however, that none of the foregoing limits shall apply if an examination or appraisal is initiated during an Event of Default; provided, further, that none of the foregoing limits shall apply if an examination or appraisal is initiated during a Default (but in the case of a Default that is not an Event of Default, an examination or appraisal pursuant to this proviso shall be at the Agent’s expense). Each Obligor shall, and shall cause each Subsidiary to, reimburse Agent for all reasonable and documented charges, costs and expenses of Agent in connection with foregoing examinations and appraisals (including any inspections made pursuant to Section 10.1.1(a) but excluding examinations and appraisals initiated during a Default to the extent set forth in the proviso immediately above), and Obligors agree to pay Agent’s then standard charges for examination activities, including reasonable and documented charges for Agent’s internal examination and appraisal groups, as well as the reasonable and documented charges of any third party used for such purposes (except with respect to an examination or appraisal initiated during a Default to the extent set forth in the proviso immediately above) . No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) satisfactory to Agent, except as set forth in the definition of “Borrowing Base”.
10.1.2Financial Statements; Other Information. Obligors will furnish to Agent (and Agent shall deliver to each Lender) (the documents required to be delivered pursuant to clauses (a), (b) and (i) below shall be deemed to have been delivered on the date on which such documents are posted on the Securities and Exchange Commission’s website at www.sec.gov):
(c)Annual Financial Statements. As soon as available, but in any event in accordance with then Applicable Law applicable to the Company and not later than ninety (90) days after the end of each Fiscal Year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Hein & Associates or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except for any such qualification pertaining to the maturity of any Indebtedness occurring within the four Fiscal Quarter period following the date of the relevant audit opinion)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
(d)Quarterly Financial Statements. As soon as available, but in any event in accordance with then Applicable Law applicable to the Company and not later than forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, its consolidated balance sheet and related statements of operations and cash flows as of the end of such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Senior Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied or as prepared in accordance with the requirements of the SEC, subject to normal year-end audit adjustments and the absence of footnotes.
(e)Monthly Financial Statements. During the Financial Reporting Trigger Period, as soon as available, but in any event not later than thirty (30) days after the end of each of the first two months of each Fiscal Quarter, of the Company, its consolidated balance sheet and related statements of operations and cash flows as of the end of such month and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a

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Senior Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied or as prepared in accordance with the requirements of the SEC, subject to normal year-end audit adjustments and the absence of footnotes.
(f)Annual Financial Projections. Within sixty (60) days after the Closing Date, annual budget and projections of Company’s consolidated balance sheets, related statements of operations, cash flow and Availability for the Fiscal Year ending December 31, 2022, quarter by quarter, and thereafter, concurrently with any delivery of financial statements under Section 10.1.2(a) but in no event later than ninety (90) days after the end of each Fiscal Year, annual budget and projections of Company’s consolidated balance sheets, related statements of operations, cash flow and Availability for the next Fiscal Year, quarter by quarter.
(g)Certificate of Senior Officer – Compliance. Concurrently with any delivery of financial statements under Section 10.1.2(a), Section 10.1.2(b) and, if applicable, Section 10.1.2(c), a Compliance Certificate.
(h)Certificate of Senior Officer – Hedging Agreements. Concurrently with any delivery of financial statements under Section 10.1.2(a), Section 10.1.2(b) and, if applicable, Section 10.1.2(c), a certificate of a Senior Officer of Borrower Agent, in form and substance reasonably satisfactory to Agent, setting forth as of the last Business Day of such month, Fiscal Quarter or Fiscal Year, as applicable, a true and complete list of all Hedging Agreements of each Obligor and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto, any margin required or supplied under any credit support document, the counterparty to each such agreement and whether each Hedging Agreement is secured hereunder or under the Term Loan Credit Agreement.
(i)Certificate of Insurer/Broker – Insurance Coverage. Concurrently with any delivery of financial statements under Section 10.1.2(a), a certificate of insurance coverage from each insurer or insurance broker with respect to the insurance required by Section 10.1.8, in form and substance reasonably satisfactory to Agent.
(j)Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter (except standard and customary correspondence) submitted to any Obligor or any Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of any such Obligor or any such Subsidiary, and a copy of any response by any such Obligor or any such Subsidiary, or the board of directors or other governing body, as applicable, of any such Obligor or any such Subsidiary, to such letter or report.
(k)SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or with any national or foreign securities exchange (except standard and customary correspondence), or distributed by the Company to its shareholders generally, as the case may be.
(l)Default Notices Under Material Contracts. Promptly after the furnishing thereof, copies of any notice of default furnished to or by any Person pursuant to the terms of any Material Contract.
(m)Information Regarding Obligors. Prompt written notice (and in any event at least ten (10) Business Days prior thereto (or such other period of time as may be agreed by Agent in its sole discretion)) of any change (i)  in any Obligor’s corporate name, (ii) in the location of any Obligor’s chief executive office or principal place of business, registered head office or domicile (within the meaning of the Civil Code), (iii) in any Obligor’s identity or corporate structure, (iv) in any Obligor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Obligor’s federal taxpayer identification number.

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(n)Notices of Certain Changes. Promptly, but in any event within ten (10) Business Days after the execution thereof (or such other period of time as may be agreed by Agent in its sole discretion), copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other Organic Document of any Obligor or any Subsidiary.
(o)Trade Payables. At Agent’s request, a listing of each Borrower’s trade payables specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent.
(p)Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs, Collateral and financial condition of any Obligor or any Subsidiary thereof (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as Agent may reasonably request.
10.1.1Notices of Material Events. Obligors will promptly furnish to Agent (and Agent shall deliver to each Lender), in any event, within ten (10) Business Days after acquiring knowledge thereof, written notice of the following:
(q)the occurrence of any Default;
(r)(i) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Obligor or any Subsidiary not previously disclosed in writing to Agent or (ii) any material adverse development in any action, suit, proceeding, investigation or arbitration against or affecting any Obligor or any Subsidiary (whether or not previously disclosed to Agent) that, in either case, would reasonably be expected to result in a Material Adverse Effect;
(s)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of Obligors and their Subsidiaries in an aggregate amount exceeding $10,000,000;
(t)any material change in account policies or financial reporting practices by the Company and its Subsidiaries, on a Consolidated basis; and
(u)any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 10.1.3 shall be accompanied by a statement of a Senior Officer of the Borrower Agent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
10.1.3Existence; Conduct of Business. Each Obligor will, and will cause each Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, consents, privileges and franchises material to the conduct of its business and maintain, including, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification, except where the failure to so maintain such qualification to do business in each other jurisdiction, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 10.2.7.
10.1.4Payment of Tax Liabilities. Each Obligor will, and will cause each Subsidiary to, pay its material Tax liabilities before the same shall become delinquent or in default, except where such Tax liabilities are being Properly Contested.

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10.1.5[Reserved].
10.1.6Operation and Maintenance of Properties. Each Obligor, at its own expense, will, and will cause each Subsidiary to:
(v)operate its Properties or cause such Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Applicable Law, including, without limitation, applicable Environmental Laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and
(w)preserve, maintain and keep in good repair, condition and working order (ordinary wear and tear and casualty or loss excepted) all Property material to the conduct of its business, including, without limitation, all equipment, machinery and facilities, except to the extent that any such failure to so maintain and keep in good repair, condition and working order would not reasonably be expected to have a Material Adverse Effect.
10.1.2Insurance.
(x)Obligors will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies (including self-insurance companies of the Borrowers), insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including hazard insurance). The loss payable clauses or provisions in any insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to Agent as its interests may appear and such policies shall name Agent “lender loss payee” and provide that the insurer will give at least thirty (30) days’ prior notice of any cancellation to Agent.
(y)If any building secures any Obligations and is located in an area designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as Agent may from time to time reasonably require, and otherwise to ensure compliance with Applicable Law (including any applicable Flood Laws).
10.1.7Books and Records. Each Obligor will, and will cause each Subsidiary to, keep proper books of record and account in which complete and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities.
10.1.8 Compliance with Laws. Each Obligor will, and will cause each Subsidiary to, comply with all Applicable Laws, including FLSA, OSHA, Environmental Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary for the ownership or operation of its Properties or conduct of its business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Obligor will maintain in effect and enforce policies and procedures designed to ensure compliance by Obligors, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.
10.1.9 Compliance with Material Contracts. Each Obligor will, and will cause each Subsidiary to, comply with all Material Contracts, except to the extent that such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
10.1.10 Environmental Matters.
(z)Except for matters that individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each Obligor shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with applicable Environmental Laws; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material

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on, under, about or from any of such Obligor’s or its Subsidiaries’ Properties except in compliance with applicable Environmental Laws; (iii) timely obtain or file and maintain in full force and effect, and shall cause each Subsidiary to timely obtain or file and maintain in full force and effect, all Environmental Permits required under applicable Environmental Laws in connection with the operation or use of such Obligor’s or its Subsidiaries’ Properties or business; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of such Obligor’s or its Subsidiaries’ Properties; and (v) conduct, and cause each of its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation under any Environmental Law.
(aa)Each Obligor will promptly, but in no event later than ten (10) Business Days (or such later period of time as the Agent may agree in its sole discretion) after the receipt of notice by any member of the executive management team of the occurrence of a triggering event, notify Agent and the Lenders in writing of any Release of Hazardous Materials, any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against any Obligor or any Subsidiary or their Properties of which any Obligor has knowledge in connection with any Environmental Laws if any Obligor could reasonably anticipate that such action, investigation, inquiry, demand or lawsuit will result in liability (whether individually or in the aggregate) in excess of $10,000,000, not fully covered by insurance, subject to normal deductibles.
10.1.1 Future Subsidiaries; Subsidiaries No Longer Immaterial Subsidiaries. Obligors will promptly notify Agent upon any Person becoming a Subsidiary (and upon any Subsidiary that is an Immaterial Subsidiary or otherwise an Excluded Subsidiary ceasing to be an Immaterial Subsidiary or such Excluded Subsidiary, as applicable) and, if it is not an Excluded Subsidiary, cause it (and cause any Subsidiary that is an Immaterial Subsidiary or Excluded Subsidiary that ceased to be an Immaterial Subsidiary or Excluded Subsidiary, as applicable) to either become a Borrower hereunder or guaranty the Obligations, in either case in a manner reasonably satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent on the Collateral of such Person, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate; provided, that only Subsidiaries that are Wholly-Owned Subsidiaries of the Company shall be Borrowers. Notwithstanding anything in this Agreement to the contrary, Obligors shall not permit any Subsidiary to guarantee the Term Loans unless such Subsidiary is a Guarantor and provides a Guaranty with respect to the Obligations.
10.1.2 ERISA Compliance.
(ab)Obligors will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to Agent immediately upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder that would reasonably be expected to have a Material Adverse Effect, a written notice signed by a Senior Officer of the Borrower Agent, such Subsidiary or such ERISA Affiliate, as the case may be, specifying the nature thereof, what action Obligors, such Subsidiary or such ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.
(ac)Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Obligor will ensure that neither it nor any of its Subsidiaries, at any time:
(vi)engages in, or permits any ERISA Affiliate to engage in, any transaction in connection with which an Obligor, a Subsidiary or any ERISA Affiliate

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could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.
(vii)fails to make, or permits any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, an Obligor, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.
(viii)contributes to or assumes an obligation to contribute to, or permits any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.
10.1.11 Compliance with Terms of Leaseholds. Each Obligor will, and will cause all of its Subsidiaries to, make all payments and otherwise perform all obligations in respect of all material leases of real property to which any Obligor or any of its Subsidiaries is or is to be a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify Agent of any default by any party with respect to such leases and cooperate with Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
10.1.12 Licenses Affecting Collateral. Each Obligor will (a) keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of each Obligor and its Subsidiaries in full force and effect, except where failure to have such License in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (b) pay all Royalties when due except to the extent they are being Properly Contested; and (c) notify Agent of any default or breach by an Obligor asserted by any Person to have occurred under any License.
10.1.13 Landlord and Storage Agreements. Upon reasonable request by Agent, Obligors shall, and shall cause each of their Subsidiaries to, provide to Agent copies of all material lease, storage, and similar agreements and material amendments and modifications thereto, between any Obligor or any Subsidiary and any landlord, warehouseman, processor, shipper, bailee or other Person that owns or operates any premises or facility where any Inventory that is included in the Borrowing Base is located.
10.1.14Post-Closing Undertakings. The Borrowers will, and will cause each other Obligor to comply with the requirements set forth on Schedule 10.1.18 within the time periods set forth therein (as any such period may be extended by the Agent in its sole discretion).
10.2Negative Covenants. Until Full Payment of all Obligations, each Borrower (on behalf of itself and its Subsidiaries) and each Guarantor by its execution of this Agreement, covenants and agrees with Agent, Issuing Banks and the Lenders that:
10.2.1Debt. It will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, guarantee or permit to exist any Debt, except:
(ad)the Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Obligations arising under the Loan Documents;
(ae)accounts payable and all accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the Ordinary Course of Business to the extent, in each case, not past due for more than ninety (90) days after the date on which such accounts payable, accrued expenses, liabilities or other obligations were created or

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incurred unless being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP or such past-due amounts, in the aggregate, are an inconsequential amount;
(af)Permitted Purchase Money Debt;
(ag)Debt arising from bid, performance, stay, customs or appeal bonds or surety obligations arising in the Ordinary Course of Business or required by Applicable Law applicable to an Obligor, in each case in connection with the operation of the Properties of any Obligor or any Subsidiary and in the Ordinary Course of Business;
(ah)(1) intercompany Debt owed (i) by any U.S. Facility Obligor or any Canadian Domiciled Obligor to a U.S. Facility Obligor, provided, that all such Debt shall be evidenced by a master intercompany note in form and substance reasonably satisfactory to Agent (the “U.S. Intercompany Note”); provided, further, that intercompany Debt owed by Canadian Domiciled Obligors to U.S. Facility Obligors shall not exceed an aggregate principal amount at any one time outstanding equal to $30,000,000 or (ii) by any U.S. Facility Obligor or any Canadian Domiciled Obligor to a Canadian Domiciled Obligor, provided, that all such Debt shall be evidenced by a master intercompany note in form and substance reasonably satisfactory to Agent (the “Canadian Intercompany Note”), each of which shall be subject to a first priority (or, subject to the Intercreditor Agreement, second priority) perfected Lien in favor of Agent pursuant to the Loan Documents, and (B) unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of such Intercompany Notes, (2) intercompany Debt owing by any Obligor to any Excluded Subsidiary, provided that such Debt is evidenced by an intercompany note in form and substance substantially consistent with the U.S. Intercompany Note (or subject to subordination terms in form and substance reasonably satisfactory to Agent) to which such Excluded Subsidiary is a party and is unsecured and subordinated in right of payment to the payment in full of the Obligations, (3) intercompany Debt owing by Excluded Subsidiaries to Obligors, in an aggregate principal amount at any one time outstanding, when taken together with Investments made and outstanding pursuant to Section 10.2.4(d)(iv), not to exceed $30,000,000 and (4) intercompany Debt between and among Excluded Subsidiaries;
(ai)Debt owing to insurance companies, or their affiliates, to finance insurance premiums payable to such insurance companies in connection with insurance policies purchased by a Obligor in the Ordinary Course of Business;
(aj)Debt (i) with respect to (1) the Term Loans pursuant to the Term Loan Credit Agreement in an aggregate principal amount not to exceed $330,000,000 at any time outstanding plus (2) additional Incremental Term Loans such that the aggregate principal amount of all outstanding Term Loans after giving effect to such Incremental Term Loans does not exceed the Incremental Debt Cap and (ii) incurred in connection with any financing from any lender in respect of the Term Loans under Section 364 of the Bankruptcy Code to the extent permitted pursuant to the Intercreditor Agreement;
(ak)Seller Financing in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;
(al)Borrowed Money set forth on Schedule 10.2.1(i)2, but only to the extent outstanding on the Closing Date;
(am)Debt with respect to (i) Cash Management Services, (ii) commercial credit card, purchase cards and merchant card services; and (iii) leases and other banking products or services, other than letters of credit, in each case, incurred in the Ordinary Course of Business;
(an)Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by an Obligor or a Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition; provided that, (i) after giving
2 NTD: subject to review of schedule.

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pro forma effect to such incurrence of Debt, acquisition of such Subsidiary or asset pursuant to this clause (k) and Consolidated Secured Debt and Consolidated Total Debt, as applicable, on the date such Person becomes a Subsidiary or such acquisition, (A) if such Debt is secured, the Secured Leverage Ratio for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which Agent has received financial statements in accordance with Section 10.1.2(a), 10.1.2(b) or 10.1.2(c) (or, prior to the first date financial statements have been delivered pursuant to Section 10.1.2(a) or 10.1.2(b), the most recent quarterly financial statements publicly disclosed prior to the Closing Date), is either (x) equal to or less than 3.75 to 1.00 or (y) no greater than such Secured Leverage Ratio for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which Agent has received financial statements in accordance with Section 10.1.2(a), 10.1.2(b) or 10.1.2(c) (or, prior to the first date financial statements have been delivered pursuant to Section 10.1.2(a) or 10.1.2(b), the most recent quarterly financial statements publicly disclosed prior to the Closing Date) immediately before giving effect to the incurrence of such Debt, and (B) if such Debt is unsecured, the Total Leverage Ratio for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which Agent has received financial statements in accordance with Section 10.1.2(a), 10.1.2(b) or 10.1.2(c) (or, prior to the first date financial statements have been delivered pursuant to Section 10.1.2(a) or 10.1.2(b), the most recent quarterly financial statements publicly disclosed prior to the Closing Date), is either (x) equal to or less than 4.00 to 1.00 or (y) no greater than such Total Leverage Ratio for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which Agent has received financial statements in accordance with Section 10.1.2(a), 10.1.2(b) or 10.1.2(c) (or, prior to the first date financial statements have been delivered pursuant to Section 10.1.2(a) or 10.1.2(b), the most recent quarterly financial statements publicly disclosed prior to the Closing Date) immediately before giving effect to the incurrence of such Debt, and (ii) Agent receives a certificate of a Senior Officer, in form and substance reasonably satisfactory to Agent, certifying and demonstrating in reasonable detail that all of the applicable requirements set forth in clause (i) of this clause (k) have been satisfied or will be satisfied on or prior to the incurrence of such Debt;
(ao)(i) Permitted Contingent Obligations and (ii) Contingent Obligations of (A) any U.S. Facility Obligor in respect of Debt of other U.S. Facility Obligors, and in respect of Debt of other Obligors in the ordinary course of business, (B)  any Canadian Domiciled Obligor in respect of Debt of another Canadian Domiciled Obligor and (C) of any Excluded Subsidiary in respect of Debt of another Excluded Subsidiary, in each case, to the extent such Debt is permitted hereunder;
(ap)Refinancing Debt as long as each Refinancing Condition is satisfied;
(aq)Debt of Obligors constituting (A) unsecured senior or senior subordinated debt securities, (B) debt securities that are secured by a Lien (1) on the Term Priority Collateral on a junior basis to both the Liens securing Term Loan Obligations and the Liens securing Obligations and (2) on the ABL Priority Collateral on a junior lien basis to both the Liens securing Obligations and the Liens securing Term Loan Obligations or (C) debt securities that are secured by a Lien (1) on the Term Priority Collateral on a pari passu basis with the Liens securing Term Loan Obligations and (1) on the ABL Priority Collateral on a junior basis to the Liens securing Obligations (but pari passu with the Liens on the ABL Priority Collateral securing the Term Loan Obligations), in an aggregate principal amount, which when all amounts under clauses (A), (B) and (C) above are added to the aggregate principal amount of all the other Incremental Debt outstanding does not exceed the Incremental Debt Cap (such Debt, the “Incremental Notes”); provided that (1) with respect to Debt of Obligors incurred under clause (n)(C) hereof, (x) the final stated maturity of such Debt shall not be sooner than the maturity date of the Term Loans, (y) the weighted average life to maturity of such Debt is greater than or equal to the weighted average life to maturity of the Term Loans and any other Incremental Term Loans and (z) such Debt shall not be subject to any mandatory prepayment, repurchase or redemption provisions, unless the prepayment, repurchase or redemption of such Debt is accompanied by the prepayment of a pro rata portion of the outstanding principal of the Term Loans pursuant to the terms of the Term Loan Credit Agreement; (2) with respect to Debt of Obligors incurred under clause (n)(A) hereof, such Debt (x) meets the Permitted Junior Debt Conditions, (y) has no financial maintenance covenants, and (z) does not contain any provisions that cross-default to any Default hereunder; (3) with respect to Debt of Obligors incurred under clause (n)(B) hereof, (x) such Debt meets the Permitted Junior Debt Conditions and (y) such Debt has financial covenants that are, taken as a whole, substantially identical to, or less favorable to the investors of such Debt than, those set forth in this

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Agreement and the Term Loan Credit Agreement; (4) upon giving effect to the incurrence of such Debt, no Default exists; (5) to the extent secured, (x) such Debt is secured by the Collateral under security documents substantially similar to either the Security Documents or the Term Loan Security Documents, (y) such Debt shall not be secured by a Lien on any asset of any Obligor or its Subsidiaries that does not also secure either the Term Loan Obligations or Obligations, and (z) the holders of such Debt (or their representative) and Agent and the Term Agent shall be party to an intercreditor agreement in form and substance reasonably satisfactory to Agent; (6) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Obligors and the terms of such guarantee shall be no more favorable to the holders of such Debt than the terms of the Guaranty; and (7) has covenants, default and remedy provisions and other terms and conditions (other than interest, fees, premiums and funding discounts) that are, taken as a whole, substantially identical to, or less favorable to the investors providing such Debt than, those set forth in this Agreement and the Term Loan Credit Agreement;
(ar)Debt with respect to Hedging Agreements entered into in compliance with Section 10.2.14;
(as)Debt with respect to Borrowed Money owing by Foreign Subsidiaries to non-Affiliates in an aggregate principal amount not to exceed $15,000,000 at any time outstanding as long as (a) no Obligor (other than a Canadian Domiciled Obligor in respect of Debt owing by a Foreign Subsidiary incorporated or organized under the laws of Canada or any province or territory of Canada) (i) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or (ii) is directly or indirectly liable (as a guarantor or otherwise) for such Debt; (b) the incurrence of which will not result in any recourse against any of the assets of any Obligor (other than a Canadian Domiciled Obligor in respect of Debt owing by a Foreign Subsidiary incorporated or organized under the laws of Canada or any province or territory of Canada) and (c) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Debt of any Obligor (other than a Canadian Domiciled Obligor in respect of Debt owing by a Foreign Subsidiary incorporated or organized under the laws of Canada or any province or territory of Canada) to declare pursuant to the express terms governing such Debt a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(at)Debt of the Company and its Subsidiaries not otherwise permitted by any other clause of this Section 10.2.1, in a principal amount not to exceed $35,000,000 at any time outstanding ((as long as, in the case of such Debt that is owing by Foreign Subsidiaries, (a) no Obligor (other than a Canadian Domiciled Obligor in respect of Debt owing by a Foreign Subsidiary incorporated or organized under the laws of Canada or any province or territory of Canada) (i) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or (ii) is directly or indirectly liable (as a guarantor or otherwise) for such Debt; (b) the incurrence of which will not result in any recourse against any of the assets of any Obligor (other than a Canadian Domiciled Obligor in respect of Debt owing by a Foreign Subsidiary incorporated or organized under the laws of Canada or any province or territory of Canada) and (c) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Debt of any Obligor (other than a Canadian Domiciled Obligor in respect of Debt owing by a Foreign Subsidiary incorporated or organized under the laws of Canada or any province or territory of Canada) to declare pursuant to the express terms governing such Debt a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity).
10.2.2Liens. Each Obligor will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except the following (collectively, “Permitted Liens”):
(au)Liens securing the payment of any Obligations pursuant to the Loan Documents;
(av)Excepted Liens;
(aw)Purchase Money Liens securing Permitted Purchase Money Debt;

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(ax)(i) Liens described in Schedule 10.2.2(d) and (ii) Liens on property existing at the time such property is acquired (whether directly, or indirectly by the acquisition of a Person owning such property that, upon such acquisition, becomes a Subsidiary) by an Obligor; provided that (A) such Liens were not created in contemplation of such acquisition, and (B) such Liens do not extend to any assets other than those being acquired by such Obligor, and provided further with respect to the preceding clause (B), the applicable Debt secured by such Lien is permitted under Section 10.2.1(k), and with respect to the Liens referred to in clauses (i) and (ii) of this Section 10.2.2(d), any renewals, extensions or refinancings (but not increases) thereof (so long as such Lien does not cover additional property as a result of such renewal, extension or refinancing);
(ay)(i) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license entered into by any Obligor or any Subsidiary in the Ordinary Course of Business and covering only the assets so leased or licensed and (ii) leases, subleases, licenses or sublicenses granted in the ordinary course of business and not interfering in any material respect with the business of any Obligor or any Subsidiary;
(az)Liens on unearned premiums in respect of insurance policies securing insurance premium financing permitted under Section 10.2.1(f);
(ba)subject to the terms of the Intercreditor Agreement, Liens securing Debt permitted by Section 10.2.1(g); and the Term Loan Secured Bank Product Obligations;
(bb)subject to the terms of the applicable intercreditor agreement referenced in Section 10.2.1(n), Liens securing Incremental Notes to the extent permitted by Section 10.2.1(n); and
(bc)Liens not otherwise permitted by any other clause of this Section 10.2.2 so long as securing obligations other than Borrowed Money and the aggregate outstanding principal amount of the obligations secured thereby shall not exceed (as to Obligors and all Subsidiaries) $12,500,000 in the aggregate at any one time, provided that no such Lien shall extend to or cover any Collateral (other than cash).
10.2.1Distributions; Upstream Payments. Obligors will not, and will not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Distributions except Upstream Payments, and except:
(bd)the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);
(be)each Obligor and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;
(bf)if no Event of Default then exists or would immediately result from the making of such Distribution, the Company may repurchase or redeem its Equity Interests owned by employees, officers or directors of the Company or its Subsidiaries or make payments to employees, officers or directors of the Company or its Subsidiaries upon termination of employment or service in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees, officers or directors in an aggregate amount not to exceed $5,000,000 in any Fiscal Year (with any unused amount in a Fiscal Year being added to the amount permitted in the immediately succeeding Fiscal Year);
(bg)the Company may repurchase its Equity Interests in connection with the administration of its equity-based compensation plans from time to time in effect in connection with the repurchase of Equity Interests from employees, directors and other such recipients to satisfy federal, state or local tax withholding obligations of such employees, directors and other recipients with respect to income deemed earned as the result of options, stock grants or other awards made under such plans;

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(bh)to the extent constituting a Distribution, each Obligor and each Subsidiary may prepay or repay Seller Financing permitted pursuant to Section 10.2.1(h); and
(bi)Distributions not otherwise permitted by any other clause of this Section 10.2.3 in an aggregate amount for all such Distributions made following the Closing Date not to exceed (when made), the greater of (x) $20,000,000 and (y) 25% of EBITDA as of the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter; provided that so long as at the time of, and immediately after giving effect to such Distribution, the Secured Leverage Ratio is equal to or less than 3.75 to 1.00 on a pro forma basis, such Distribution shall not be limited in amount. Pro forma basis referred to in this Section 10.2.3(e) shall be made in reference to (i) Consolidated Secured Debt on the date of such Distribution after giving effect to such Distribution (and any Debt incurred in connection therewith) and (ii) EBITDA as of the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which Agent has received financial statements in accordance with Section 10.1.2(a) or 10.1.2(b), or, prior to the first date financial statements have been delivered pursuant to Section 10.1.2(a) or 10.1.2(b), the most recent quarterly financial statements publicly disclosed prior to the Closing Date.
10.2.3Investments, Loans and Advances. Obligors will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except:
(bj)(i) Investments in Subsidiaries and (ii) Investments disclosed on Schedule 10.2.4, in each case to the extent existing on the Closing Date;
(bk)(i) Accounts arising in the Ordinary Course of Business, (ii) Investments in and obligations under Hedging Agreements to the extent entered into in compliance with Section 10.2.13, and (iii) Investments resulting from the receipt of non-cash consideration received in connection with an Asset Disposition permitted by Section 10.2.8 (other than Section 10.2.8(h)(i));
(bl)Cash Equivalents;
(bm)Investments (i) made by any U.S. Facility Obligor in other U.S. Facility Obligors and in other Obligors in the ordinary course of business, (ii) made by any Canadian Domiciled Obligor in another Canadian Domiciled Obligor, (iii) made by any Excluded Subsidiary in or to any Obligor, (iv) made by any Obligor in an Excluded Subsidiary in an aggregate amount when taken together with the other intercompany Debt made and outstanding pursuant to Section 10.2.1(e)(3) at any time outstanding not to exceed $30,000,000; provided that to the extent such Investment is in the form of intercompany Debt, such intercompany Debt is subordinated pursuant to and in accordance with Section 10.2.1(e)(2) and (v) made by any Excluded Subsidiary in another Excluded Subsidiary;
(bn)Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under Section 10.2.4(b) owing to any Obligor or any Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of any Obligor or any of its Subsidiaries; provided that Borrower Agent shall give Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 10.2.4(e) exceeds $10,000,000;
(bo)Investments received in consideration for any Asset Disposition permitted under Section 10.2.8; provided that Obligors shall take appropriate steps to grant a first priority (or, subject to the Intercreditor Agreement, second priority) perfected Lien in such Investments in favor of Agent for the benefit of the Secured Parties;
(bp)advances to officers, directors and employees of Obligors and their Subsidiaries in an aggregate amount not to exceed $2,500,000 at any time outstanding, for travel, entertainment, relocation and other ordinary business purposes;
(bq)(i) Contingent Obligations constituting Debt and permitted by Section 10.2.1 and other Contingent Obligations not in respect of Debt and incurred in the ordinary course of business, (ii) pledges and deposits permitted under Section 10.2.2 and (iii) any purchases of Equity Interests permitted under Section 10.2.3;

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(br)Permitted Acquisitions (or, if consideration therefor consists solely of the proceeds of Equity Interests issued by the Company, Acquisitions for which clauses (a), (c), (d), (e) and (f) of the definition of “Permitted Acquisitions” are satisfied);
(bs) Investments (including Debt and other obligations) received in connection with the bankruptcy or reorganization of suppliers or in settlement of delinquent obligations of, and other disputes with, suppliers in the Ordinary Course of Business; and
(bt)Investments not otherwise permitted by any other clause of this Section 10.2.4 (including controlling interests in Persons in the same or a similar line of business as Obligors) in an aggregate amount for all such Investments made following the Closing Date during any single Fiscal Year not to exceed (when made) (after giving effect to returns on, and repayments or discharges of, any such Investments) during such Fiscal Year the greater of (x) $20,000,000 and (y) 25% of EBITDA as of the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter; provided that so long as at the time of, and immediately after giving pro forma effect to, such Investment, the Secured Leverage Ratio is equal to or less than 3.75 to 1.00 on a pro forma basis, such Investment shall not be limited in amount. Pro forma basis referred to in this Section 10.2.4(k) shall be made in reference to (i) Consolidated Secured Debt on the date of such Investment after giving effect to such Investment (and any Debt incurred in connection therewith) and (ii) EBITDA as of the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which Agent has received financial statements in accordance with Section 10.1.2(a) or 10.1.2(b), or, prior to the first date financial statements have been delivered pursuant to Section 10.1.2(a) or 10.1.2(b), the most recent quarterly financial statements publicly disclosed prior to the Closing Date.
10.2.2Fundamental Changes. Each Obligor will not, and will not permit any Subsidiary to, (a) engage (directly or indirectly) in any business other than those businesses in which Obligors and their Subsidiaries are engaged on the Closing Date (or which are reasonably related thereto or are reasonable extensions thereof but not any trading business or similar activities) or allow any material change to be made in the character of its business; (b) change its name; (c) change its tax, charter or organizational identification number; or (d) change its form or state of organization; provided, in the case of clauses (b), (c), and (d), Obligors may make such changes if they have (i) complied with Section 10.1.2(k) and given written notice of such change in accordance therewith and (ii) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby or as Agent may reasonably request.
10.2.3Proceeds of Loans. Each Obligor will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 9.1.24. Neither any Obligor nor any Person acting on behalf of any Obligor has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board of Governors or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. Obligors shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is known by an Obligor to be the subject of any Sanction; (ii) in any manner that would result in a violation of a Sanction by Company or any Subsidiary, or, to the knowledge of Company or any Subsidiary, by any other Person; or (iii) for any purpose that would breach the U.S. Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada), U.K. Bribery Act 2010 or similar law in any jurisdiction.
10.2.4Mergers, Etc. Each Obligor will not, and will not permit any Subsidiary to, merge into or with, or consolidate with, any other Person, or permit any other Person to amalgamate, merge into, or consolidate with, it, or sell, transfer, lease, effect any Division, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; except that (a) any U.S. Facility Obligor may participate in a consolidation with any other U.S. Facility Obligor (provided that (i) if the Company is consolidated with such U.S. Facility

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Obligor, the Company shall be the continuing or surviving entity and (ii) if a U.S. Borrower is consolidated with a U.S. Facility Guarantor that is not a U.S. Borrower, such U.S. Borrower shall be the continuing or surviving entity), and, if applicable, the non-surviving entity may liquidate or dissolve, (b) any Canadian Domiciled Obligor may participate in a consolidation with any other Canadian Domiciled Obligor (provided that if a Canadian Borrower is consolidated with a Canadian Facility Guarantor that is not a Canadian Borrower, such Canadian Borrower shall be the continuing or surviving entity), (c) any Obligor may participate in a consolidation with an Excluded Subsidiary as long as such Obligor shall be the continuing or surviving entity, (d) any Excluded Subsidiary may participate in a consolidation with an Excluded Subsidiary, and (e) any Obligor or any Subsidiary may participate in a consolidation the purpose of which is to effect an Investment or an Asset Disposition permitted under Section 10.2.4 or 10.2.8, respectively, so long as, in the case of any such consolidation to which the Company is a party, the Company is the surviving Person.
10.2.5Sales of Properties. Obligors will not, and will not permit any Subsidiary to make any Asset Disposition except for:
(bu)the sale of Inventory in the Ordinary Course of Business;
(bv)the sale or transfer of Equipment or other assets that are obsolete, worn out or no longer necessary for, or used or useful in, the business of Obligors or Subsidiaries or are replaced by other comparable Equipment or other goods;
(bw)any Asset Disposition (other than an Asset Disposition of Accounts) the consideration for which is at least equal to the fair market value thereof and (i) at least 75% of such consideration received is in the form of cash or Cash Equivalents and (ii) the fair market value of all forms of consideration other than cash or Cash Equivalents received for such Asset Disposition (such fair market value of each such consideration determined on the date of the receipt of such consideration) does not exceed $10,000,000 in the aggregate for all such dispositions;
(bx)the transfer of Property by a Subsidiary to a Borrower or another Guarantor or by U.S. Facility Obligor to another U.S. Facility Obligor or by a Canadian Domiciled Obligor to another Canadian Domiciled Obligor;
(by)(i) the sale of Obligors’ treasury stock and (ii) the sale or issuance of any Subsidiary’s Equity Interests to a Borrower or any Guarantor;
(bz)an exchange or “swap” of assets of any Obligor or any Subsidiary for the assets of a Person other than an Obligor or any Subsidiary in the Ordinary Course of Business, provided that (i) the assets received will be used or useful in its business, (ii) such Obligor or such Subsidiary, as applicable, shall have received reasonably equivalent value for such assets, such value to be demonstrated to the reasonable satisfaction of Agent;
(ca)dispositions of Property as a result of condemnation, eminent domain or similar proceedings;
(cb)Asset Dispositions (i) constituting Investments permitted under Section 10.2.4 or constituting Distributions permitted by Section 10.2.3 or (ii) Cash Equivalents;
(cc)Asset Dispositions of Accounts obtained by any Obligor or any Subsidiary out of the Ordinary Course of Business or discounts granted to settle collection of Accounts or the sale of defaulted Accounts arising in the Ordinary Course of Business in connection with the compromise or collection thereof and not in connection with any financing transaction as long as (i) such Accounts are not Eligible Accounts and (ii) the aggregate amount of all such Accounts so disposed does not exceed $5,000,000 in any Fiscal Year; and
(cd)Asset Dispositions to effect the formation of any Subsidiary that is a Division Successor and would otherwise not be prohibited hereunder; provided that any disposition or other allocation of any assets in connection therewith is otherwise permitted hereunder.

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Notwithstanding anything to the contrary, Obligors shall not, and shall not permit any Subsidiary to make any Asset Disposition of (i) Inventory, except as permitted by Section 10.2.8(a) or (ii) Accounts, except as permitted by Section 10.2.8(i).
10.2.4Transactions with Affiliates. Obligors will not, and will not permit any Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (other than the Company or another Subsidiary, other than any Excluded Subsidiary) (each, an “Affiliate Transaction”),
(ce)Unless (i) the Affiliate Transaction is on terms that taken as a whole are not materially less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by an Obligor or such Subsidiary with an unrelated Person; and
(ix)Borrower Agent delivers to Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20,000,000, a resolution of the board of directors of Borrower Agent certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the board of directors of Borrower Agent; and
(cf)except for any Distributions permitted by Section 10.2.3 and any Investments permitted by Section 10.2.4.
10.2.1 Subsidiaries. Each Obligor will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless such Obligor gives prior written notice to Agent of such creation or acquisition and complies with Section 10.1.13.
10.2.2 [Reserved].
10.2.3 Restrictive Agreements. Each Obligor will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Restrictive Agreement (other than this Agreement, the Security Documents, documents governing Purchase Money Liens securing Permitted Purchase Money Debt, the Term Loan Credit Agreement and documents governing secured Incremental Notes to the extent permitted by Section 10.2.1(n)); provided, that the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Person or asset pending such sale solely to the extent such sale is permitted under Section 10.2.8 and customary provisions in leases, sublease, licenses or sublicenses and other contracts restricting the assignment thereof.
10.2.4 Hedging Agreements. Each Obligor will not, and will not permit any Subsidiary to, enter into any Hedging Agreements except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.
10.2.5 Sale and Leaseback. Each Obligor shall not, and shall not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, whether now owned or hereafter acquired, and immediately thereafter rent or lease such Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred, unless the sale meets the conditions set forth in Section 10.2.8(c)(i) and any Liens arising in connection therewith are permitted by Section 10.2.2 and such sales permitted hereunder do not exceed $15,000,000 in the aggregate.
10.2.6 Amendments to Organic Documents or Fiscal Year End; Prepayments of Term Loans.
(cg)Each Obligor shall not, and shall not permit any Subsidiary to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organic

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Documents in a manner that would, after giving effect to all actions required to be taken pursuant to and in accordance with Section 10.1.2(k) and (l), be adverse to the Lenders in any material respect.
(ch)Each Obligor shall not, and shall not permit any Subsidiary to, (i) change the last day of its Fiscal Year from December 31 of each year, or the last days of the first three Fiscal Quarters in each of its Fiscal Years from March 31, June 30 and September 30 of each year, respectively or (ii) make any material change in accounting treatment or reporting practices, except as required by GAAP or pursuant to Section 1.2.
(ci)Each Obligor shall not, and shall not permit any Subsidiary to, prior to the date that is ninety-one (91) days after the Maturity Date: (i) make any optional or voluntary repayment of the Term Loans unless the Payment Conditions are satisfied or (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, supplement, modification, waiver or other change to, any of the terms of the Term Loan Credit Agreement to (1) shorten or hasten the maturity date of the Term Loan Credit Agreement, (2) shorten or hasten the date scheduled for any principal payment thereunder, or (3) increase the amount of any required principal payment thereunder (or change the methodology by which any such principal amount is determined, unless the same shall have in all cases the effect of reducing the amount of any required principal payment thereunder or extending the date on which such required principal payment becomes due).
10.2.5 [Reserved].
10.2.6 Plans. Each Obligor shall not, and shall not permit any Subsidiary to, become a party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date, except where becoming such a party would not reasonably be expected to have a Material Adverse Effect.
10.2.7 Deposits in the TL Priority Collateral Account. Each Obligor shall not, and shall not permit any Subsidiary to, deposit any funds or other Property in, or credit any funds or other Property to, the TL Priority Collateral Account other than identifiable proceeds of Asset Dispositions of Term Priority Collateral, and identifiable proceeds of insurance resulting from casualty of the Term Priority Collateral and of awards arising from condemnation of the Term Priority Collateral.
10.2.8 Canadian Pension Plans. Obligors shall not become party to any Canadian Defined Benefit Plan, other than any in existence on the Closing Date. or maintain, contribute or have any liability in respect of, or acquire any Person that maintains, contributes or has any liability in respect of, a Canadian Pension Plan or Canadian Multi-Employer Plan or a Canadian Defined Benefit Plan during the term of this Agreement, except where becoming such a party would not reasonably be expected to have a Material Adverse Effect.
10.2.9Material Intellectual Property.    No Obligor shall, not shall any Obligor permit any Subsidiary (other than an Excluded Subsidiary) to, enter into any arrangement, directly or indirectly, with any Excluded Subsidiary whereby such Obligor or such Subsidiary shall sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), to an Excluded Subsidiary any Intellectual Property, whether now owned or hereafter acquired, that is material to the business of the Borrower and its Subsidiaries (other than Excluded Subsidiaries), taken as a whole.
10.3Financial Covenants. As long as any Commitments or Obligations are outstanding, Obligors shall:
10.3.1Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio as of the last day of each month for the 12-month period then ending of at least 1.00 to 1.00 while a Covenant Trigger Period is in effect, measured for the most recent period for which financial statements were delivered hereunder prior to the Covenant Trigger Period and as of the last day of each month for the 12-month period ending thereafter until the Covenant Trigger Period is no longer in effect.

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SECTION 11.EVENTS OF DEFAULT; REMEDIES ON DEFAULT
11.1Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(a)Any Borrower fails to pay principal on any Loan when due (whether at stated maturity, on demand, upon acceleration or otherwise), or any Borrower fails to pay any interest, fee or any other Obligation, and such failure continues unremedied for a period of three (3) Business Days;
(b)Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
(c)An Obligor (i) breaches or fail to perform any covenant contained in Section 7.2, 7.3, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.3, 10.1.3(a), 10.1.4, 10.2 or 10.3 or (ii) breaches or fail to perform any covenant contained in Section 10.1.1 or 10.1.2 and such breach or failure is not cured within seven Business Days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner,
(d)An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period;
(e)A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents (or any material provision thereof) or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);
(f)Any (i) failure of any Obligor to make any payment or (ii) other breach or default of an Obligor occurs under any instrument or agreement to which it is a party or by which it or any of its Properties is bound, in each case relating to any Material Debt, if, in the case of clause (ii), the maturity of, termination of or any payment with respect to such Material Debt may be accelerated, caused or demanded due to such breach;
(g)Any failure by any Obligor or any of its Subsidiaries to pay final judgments aggregating in excess of $25,000,000 (excluding amounts covered by insurance), which judgments are either (i) not paid within sixty (60) days after the date payment is due or (ii) not discharged or stayed for a period of sixty (60) days from the date of such judgment;
(h)An Insolvency Proceeding is commenced by an Obligor; an Obligor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; an Obligor shall make a general assignment for the benefit of creditors; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;
(i)An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that, when taken together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in a Lien or liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in an amount exceeding $10,000,000 in the aggregate, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

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(j)(i) A Termination Event shall occur or any Canadian Multi-Employer Plan shall be terminated, in each case, in circumstances which would result or could reasonably be expected to result in a Canadian Domiciled Obligor being required to make a contribution to or in respect of a Canadian Pension Plan or a Canadian Multi-Employer Plan or results in the appointment, by FSCO, of an administrator to wind up a Canadian Pension Plan, or (ii) any Canadian Domiciled Obligor is in default with respect to any required contributions to a Canadian Pension Plan, provided the events set forth in clauses (a) and (b), individually or in the aggregate, could reasonably be expected to result in liability to the Company and its Subsidiaries in excess of $1,000,000; or
(k)A Change of Control occurs.
11.1Remedies upon Default. If an Event of Default described in Section 11.1(h) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
(l)declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;
(m)terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;
(n)require Obligors to Cash Collateralize their LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if any Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and
(o)exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC, the PPSA or the Civil Code of Quebec. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.
11.2License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

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11.3Setoff. Subject to the terms of Section 12.5, at any time during an Event of Default, Agent, Issuing Banks, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against the Obligations, whether or not Agent, such Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Issuing Bank, each Lender and each such Affiliate under this Section  11.4 are in addition to other rights and remedies (including other rights of setoff) that such Person may have. Notwithstanding the forgoing, no Agent, Issuing Bank, Lender, or any Affiliate of the foregoing shall have a right of set off with respect to any debts or expenses incurred by any of them, respectively, with respect to any obligations which are U.S. Facility Obligations to the extent such debts or expenses are owed to Canadian Borrower or any Canadian Facility Guarantor that is not a U.S. Person.
11.4Remedies Cumulative; No Waiver.
11.5.1Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent, any Issuing Bank, the Lenders and any other Secured Party under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
11.5.2Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
SECTION 12.AGENT
12.1Appointment, Authority and Duties of Agents.
12.1.1Appointment and Authority.
(a)Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver, as Agent, each Loan Document, including the Intercreditor Agreement and any other intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone shall be authorized to determine eligibility and applicable advance rates under the Borrowing Base in accordance with the terms of this Agreement, whether to impose or release any reserve, or whether any conditions to

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funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment. In addition to the foregoing, each Secured Party hereby irrevocably authorizes Agent, at Agent’s option and discretion, to enter into, or amend, the Intercreditor Agreement (or similar agreements with the same or similar purpose) and any subordination or intercreditor agreement to effect the subordination of Liens to the Secured Obligations contemplated by Sections 10.2.1(e), (g), (h), (n) and, to the extent arising in connection with Debt of the type permitted by Sections 10.2.1(g) and (n), Section 10.2.1(m) as agent for and on its behalf in accordance with the terms specified in this Agreement. Any such Intercreditor Agreement or subordination or intercreditor agreement entered into by Agent on behalf of the Secured Parties shall be binding upon each Secured Party. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 13.3) and each other Secured Party hereby authorizes and directs Agent to enter into the Intercreditor Agreement and any such subordination and intercreditor agreement on behalf of such Secured Party and agrees that Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement and any such subordination or intercreditor agreement. Agent shall notify the Secured Parties of the effectiveness of the Intercreditor Agreement and any such subordination or intercreditor agreement when executed and shall provide a copy of the executed Intercreditor Agreement and any such subordination or intercreditor agreement to the Secured Parties as and when effective.
(b)Without limiting the powers of Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Obligor, each of the Secured Parties hereby irrevocably appoints and authorizes Agent and, to the extent necessary, ratifies the appointment and authorization of Agent, to act as the hypothecary representative of the present and future creditors as contemplated under Article 2692 of the Civil Code of Quebec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (i) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (ii) benefit from and be subject to all provisions hereof with respect to Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Obligors. Any person who becomes a Secured Party shall, by its execution of an Assignment and Acceptance Agreement, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of Agent pursuant to the provisions of this Section 12 also constitute the substitution of the Attorney.
12.1.2Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agents are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency (except as expressly set forth herein or therein), fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.
12.1.3Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
12.1.4Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders, Required Borrower Group Lenders, all Lenders or other Secured Parties with respect to any act (including the failure to act) in

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connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received any necessary instructions, consents or assurances from the Required Lenders or Required Borrower Group Lenders, as applicable, or to the extent required under Section 14.1.1, all Lenders and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders, Required Borrower Group Lenders or all Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders, Required Borrower Group Lenders or all Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject Agent Indemnitee to liability.
12.2Agreements Regarding Collateral, Guaranty and Borrower Materials.
12.2.1Lien Releases; Care of Collateral.
(c)U.S. Facility Secured Parties authorize Agent to release any Lien with respect to any U.S. Facility Collateral (i) upon Full Payment of the U.S. Facility Obligations; (ii) that is the subject of a disposition or Lien that Borrower Agent certifies in writing `is a disposition permitted pursuant to the terms of this Agreement or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (iii) that does not constitute a material part of the U.S. Facility Collateral; or (iv) subject to Section 14.1, with the consent of Required Borrower Group Lenders. U.S. Facility Secured Parties authorize Agent to subordinate its Liens with respect to the U.S. Facility Collateral to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any U.S. Facility Collateral exists or is owned by a U.S. Domiciled Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any U.S. Facility Collateral.
(d)Canadian Facility Secured Parties authorize Agent to release any Lien with respect to any Canadian Facility Collateral (i) upon Full Payment of the Canadian Facility Obligations; (ii) that is the subject of a disposition or Lien that Borrower Agent certifies in writing is a disposition permitted pursuant to the terms of this Agreement or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (iii) that does not constitute a material part of the Canadian Facility Collateral; or (iv) subject to Section 14.1, with the consent of Required Borrower Group Lenders. Canadian Facility Secured Parties authorize Agent to subordinate its Liens with respect to the Canadian Facility Collateral to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Canadian Facility Collateral exists or is owned by a Canadian Domiciled Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Canadian Facility Collateral.
12.2.2Possession of Collateral.
(e)Agent and U.S. Facility Secured Parties appoint each U.S. Lender as agent (for the benefit of U.S. Facility Secured Parties) for the purpose of perfecting Liens in any U.S. Facility Collateral held or controlled by such U.S. Lender, to the extent such Liens are perfected by possession or control. If any U.S. Lender obtains possession or control of any U.S. Facility Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such U.S. Facility Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.
(f)Agent and Canadian Facility Secured Parties appoint each Canadian Lender as agent (for the benefit of Canadian Facility Secured Parties) for the purpose of perfecting Liens in any Canadian Facility Collateral held or controlled by such Canadian Lender, to the extent such Liens are perfected by possession or control. If any Canadian Lender obtains possession or control of any Canadian Facility Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver

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such Canadian Facility Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.
(g)If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.
12.2.1Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.
12.2.2Release of Collateral and Guarantees, Termination of Loan Documents. Notwithstanding anything to the contrary contained herein or any other Loan Document, but subject to Section 4.6, when all Obligations (other than Secured Bank Product Obligations) have been paid in full, and all Commitments have terminated or expired, upon request of Company, Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Bank Product) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Bank Products. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
12.3Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.
12.4Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from Borrower Agent, Required Borrower Group Lenders or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party (other than Agent) agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders or Required Borrower Group Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.
12.5Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall

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forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. Notwithstanding anything to the contrary set forth in any Loan Document, no Lender shall set off against a Dominion Account without Agent’s prior consent.
12.6Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s Permitted Discretion, it may reserve for any Claims made against an Agent Indemnitee or an Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.
12.7Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents, Borrower Materials or Obligors. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents. Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (b) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
12.8Successor Agent.
12.8.1Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. If Agent is a Defaulting Lender under clause (d) of the definition thereof, Required Lenders may, to the extent permitted by Applicable Law, remove such Agent by written notice to Borrowers and Agent. Required Lenders may appoint a successor to replace the resigning or removed Agent, which successor shall be (a) a U.S. Lender or an Affiliate of a U.S. Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Event of Default exists) in the case of clauses (a) and (b), reasonably acceptable to Borrowers. If no successor agent is appointed prior to the effective date of Agent’s resignation or removal, then Agent may (in consultation with the Borrower Agent) appoint a successor agent that is a

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financial institution acceptable to it (which shall be a Lender unless no Lender accepts the role) or in the absence of such appointment, Required Lenders shall automatically on such date assume all rights and duties of Agent hereunder. Upon acceptance by any successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. On the effective date of its resignation or removal, the retiring or removed Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to actions taken or omitted to be taken by it (i) while Agent and (ii) after such resignation or removal for as long as the retiring or removed Agent continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Agent, including the indemnification set forth in Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.
12.8.2Co-Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of Agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.
12.9Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.
12.10Remittance of Payments and Collections.
12.10.1Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 1:00 p.m. on a Business Day, payment shall be made by Lender not later than 3:00 p.m. on such day, and if request is made after 1:00 p.m., (Local Time) then payment shall be made by 11:00 a.m. (Local Time) on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.
12.10.2Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Base Rate Revolver Loans. In no event shall Borrowers be entitled to credit for any interest paid by a Secured Party to Agent, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.

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12.10.3Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Agent to Obligations held by a Secured Party are later required to be returned by Agent pursuant to Applicable Law, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.
12.11Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders”, “Required Borrower Group Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.
12.12Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.
12.13Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 14.3.3 and 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.
12.14No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. Except as set forth in Section 12.2.1, 12.2.4, and 12.8 with respect to the Obligors, this Section 12 does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.
12.15Certain ERISA Matters.
12.15.1Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that at least one of the following is and will be true:
(h)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(i)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset

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managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(j) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(k)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
12.15.2In addition, unless either (1) sub-clause (a) in Section 12.15.1 is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (d) in Section 12.15.1, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
12.16Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Agent makes a payment hereunder in error to any Lender, Issuing Bank or Swingline Lender (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.
SECTION 13.BENEFIT OF AGREEMENT; ASSIGNMENTS
13.1Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Issuing Banks, Lenders, Secured Parties, and their respective successors and permitted assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
13.2Participations.
13.2.1Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender

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under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.7, 3.9 and 5.9 (subject to the requirements and limitations therein, including the requirements under Section 5.10 (it being understood that the documentation required under Section 5.10 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3; provided that a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to receive any greater payment under Section 3.7, 3.9 or 5.9 than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
13.2.2Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment (except in connection with a waiver of applicability of any post-default increase in interest rates), or releases any Borrower, Guarantor or substantially all Collateral (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation (unless such waiver would require the prior written consent of all Lenders or each affected Lender under Section 14.1.1 and directly and adversely affects such Participant), and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof).
13.2.3Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (including principal and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
13.2.4Benefit of Setoff. Obligors agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.
13.3Assignments.
13.3.1Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent in its discretion); (c) in the case of an assignment or transfer by a Canadian Lender there is a corresponding assignment or transfer by the related U.S. Lender (which may, in certain circumstances, be the same institution) to an Eligible Assignee (U.S. Lender) related to the Canadian assignee (Canadian Lender) (which may, in certain circumstances, be the same institution) of an amount

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which bears the same proportion to the related U.S. Lender’s Commitment as the amount assigned or transferred by the Canadian Lender bears to the Canadian Lender’s Commitment, and vice versa in the case of an assignment or transfer by a U.S. Lender) and (d) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.
13.3.2Effect; Effective Date. Upon delivery to Agent of a fully executed Assignment in the form of Exhibit A and a processing fee of $3,500 (unless otherwise agreed or waived by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder and (ii) the assigning Lender thereunder shall, to the extent that the rights and obligations here under have been assigned to the Eligible Assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 4.6) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto upon the effectiveness of such assignment); provided, anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for the surrender of any existing notes for cancellation and issuance of replacement and/or new notes, if applicable and requested. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.
13.3.3Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Assignment by a Defaulting Lender shall be effective only if there is concurrent satisfaction of all outstanding obligations of the Defaulting Lender under the Loan Documents in a manner satisfactory to Agent, including payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent) to satisfy all funding and payment liabilities of the Defaulting Lender. If assignment by a Defaulting Lender occurs (by operation of law or otherwise) without compliance with the foregoing sentence, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.
13.3.4Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, principal interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.
13.4Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders (or all Applicable Lenders) was required and Required Lenders (or Required Borrower Group Lenders holding the applicable Borrower Group Commitments) consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after such notice; provided, that in the case of any assignment pursuant to clause (c) above, such assignment will result in a reduction in such compensation or payments thereafter. Agent is irrevocably appointed as

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attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.
SECTION 14.MISCELLANEOUS
14.1Consents, Amendments and Waivers.
14.1.1Amendment. Subject to terms of Section 2.1.7, 2.1.8 and 2.1.9 no modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that
(a)without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;
(b)without the prior written consent of each U.S. Issuing Bank, no modification shall alter Section 2.2 or any other provision in a Loan Document that relates to any U.S. Letters of Credit or any rights, duties or discretion of any U.S. Issuing Bank and (ii) without the prior written consent of each Canadian Issuing, no modification shall alter Section 2.3 or any other provision in a Loan Document that relates to Canadian Letters of Credit or any rights, duties or discretion of such Canadian Issuing Bank;
(c)without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the U.S. Revolver Commitment Termination Date, the Canadian Revolver Commitment Termination Date or the Maturity Date; or (iv) amend this clause (c);
(d)without the prior written consent of (i) all Applicable Lenders (except any Defaulting Lender), no modification shall (A) waive the conditions precedent contained in Section 6.1; (B) alter Section 5.6.2 or 12.5; (C) change any provision of this Section 14.1.1(d) or (D) the definition of “Required Lenders” or “Required Borrower Group Lenders”, or any other provision hereof specifying the number or percentages of Lenders required to amend, waive or otherwise modify any rights hereunder or any other Loan Document or make any determination or grant any consent hereunder; (D) amend the definition of “U.S. Borrowing Base” or “Canadian Borrowing Base” (or any defined term used in any such definition) if the effect of such amendment is to increase borrowing availability; (E) increase the advance rates in the U.S. Borrowing Base or Canadian Borrowing Base or modify this Agreement in any way that would have the effect of increasing the advance rates in the U.S. Borrowing Base or Canadian Borrowing Base, in each case, beyond such advance rates then in effect; and (ii) all Lenders (except any Defaulting Lender) no modification shall release all or substantially all Collateral or all or substantially all of the value of the Guaranty; and
(e)without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.6.2.
14.1.2Limitations. Only the consent of the parties to any engagement letter or any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Agent, Issuing Banks or Lenders hereunder shall be effective only if in writing and only for the matter specified.
14.1.3[Reserved].
14.2Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON AND, IN ALL CASES, WHETHER OR NOT CAUSED OR

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ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE OR SOLE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim (a) that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result directly from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a material breach of the obligations of such Indemnitee under this Agreement or (b) arises out of or is in connection with any claim, litigation, loss or proceeding not involving an act or omission of any Borrower or any of its Affiliates and that is brought by an Indemnitee against another Indemnitee (other than against any Agent in its capacity as such); and Claims consisting of attorneys’ fees and expenses incurred by the Indemnitees will be limited to the reasonable and documented fees, disbursements and other charges of one firm of counsel to the Indemnitees taken as a whole, one Canadian firm of counsel to the Indemnitees taken as a whole and one firm of local counsel to the Indemnitees taken as a whole in each appropriate jurisdiction and, in the case of an actual or potential conflict of interest as determined by the affected Indemnitee Party, one additional counsel to such affected Indemnitee.
14.3Notices and Communications.
14.3.1Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 2.3, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.
14.3.2Communications. Electronic communications (including e-mail, messaging and websites) may be used only in a manner acceptable to Agent and only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents and matters permitted under Section 4.1.4. Secured Parties make no assurance as to the privacy or security of electronic communications. Telephone (except as expressly set forth in this Agreement) and voice mail shall not be effective notices under the Loan Documents.
14.3.3Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”). Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.

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14.3.4Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.
14.3.5Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Obligor.
14.4Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or, upon notice to Borrower Agent unless an Event of Default exists, do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) if an Event of Default is then continuing, enforce any Loan Documents or collect any Obligations; (b) if an Event of Default is then continuing, protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All reasonable and documented payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
14.5Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.
14.6Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
14.7Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
14.8Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns . Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. Any signature, contract formation or record-keeping through electronic means shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.
14.9Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

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14.10Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.
14.11No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligor and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document. Each Obligor hereby agrees that it will not claim that Agent, Lenders, their Affiliates or any arranger has rendered advisory services of any nature or owes any agency or fiduciary or similar duty to it in connection with any transaction contemplated by a Loan Document.
14.12Confidentiality. Each of Agent, Lenders and Issuing Banks shall maintain the confidentiality of all Information (as defined below), except that Information (including Information regarding Disqualified Institutions) may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; provided that unless specifically prohibited by Applicable Law, each of Agent and each Lender shall endeavor to notify the Borrowers (without any liability for a failure to so notify the Borrower) of any request made to such Lender or Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such Information prior to disclosure of such Information; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any enforcement action or proceeding or exercise of remedies relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 14.12 or (ii) is available to Agent, any Lender, any Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers’ logos, trademarks or product photographs approved by Borrower Agent in advertising materials; provided, however that such general information does not include any Information required to be kept confidential pursuant to this Section 14.12. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business. A Person required to maintain the confidentiality of Information pursuant to this Section 14.12 shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include

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material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.
14.13GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.
14.14Consent to Forum; Bail-In of Affected Financial Institutions.
14.14.1Forum. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE EXTENT IT MAY LEGALLY DO SO ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.
14.14.2Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
14.14.3Process Agent.
(f)Without prejudice to any other mode of service allowed under any Applicable Law, each Canadian Domiciled Obligor hereby irrevocably designates, appoints and empowers Dentons Canada LLP, Attention: Bill Gilliland, with offices on the date hereof at 1500, 850 – 2nd Street SW, Calgary AB T2P 0R8, as its designee, appointee and agent (in such capacity “Process Agent”) to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding arising out of or relating to this Agreement or any other Loan Document. Such service may be made by mailing or delivering a copy of such process to the applicable Canadian Domiciled Obligor, in care of the Process Agent (or any successor thereto, as the case may be) at such Process Agent’s above address (or the address of any successor thereto, as the case may be), and each Canadian Domiciled Obligor hereby irrevocably authorizes and directs the Process Agent (and any successor thereto) to accept such service on its behalf. If for any reason such designee, appointee and agent shall cease to be available to act as such, each Canadian Domiciled Obligor agrees to designate a new designee, appointee and agent in the State of New York on the terms and for the purposes of this provision reasonably satisfactory to Agent, and further shall at all times maintain an agent for service of process in the United States of America, so long as there shall be outstanding any Obligations. Borrower Agent shall give notice to Agent of any such appointment of successor agents for service of process, and shall obtain from each successor agent a letter of acceptance of appointment and promptly deliver the same to Agent.
(g)Each Canadian Domiciled Obligor agrees that failure by the Process Agent to notify such Canadian Domiciled Obligor of any process will not invalidate the proceedings concerned. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

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14.14.4Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority, and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an Affected Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
14.15Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent, each Issuing Bank and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any Loan Document, Obligation or Collateral, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against any party hereto on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto (which Agent, each Issuing Bank and each Lender hereby also waives); and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
14.16Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and other information as Agent, any Issuing Bank or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.
14.17Canadian Anti-Money Laundering Legislation. If Agent has ascertained the identity of any Canadian Domiciled Obligor or any authorized signatories of any Canadian Domiciled Obligor for the purposes of applicable Anti-Terrorism Law, then Agent:
(h)shall be deemed to have done so as an agent for each Canadian Lender, and this Agreement shall constitute a “written agreement” in such regard between each Canadian Lender and Agent within the meaning of the applicable Anti-Terrorism Law; and
(i)shall provide to each Canadian Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

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Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Canadian Lenders agrees that Agent has no obligation to ascertain the identity of the Canadian Domiciled Obligors or any authorized signatories of the Canadian Domiciled Obligors on behalf of any Canadian Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Domiciled Obligor or any such authorized signatory in doing so.
14.1Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
14.2NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
14.3Existing Loan Agreement.
14.20.1On the Closing Date, the Existing Loan Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Loan Agreement shall thereafter be of no further force and effect, except that the Borrowers, the Agent and the Lenders agree that (i) the incurrence by the Borrowers of “Obligations” under and as defined in the Existing Loan Agreement (whether or not such Obligations are contingent as of the Closing Date) shall continue to exist under and be evidenced by this Agreement and the other Loan Documents, (ii) the Borrowers shall pay any breakage costs incurred on the Closing Date under Section 3.9 of the Existing Loan Agreement, (iii) the Existing Loan Agreement shall continue to evidence the representations and warranties made by the Borrowers prior to the Closing Date, (iv) except as expressly stated herein or amended, amended and restated or otherwise modified, the other Loan Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Obligations, and (v) the Existing Loan Agreement shall continue to evidence any action or omission performed or required to be performed pursuant to the Existing Loan Agreement prior to the Closing Date (including any failure, prior to the Closing Date, to comply with the covenants contained in the Existing Loan Agreement). The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Loan Agreement existing prior to the Closing Date. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Loan Agreement or evidence payment of all or any portion of such obligations and liabilities.

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14.20.2The terms and conditions of this Agreement and the Agent’s, the Lenders’, Swingline Lenders’ and the Issuing Banks’ rights and remedies under this Agreement and the other Loan Documents shall apply to all of the Obligations incurred under the Existing Loan Agreement and the Letters of Credit issued thereunder.
14.20.3On and after the Closing Date, (i) all references to the Existing Loan Agreement (or to any amendment or any amendment and restatement thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Loan Agreement, as amended and restated hereby (as it may be further amended, modified or restated), (ii) all references to any section (or subsection) of the Existing Loan Agreement or in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement, (iii) except as the context otherwise provides, on or after the Closing Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Loan Agreement, as amended and restated hereby (as it may be further amended, modified or restated) and (iv) all Existing Letters of Credit shall be deemed issued and outstanding under this Agreement and will be governed as if issued under this Agreement.
14.20.4This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless specifically amended hereby or by any other Loan Document.
14.20.5The Lenders party to the Existing Loan Agreement have agreed among themselves to reallocate their respective Commitments (as defined in the Existing Loan Agreement) as contemplated by this Agreement. On the Closing Date and after giving effect to such reallocation and adjustment of the Commitments, the Commitments of each Lender shall be as set forth on Schedule 1.1(a) and Schedule 1.1(b) hereto and each Lender shall own its Pro Rata share of the outstanding Loans. The reallocation and adjustment to the Commitments of each Lender as contemplated by this Section 14.20 shall be deemed to have been consummated pursuant to the terms of an Assignment attached as Exhibit A hereto as if each of the Lenders had executed an Assignment with respect to such reallocation and adjustment. The Borrowers and the Agent hereby consent to such reallocation and adjustment of the Commitments. The Agent hereby waives the processing and recordation fee set forth in Section 13.3 with respect to the assignments and reallocations of the Commitments contemplated by this Section 14.20.
14.18Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Obligors, the Agent and each Credit Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Agent, Issuing Bank nor Swingline Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Agent, Issuing Bank and/or Swingline Lender has agreed to accept such Electronic Signature, the Agent and each of the Credit

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Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Obligor and/or any Credit Party without further verification and (b) upon the request of the Agent or any Credit Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.
Neither the Agent, Issuing Bank nor Swingline Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Agent’s, Issuing Bank’s or Swingline Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Agent, Issuing Bank and Swingline Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

EACH OF THE OBLIGORS AND EACH CREDIT PARTY HEREBY WAIVES (I) ANY ARGUMENT, DEFENSE OR RIGHT TO CONTEST THE LEGAL EFFECT, VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BASED SOLELY ON THE LACK OF PAPER ORIGINAL COPIES OF THIS AGREEMENT OR SUCH OTHER LOAN DOCUMENT AND (II) ANY CLAIM AGAINST THE AGENT AND EACH CREDIT PARTY FOR ANY LIABILITIES ARISING SOLELY FROM THE AGENT’S AND/OR ANY CREDIT PARTY’S RELIANCE ON OR USE OF ELECTRONIC SIGNATURES, INCLUDING ANY LIABILITIES ARISING AS A RESULT OF THE FAILURE OF THE OBLIGORS TO USE ANY AVAILABLE SECURITY MEASURES IN CONNECTION WITH THE EXECUTION, DELIVERY OR TRANSMISSION OF ANY ELECTRONIC SIGNATURE.

[Remainder of page intentionally left blank; signatures begin on following page]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.
U.S. BORROWERS:

DXP ENTERPRISES, INC.

By:
Title:

DXP HOLDINGS, INC.

By:
Title:

APO PUMPS & COMPRESSORS, LLC

By:
Title:

TOTAL EQUIPMENT COMPANY

By:
Title:

CARTER & VERPLANCK, LLC

By:
Title:

CISCO AIR SYSTEMS, INC.

By:
Title:

Address for Borrower Agent:

5301 Hollister
Houston, Texas 77040
Attn: []
Fax: []

[Signature Page to Amended and Restated Loan and Security Agreement]

U.S. FACILITY GUARANTORS:

PUMP-PMI, LLC
PMI OPERATING COMPANY, LTD.
PMI INVESTMENT, LLC
INTEGRATED FLOW SOLUTIONS, LLC
BEST EQUIPMENT SERVICE & SALES COMPANY, LLC
B27 RESOURCES, INC.
PUMPWORKS 610, LLC

By:
Title:

[Signature Page to Amended and Restated Loan and Security Agreement]

CANADIAN BORROWERS:

DXP CANADA ENTERPRISES LTD.

By:
Title:

INDUSTRIAL PARAMEDIC SERVICES LTD.

By:
Title:

HSE INTEGRATED LTD.

By:
Title:

NATIONAL PROCESS EQUIPMENT INC.

By:
Title:

[Signature Page to Amended and Restated Loan and Security Agreement]

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent and Lender

By:
Title:
Address:

    Attn:
    Fax:

[Signature Page to Amended and Restated Loan and Security Agreement]

BANK OF AMERICA, N.A.
(acting through its Canada Branch),
as a Lender

By:
Title: Vice President

Address: 181 Bay Street
Toronto, Ontario
M5J 2V8
Canada
Attn:
Facsimile: (312) 453-4041
[Signature Page to Amended and Restated Loan and Security Agreement]

    ,
as a Lender

By:
Title:
Address:

    Attn:
    Fax:

[Signature Page to Amended and Restated Loan and Security Agreement]

SCHEDULE 1.1(a)
to
Loan and Security Agreement
U.S. REVOLVER COMMITMENTS OF LENDERS

Lender	U.S. Revolver Commitment
Bank of America, N.A.	$102,941,176.00
Bank of Montreal, Chicago Branch	$22,058,824.00
TOTAL:	$125,000,000.00

US-DOCS\123034949.14

SCHEDULE 1.1(b)
to
Loan and Security Agreement
CANADIAN REVOLVER COMMITMENTS OF LENDERS

Lender	Canadian Revolver Commitment
Bank of America, N.A. (acting through its Canada branch)	$7,058,824
Bank of Montreal, Toronto Branch	$2,941,176
TOTAL:	$10,000,000.00

US-DOCS\123034949.14

SCHEDULE 1.1(d)
to
Loan and Security Agreement
U.S. ISSUING BANK’S SUBLINE

U.S. Issuing Bank	U.S. Issuing Bank’s Subline
Bank of America, N.A.	$50,000,000

TOTAL:	$50,000,000.00

US-DOCS\123034949.14

SCHEDULE 1.1(e)
to
Loan and Security Agreement
CANADIAN ISSUING BANK’S SUBLINE

Canadian Issuing Bank	Canadian Issuing Bank’s Subline
Bank of America, N.A. (acting through its Canada branch)	$5,000,000
TOTAL:	$5,000,000.00

US-DOCS\123034949.14